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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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Tractor Supply Company
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Notice of the 2021 Annual Meeting and 2021 Proxy Statement

Thursday, May 6, 2021, at 10:00 a.m. CT

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TRACTOR SUPPLY Co

MISSION

To work hard, have fun and make money by providing legendary service and great products at everyday low prices.

OUR CUSTOMER

We are committed to being an integral part of our customer's lives by being the most dependable Supplier of Out Here Lifestyle solutions.

OUR TEAM

We value a safe, respectful and inclusive work environment. We are focused on investing in the Team Member experience and building a diverse and high-performing Team with the critical skills and capabilities to support our growth.

OUR COMMUNITY

We support the communities in which we serve the Out Here Lifestyle through partnerships and sustainable practices.

OUR STAKEHOLDERS

VALUES

ETHICS

Do the "right thing" and always encourage others to do the right, honest & ethical things.

RESPECT

Treat others with the same consideration we expect for ourselves. Be a champion for diversity and inclusion.

BALANCE

Manage your time for both business and personal success.

WINNING ATTITUDE

Have a "can-do" attitude.
Be positive, upbeat and focused. We are winners!

COMMUNICATION

Share information, ask questions, listen effectively, speak thoughtfully and let ideas live.

DEVELOPMENT

Learn from each other. Teach, coach and listen.
Create an environment where everyone can be a "star."

TEAMWORK

Value different viewpoints. Execute the agreed-upon plans. Together, everyone achieves more!

CHANGE

Accept it. Embrace it. Initiate it.
Do everything better, faster and cheaper.

INITIATIVE

Seek opportunities. Use good judgement. Take intelligent risks. Drive speed to market. Champion ideas.

ACCOUNTABILITY

Know responsibilities. Live up to your commitments.

TSC TRACTOR SUPPLY Co

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5401 Virginia Way
Brentwood, Tennessee 37027
TractorSupply.com

To Our Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2021 Annual Meeting of Stockholders of Tractor Supply Company.  The meeting will be held in a virtual format on Thursday, May 6, 2021, beginning at 10:00 a.m. (Central Time). The meeting will be conducted via a live webcast at www.meetingcenter.io/215031089, where you will be able to vote electronically and submit questions during the meeting.

Tractor Supply Company, like many others, began 2020 with optimism for a new year and new decade, and January 2020 was my first month on the job as Tractor Supply’s new President and CEO. Our carefully laid plans were seemingly put on hold when, by March, the world began battling a global health crisis. As the year unfolded dictated by COVID-19, political and social justice crises, we chose to move to an offensive position and accelerate strategic investments in the Company’s culture, future performance and environmental, social, and governance initiatives.

Tractor Supply Company is committed to good corporate governance. Our Board of Directors has taken several actions in recent years to enhance our governance practices. We appreciate your support as we continue to work to implement initiatives that will positively impact the performance and long-term value of the business for the benefit of all stakeholders.

The following pages contain the formal Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the specific business to be considered and voted upon at the Annual Meeting.  The meeting will include a report on Tractor Supply Company's activities for the fiscal year ended December 26, 2020, and there will be an opportunity for comments and questions from stockholders. Whether or not you plan to attend the virtual meeting, it is important that you be represented and that your shares are voted.  After reviewing the Proxy Statement, I ask you to vote as described in the Proxy Statement as soon as possible.

I look forward to seeing you at the Annual Meeting.

Sincerely,
Harry A. Lawton III
President, Chief Executive Officer and Director
March 25, 2021

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 6, 2021
10:00 a.m. CT

The purpose of the annual meeting is to consider and take action on the following:

1.	To elect directors to serve a one-year term ending at the 2022 Annual Meeting of Stockholders;
2.	To ratify the re-appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2021;
3.	To act upon a proposal for a non-binding, advisory vote by the stockholders to approve the compensation of the named executive officers of the Company (“Say on Pay”);
4.	To act upon the stockholder proposal titled “Transition to Public Benefit Corporation”, if properly presented at the meeting; and
5.	To transact any other business as may be properly introduced at the 2021 Annual Meeting of Stockholders.

These matters are more fully described in the Proxy Statement accompanying this notice.

The Securities and Exchange Commission (“SEC”) rules allow us to furnish proxy materials to our stockholders on the Internet.  We are pleased to take advantage of these rules and believe that they enable us to provide our stockholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. This Proxy Statement and our fiscal 2020 Annual Report to Stockholders are available on our website at TractorSupply.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at www.envisionreports.com/TSCO, which does not utilize “cookies” that identify visitors to the site.

As stockholders of Tractor Supply Company, your vote is important. Whether or not you plan to attend the Annual Meeting, which is being held in a virtual format via a live webcast at www.meetingcenter.io/215031089, it is important that you vote as soon as possible to ensure that your shares are represented.

By Order of the Board of Directors,

Noni L. Ellison
Senior Vice President, General Counsel and Corporate Secretary
Brentwood, Tennessee
March 25, 2021

YOUR VOTE IS IMPORTANT. PLEASE VOTE BY TOLL-FREE TELEPHONE CALL, VIA THE INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING A PROXY CARD.

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Annual Meeting of Stockholders
To be Held May 6, 2021

Our Board of Directors (the “Board of Directors” or “Board”) has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this Proxy Statement in connection with the solicitation by our Board of proxies to be voted at our 2021 Annual Meeting of Stockholders (the “Meeting”), or at any adjournment thereof. The Meeting will be conducted in a virtual format via a live webcast at www.meetingcenter.io/215031089, on Thursday, May 6, 2021 at 10:00 a.m. Central Time.

We mailed our Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder entitled to vote at the Meeting on or about March 25, 2021.

General Information About the Meeting and Voting

Who may vote at the Meeting?
The Board has set March 9, 2021 as the record date for the Meeting. If you were the owner of Tractor Supply Company common stock, par value $.008 per share (“Common Stock”), at the close of business on March 9, 2021, you may vote at the Meeting. You are entitled to one vote for each share of Common Stock you held on the record date.

A list of stockholders entitled to vote at the Meeting will be open to examination by any stockholder for any purpose germane to the Meeting during normal business hours for a period of ten days before the Meeting at our Store Support Center located at 5401 Virginia Way, Brentwood, TN, 37027, and in an electronic format at the live webcast.

How many shares must be present to hold the Meeting?
A majority of our shares of Common Stock issued and outstanding as of the record date must be present at the Meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 116,200,561 shares of our Common Stock issued and outstanding. Your shares are counted as present at the Meeting if you are virtually present and vote electronically at the Meeting or properly submit your proxy prior to the Meeting.

How can I attend the Meeting?
We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose as it relates to the current, ongoing COVID-19 coronavirus pandemic. Therefore, the Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by a live webcast. No physical meeting will be held. You are entitled to participate in the Meeting only if you were a stockholder of the Company as of the close of business on March 9, 2021, or if you hold a valid proxy for the Meeting.

You will be able to attend the Meeting online and submit your questions during the Meeting by visiting www.meetingcenter.io/215031089. You also will be able to vote your shares electronically as part of the Meeting webcast.

To participate in the Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is TSCO2021.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

How do I register to attend the Meeting virtually on the Internet?
If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare Trust Company, N.A. (“Computershare”)), you do not need to register to attend the Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Meeting virtually on the Internet.

To register to attend the Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Tractor Supply Company holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 4:00 p.m., Central Time, on May 3, 2021.

You will receive a confirmation of your registration by email after we receive your registration materials.

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Requests for registration should be directed to the following:

By email
Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail
Computershare
Tractor Supply Company Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

What if I have trouble accessing the virtual Meeting?
The virtual Meeting platform is fully supported across browsers (e.g., MS Edge, Firefox, Chrome, and Safari) and devices (including computers, tablets, and cellphones) running the most updated version of applicable software and plugins. Please note that Internet Explorer is not currently supported. Participants should ensure that they have a reliable Internet connection whenever they intend to participate in the Meeting. Participants should allow time to log in and ensure that they can hear streaming audio prior to the start of the Meeting. We encourage you to access the Meeting prior to the start time. A link on the Meeting page will provide further assistance should you need it.

The online Meeting will begin promptly at 10:00 a.m., Central Time. We encourage you to access the Meeting prior to the start time leaving ample time for the check-in process. Please follow the registration instructions as outlined in this proxy statement. If you have difficulty accessing the Meeting, or if any technical difficulties arise during the Meeting, please call 1-888-724-2416 (toll-free) and 1-781-575-2748 (international) or the technical support number that will be posted on the log in page for our Meeting. On May 6, 2021, there will be technicians available to assist you beginning at 9:30 a.m., Central Time, with any difficulties.

Why am I being asked to review materials online?
Under rules adopted by the Securities and Exchange Commission (“SEC”), and in an effort to promote sustainability, we are furnishing proxy materials to our stockholders online rather than mailing printed copies of those materials to each stockholder. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials online. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

What am I voting on?
You will be voting on the following:

•The election of directors to serve a one-year term ending at the 2022 Annual Meeting of Stockholders;
•The ratification of the re-appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2021;
•The approval of the compensation of the named executive officers of the Company (“Say on Pay”);
•The stockholder proposal titled “Transition to Public Benefit Corporation”, if properly presented at the meeting; and
•Any other matters properly introduced at the Meeting.

We are not currently aware of any other business to be acted upon at the Meeting. If any other matters are properly submitted for consideration at the Meeting, including any proposal to adjourn the Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournment of the Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of Common Stock representing a majority of the shares present in attendance or by proxy at the Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Meeting.

How does the Board recommend that I vote?
The Board recommends that you vote:

•“FOR” the election of the director nominees named in this Proxy Statement;
•“FOR” the ratification of the re-appointment of Ernst & Young LLP as our independent registered public accounting firm;
•“FOR” the approval of the compensation of the named executive officers of the Company; and
•“AGAINST” the stockholder proposal titled “Transition to Public Benefit Corporation”, if properly presented at the meeting.

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How do I vote before the Meeting?
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered a stockholder of record with respect to those shares and the Notice has been sent directly to you by Computershare.  Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the Meeting, vote by one of the below methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide not to attend the Meeting.

If, like most stockholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee, rather than directly in your own name, you are considered the beneficial owner of shares, and the Notice is being forwarded to you. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the Meeting, vote by one of the below methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide not to attend the Meeting.

If you hold your shares through the Company’s 401(k) Plan, you will receive printed proxy materials by mail.  You may vote at the Meeting or by completing and mailing the paper proxy card included with the mailed proxy materials, via the Internet or by phone.

We encourage you to register your vote via the Internet. If you virtually attend the Meeting, you may also submit your vote virtually at the Meeting and any votes that you previously submitted – whether via the Internet, by phone or by mail – will be superseded by the vote that you cast virtually at the Meeting. To vote virtually at the Meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” as described above. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the Meeting, your shares will be voted at the Meeting in the manner set forth in this Proxy Statement or as otherwise specified by you.

You may vote via the Internet or by phone until 1:00 a.m. Central Time on May 6, 2021, otherwise Computershare must receive your paper proxy card before May 6, 2021.  If you hold your shares through the Company’s 401(k) Plan or Employee Stock Purchase Plan, you may vote via the Internet or by phone until 1:00 a.m. Central Time, on May 4, 2021, otherwise Computershare must receive your paper proxy card before May 4, 2021. You may also vote electronically at the virtual Meeting via the live webcast.

How do I vote at the Meeting?
If you are a registered stockholder as of the record date, you may vote your shares at the virtual Meeting using electronic voting options included as part of the live webcast. Registered stockholders may vote online during the Meeting by visiting www.meetingcenter.io/215031089, entering the control number found in your Notice, and following the on-screen instructions. To vote virtually at the Meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” as described above.

The online Meeting will begin promptly at 10:00 a.m., Central Time. We encourage you to access the Meeting prior to the start time leaving ample time for the check-in process. Please follow the registration instructions as outlined in this proxy statement. If you have difficulty accessing the Meeting, or if any technical difficulties arise during the Meeting, please call 1-888-724-2416 (toll-free) and 1-781-575-2748 (international) or the technical support number that will be posted on the log in page for our Meeting. On May 6, 2021, there will be technicians available to assist you beginning at 9:30 a.m., Central Time, with any difficulties.

You are entitled to virtually participate in the Meeting only if you are a stockholder as of the close of business on March 9, 2021, the record date, or hold a valid proxy for the meeting.

What vote is required to pass an item of business?
The holders of the majority of the issued and outstanding shares of Common Stock must be present in attendance, virtually, at the Meeting or represented by proxy for a quorum to be present at the Meeting.

A nominee will be elected to the Board at the Meeting if he or she receives the affirmative vote of a majority of the votes cast by the shares present at the Meeting or represented by proxy at the Meeting and entitled to vote. Pursuant to the Company’s Director Resignation Policy, each director nominee has submitted a conditional resignation to the Company which will be effective upon the director’s failure to receive the required majority vote at the Meeting. The Board will then consider the resignation and make a decision whether to accept or reject such resignation within sixty days of its receipt. See additional information regarding this policy and related process as further described under the heading “Director Resignation Policy” within “Item 1–Election of Directors”.

The ratification of the re-appointment of Ernst & Young LLP as our independent registered public accounting firm and the approval of the executive compensation of our named executive officers and the stockholder proposal titled “Transition to Public Benefit

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Corporation” will each be approved if it receives the affirmative vote of a majority of the shares present, either in attendance virtually or by proxy, at the Meeting and entitled to vote.

If you submit your proxy or attend the Meeting virtually, but choose to abstain from voting on any proposal, you will be considered present at the Meeting and not voting in favor of any proposal.  The proposal to be voted on with respect to the election of directors requires the favorable vote from a majority of the votes cast by the shares present and entitled to vote at the Meeting; abstaining and not voting on this proposal will not affect the outcome of this proposal. Since the proposals to be voted on with respect to (i) ratification of the re-appointment of Ernst & Young LLP as our independent registered public accounting firm, (ii) the advisory vote on executive compensation, and (iii) the vote on the stockholder proposal titled “Transition to Public Benefit Corporation” pass only if each proposal receives a favorable vote from a majority of shares present and entitled to vote at the Meeting, abstaining and not voting in favor of these proposals will have the same effect as if you had voted against the proposals.

Brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares.  If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.”  The election of directors, the approval of the compensation of the named executive officers, and the stockholder proposal titled “Transition to Public Benefit Corporation” are not routine matters, and a broker may not vote on these matters without receiving instructions.  The ratification of the re-appointment of Ernst & Young LLP as our independent registered public accounting firm is a routine matter, and brokers and nominees may vote on this matter without receiving instructions, however, for all other proposals, broker non-votes are not considered “present and entitled to vote,” and as such, broker non-votes will not affect the outcome of any such other proposals.

Unless you indicate otherwise, the persons named as your proxies will vote your shares (i) FOR all nominees for director, (ii) FOR the ratification of the re-appointment of Ernst & Young LLP as our independent registered public accounting firm, (iii) FOR the approval of the compensation of the named executive officers of the Company, and (iv) AGAINST the stockholder proposal titled “Transition to Public Benefit Corporation”, if properly presented at the meeting.

Who counts the votes?
The Company has asked Computershare to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or present virtually at the Meeting.

Can I revoke my proxy?
Yes.  You can revoke your proxy by:

•Filing written notice of revocation with our Corporate Secretary before the Meeting;
•Signing a proxy bearing a later date; or
•Voting at the Meeting using the electronic voting options during the live webcast.

Where can I find voting results of the Meeting?
We will publish final detailed voting results in a Form 8-K filed with the SEC at www.sec.gov within four business days following the Meeting.

Could developments regarding COVID-19 affect our Meeting?
We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose as it relates to the current, ongoing COVID-19 pandemic. Therefore, we intend to hold the Meeting in a virtual format via a live webcast. In the event that the logistics of our Meeting are further impacted by developments related to or stemming from this pandemic, we will announce such information as promptly as practicable. If such event occurs, we intend to take all reasonable steps necessary to inform our stockholders, intermediaries, and other market participants of such changes, including but not limited to, the issuance of a press release announcing such changes and the filing of such announcement with the SEC as definitive additional soliciting material. Please additionally monitor our website at TractorSupply.com for updated information. As always, we encourage you to vote your shares prior to the Meeting.

Who will bear the cost for soliciting votes at the Meeting?
We will bear all expenses in conjunction with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners.

The Company has retained Innisfree M&A, Inc. (“Innisfree”) to assist in the solicitation of proxies from brokerage firms, fiduciaries, custodians, and other similar organizations representing beneficial owners of shares for the Meeting. We have agreed to pay Innisfree a

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fee of approximately $30,000 plus out-of-pocket expenses. In addition to solicitations by mail, the proxy solicitor and the Company’s directors, officers, and employees, without additional compensation, may solicit proxies on the Company’s behalf in person, by phone, or by electronic communication.

Whom should I call with other questions?
If you have additional questions about this Proxy Statement or the Meeting, please contact:  Tractor Supply Company, 5401 Virginia Way, Brentwood, Tennessee 37027, Attention: Investor Relations Dept., Telephone: (615) 440-4000.

If you have difficulty accessing the Meeting, or if any technical difficulties arise during the Meeting, please call 1-888-724-2416 (toll-free) and 1-781-575-2748 (international) or the technical support number that will be posted on the log in page for our Meeting. On May 6, 2021, there will be technicians available to assist you beginning at 9:30 a.m., Central Time, with any difficulties.

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Item 1 – Election of Directors

Our Board nominees bring a variety of unique skills, qualifications, backgrounds and experiences that contribute to a well-balanced Board that we believe is uniquely positioned to effectively guide our strategy and oversee our operations in the rapidly-changing retail industry.

At Tractor Supply, we believe that an effective Board should be made up of individuals who collectively provide an appropriate balance of leadership and strategic skills, diverse perspectives and professional experiences which are relevant to our business and strategic goals. The Board, upon recommendation of its Corporate Governance and Nominating Committee (“Corporate Governance Committee”), selects potential candidates on the basis of their broad experience, outstanding achievement in their professional careers, wisdom, integrity, alignment with our values, understanding of the business environment, thorough appreciation for strong ethics and appropriate corporate governance. In addition, the Board takes into account their willingness to devote adequate time to Board duties and such other experience, attributes and skills that the Board deems essential for directors.

The Board also considers diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skill sets. The Board and the Corporate Governance Committee believe that it is important that directors represent diverse viewpoints and individual perspectives. In considering candidates, the Board considers the entirety of each candidate’s credentials in the context of these standards.

The Board also considers whether a potential candidate satisfies the independence and other requirements for service on the Board and its committees, as required by the listing standards of the Nasdaq Global Select Market (“Nasdaq”) and the SEC.

A stockholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary in writing with the supporting materials required pursuant to the provisions of our Bylaws relating to stockholder proposals as described in “Stockholder Nominations of Candidates for Board Membership,” below.

Director Experience, Skills and Background

Tractor Supply is committed to growing our business by being an integral part of our customers’ lives as the dependable supplier of "Out Here" lifestyle solutions, creating customer loyalty through personalized experiences, and providing convenience that our customers expect at anytime, anywhere, and in any way they choose. In selecting nominees for our Board, the Corporate Governance Committee evaluates the current composition of the Board and its committees and determines the most relevant skills and experience to provide effective oversight, support the needs of our business and implement our strategy.

We generally seek director candidates with experience, skills or background in one or more of the following areas:

LEADERSHIP

CEO / President Experience
We strive to maintain a Board with a wide range of leadership experience including service as a current or former CEO or President.

Public Company Directorship
We seek directors who hold either current or previous directorship positions with public companies.

STRATEGY

Retail
We seek directors who possess an understanding of operational and strategic issues facing large retail companies, including changing consumer behaviors.

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Technology / E-Commerce
We seek directors who can provide guidance based on their experiences with e-commerce and digital technologies to integrate the customer experience in-store and online.

Marketing / Brand Management
We seek directors with relevant experience in consumer marketing or brand management and an understanding of shifting customer dynamics and consumer preferences.

HR / Compensation
We seek directors with relevant experience in human resources or executive compensation who can provide guidance and oversight of our compensation program.

GOVERNANCE

Accounting / Finance
We seek directors who have experience with finance and financial reporting processes due to the importance our company places on accurate financial reporting, controls and compliance.

Regulatory / Legal
Our business requires compliance with a variety of regulatory requirements across a number of jurisdictions. We seek directors who have legal and risk management expertise.

Corporate Governance
We seek directors who have experience with corporate governance and managing board strategies and practices that align with best practices and our strategic values.

DIVERSITY

Board Diversity
Diversity and inclusion are values ingrained in our culture and essential to our business. We believe that a board comprised of directors with diverse backgrounds, unique skill sets and experiences, and individual perspectives improves the discussions and decision-making process, which contributes to overall Board effectiveness.

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The chart below identifies the balance of skills and qualifications each director nominee brings to the Board. We believe the combination of the skills and qualifications shown below demonstrates how our Board is well positioned to provide effective oversight and strategic advice to our management.

	LEADERSHIP		STRATEGY				GOVERNANCE

DIRECTOR	CEO/ President Experience	Public Company Directorship	Retail	Technology/ E-Commerce	Marketing/ Brand Management	HR/ Compensation	Accounting/ Finance	Regulatory/ Legal	Corporate Governance
Cynthia T. Jamison		●	●				●		●
Joy Brown				●	●	●
Ricardo Cardenas	●		●	●	●		●
Denise L. Jackson						●		●	●
Thomas A. Kingsbury	●	●	●	●	●
Ramkumar Krishnan	●		●	●	●
Edna K. Morris	●	●	●		●	●
Mark J. Weikel	●		●	●	●		●
Harry A. Lawton III	●	●	●	●	●
TOTAL	6	4	7	6	7	3	3	1	2

Our Board Nominee Highlights
Tenure		Age		Diversity
0-4 Years: 5 Directors	●●●●●	≤60 Years: 5 Directors	●●●●●	Women: 4 Directors	●●●●
5-9 Years: 2 Directors	●●	≥61 Years: 4 Directors	●●●●	Minority: 3 Directors	●●●
10+ Years: 2 Directors	●●
Average: 7 Years		Average: 57 Years

Our directors are elected at each annual meeting and hold office until the next annual meeting or the election of their respective successors.  All nominees are presently directors of the Company. All directors were elected by the Company's stockholders at the 2020 Annual Meeting, with the exception of Joy Brown, who was appointed to the Board subsequent to the 2020 Annual Meeting. The Board has the authority under our Bylaws to fill vacancies and to increase or decrease its size between annual meetings. From time to time, the Corporate Governance Committee engages executive search firms to assist in identifying individuals qualified to be Board members. Ms. Brown was recommended as a director nominee by an independent third-party search firm retained to help identify and evaluate potential director nominees.

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Nominees for Directors

The Board, upon recommendation of its Corporate Governance Committee, has nominated each of the directors named below for election at the Meeting.  Such individuals were selected based on their broad experience, wisdom, integrity, alignment with our values, understanding of the business environment, thorough appreciation for strong ethics and appropriate corporate governance, and their willingness to devote adequate time to Board duties.  The experience, qualifications, attributes, and skills that led the Corporate Governance Committee to conclude that each person should be nominated to serve as a director are discussed in more detail below. The nominees included below are each standing for election for one of the nine positions on our Board. Each of the nominees are standing for re-election, with the exception of Ms. Brown, who was appointed to the Board in January 2021. Ms. Brown’s initial appointment to our Board was considered upon recommendation as a director nominee by an independent third-party search firm retained to help identify and evaluate potential director nominees.

If a nominee becomes unwilling or unable to serve, which is not expected, the proxies will be voted for a substitute person designated by the Board upon the recommendation of the Corporate Governance Committee.

The following sets forth certain information concerning the director nominees for the Board of Directors of the Company:

Cynthia T. Jamison Chairman of the Board

Biography

Ms. Jamison has served as Chairman of our Board since 2014, after having previously served as Lead Independent Director of the Company from 2010 to 2014. Her previous positions on our Board also include Audit Committee Chair, Compensation Committee Chair and Corporate Governance Chair. Ms. Jamison previously served as Chief Financial Officer or Chief Operating Officer of several companies during her tenure from 1999 to 2009 at Tatum, LLC, an executive services firm. From 2005 to 2009, she led the CFO Services practice at Tatum, LLC and was a member of the firm’s Operating Committee. After retiring from Tatum, LLC, Ms. Jamison subsequently served as Chief Financial Officer of AquaSpy, Inc. from 2009 to 2012. Since her retirement from AquaSpy, Inc, Ms. Jamison has been serving as a professional director. Beginning in January 2019, Ms. Jamison currently serves as a Board Member of the Financial Accounting Standards Advisory Council. Past directorships include: B&G Foods, Inc. from 2004 until 2015 (Audit Committee Chair), Caribe Media, Inc. from 2011 until 2013 (Chairman of the Board), Horizon Organic Holdings from 2001 until 2003.

Skills & Expertise

Ms. Jamison brings extensive financial and accounting experience, including public company reporting, as well as expertise in strategic planning, capitalization and corporate governance gained from her years as a chief financial officer and audit committee chairman for several companies. Ms. Jamison brings unique insights from her experience in executive and board leadership positions and her service on the boards of directors of a variety of public and private companies, including several other retailers, as well as her service as an audit committee financial expert. Her significant experience in executive and board leadership positions as well as deep financial and public company expertise strengthens the Board’s collective knowledge and understanding of corporate governance and financial matters.

Joined the Board: 2002 Age: 61

Public Company Directorship
Retail
Accounting / Finance	Board Committees	Other Current Company Directorships
Corporate Governance	•Attends all committee meetings held by the Board	•Office Depot; August 2013 (Audit Committee Chair) •Darden Restaurants, Inc.; October 2014 (Audit Committee Chair) •Big Lots, Inc.; May 2015 (Corporate Governance Chair)

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Joy Brown Director

Biography

Ms. Brown serves as Chief Data Officer for Verizon Media Group since September 2020. Previously, Ms. Brown served as the Vice President of Card Technology for Capital One from February 2019 until September 2020. She also served as Vice President of Analytic Technology for UnitedHealth Group’s technology and service division, OptumInsight from 2015 until 2018. Ms. Brown also served in various executive leadership positions with Vanguard from 2007 until 2015.

Skills & Expertise

Ms. Brown brings more than 20 years of experience in leadership positions for large-scale technology organizations across multiple industries. Ms. Brown has unique expertise transforming how businesses embrace data and change through innovative digital technology and customer-centered advanced analytics. Our Board benefits from Ms. Brown’s insights and experience as we continue to invest in capabilities that create stockholder value and drive sustainable long-term growth.

Joined the Board: 2021 Age: 42
Technology / E-Commerce	Board Committees	Other Current Company Directorships
Marketing / Brand Management	•Audit	•None
HR / Compensation

Ricardo Cardenas Director

Biography

Mr. Cardenas serves as President and Chief Operating Officer for Darden Restaurants, Inc. since 2021. In this role, he is responsible for all restaurant operations, international, supply chain, and restaurant development. Prior to this role, he served as Senior Vice President, Chief Financial Officer for Darden since 2016. Mr. Cardenas has served in a number of roles of increasing responsibility with Darden, including Senior Vice President, Finance, Strategy and Technology/Chief Strategy Officer from 2014 to 2016; Senior Vice President then Executive Vice President, Operations – LongHorn Steakhouse from 2012 to 2014 and Senior Vice President, Finance – Red Lobster from 2009 to 2012. He began his career with Darden as an hourly employee in 1984, before joining the restaurant support center team in 1992 as an auditor. Mr. Cardenas also spent three years as a strategy consultant for Bain & Company and The Parthenon Group.

Skills & Expertise

Mr. Cardenas brings more than 25 years of experience in finance, accounting, corporate strategy, information technology, and general management to the Board. As a certified public accountant with experience in a variety of financial and accounting positions, including his prior service as the chief financial officer of a publicly traded company, Mr. Cardenas has considerable financial expertise and has been designated as an audit committee financial expert. He also brings expertise in strategy development, data analytics and acquisitions. His extensive and broad-based experience deepens the Board’s understanding of consumer brands, technology, and financial matters.

Joined the Board: 2019 Age: 53
CEO / President Experience
Retail
Technology / E-Commerce
Marketing / Brand Management	Board Committees	Other Current Company Directorships
Accounting / Finance	•Audit (Chair) •Corporate Governance and Nominating	•None

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Denise L. Jackson Director

Biography

Ms. Jackson serves as Chief Legal Officer and Corporate Secretary for AMN Healthcare Services, Inc. since 2000. Previously, Ms. Jackson served as Vice President and Senior Counsel of The Mills Corporation (acquired by Simon Property Group in 2007) from 1995 to 2000. Previous board experience includes PipelineRx from 2013 until 2018 (Compensation Committee Chair).

Skills & Expertise

With over 20 years of experience as the chief legal officer and secretary of a publicly traded company, Ms. Jackson has considerable expertise in corporate governance, legal, compliance, risk management, and government affairs. Ms. Jackson also has experience in strategy, mergers and acquisitions, and executive compensation. Our Board benefits from Ms. Jackson’s senior leadership experience at AMN Healthcare Services, the nation’s largest healthcare total talent solutions company. At AMN Healthcare, Ms. Jackson serves on the Information Security Committee, and as an executive sponsor of the Diversity and Inclusion Program and leads AMN Healthcare Services’ Corporate Social Responsibility efforts. Her knowledge and senior leadership experience broadens our Board’s collective capabilities.

Joined the Board: 2018 Age: 56
HR / Compensation
Regulatory / Legal	Board Committees	Other Current Company Directorships
Corporate Governance	•Corporate Governance and Nominating (Chair) •Audit	•None

Thomas A. Kingsbury Director

Biography

Mr. Kingsbury served as President and Chief Executive Officer and member of the Board of Directors of Burlington Stores, Inc. from December 2008 until his retirement in September 2019. He also served as Chairman of the Board for Burlington Stores from 2014 until September 2019 when he began serving as Executive Chairman until February 2020. Previously, Mr. Kingsbury served as Senior Executive Vice President of Information Services, E-Commerce, Marketing and Business Development of Kohl’s Corporation from August 2006 to December 2008. Prior to that, Mr. Kingsbury also held various management positions with The May Department Stores Company commencing in 1976, including President and Chief Executive Officer of the Filene’s division from 2000 to 2006.

Skills & Expertise

Mr. Kingsbury brings valuable perspectives and unique insights developed from more than 40 years of experience in the retail industry, providing him with a comprehensive understanding of customer dynamics and shifting consumer preferences. Through various management roles, Mr. Kingsbury has had responsibility for a wide range of functional business areas including operations, information services, e-commerce, merchandising, marketing and business development. His broad-based retail experience and extensive experience in senior leadership positions, including his service as president and chief executive officer and chairman of a publicly traded retail company, strengthens the Board’s collective knowledge and understanding of the retail industry.

Joined the Board: 2017 Age: 68
CEO / President Experience
Public Company Directorship
Retail
Technology / E-Commerce	Board Committees	Other Current Company Directorships
Marketing / Brand Management	•Compensation •Corporate Governance and Nominating	•BJ’s Wholesale Club; February 2020 •Big Lots, Inc.; April 2020

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Ramkumar Krishnan Director

Biography

Mr. Krishnan serves as Chief Executive Officer, Asia Pacific and Global Chief Commercial Officer for PepsiCo since June 2019. Previously, Mr. Krishnan served as President of Greater China Region for PepsiCo from 2017 until 2019. Mr. Krishnan also served as President Chief Customer Officer and SVP/General Manager of Global Sales for PepsiCo from 2016 to 2017. Mr. Krishnan served as Senior Vice President and Chief Marketing Officer of Frito-Lay (a division of PepsiCo) from 2014 to 2016. Prior to that, Mr. Krishnan served as Senior Vice President of Brand Marketing of Frito-Lay in 2013. He served as Vice President of PepsiCo Global Brands from 2011 to 2013. Previously, Mr. Krishnan held various other positions with Frito-Lay from 2006 to 2011. Mr. Krishnan served as Senior Brand Manager for General Motors Cadillac Division 2000 to 2006.

Skills & Expertise

With experience as a marketing executive for one of the world’s leading consumer products companies, Mr. Krishnan brings modern marketing skills in mobile, digital, social, e-commerce, and brand management. Mr. Krishnan also brings a unique perspective as the former Chief Customer Officer for PepsiCo’s global product portfolio for one of the world’s leading retailers and possesses an extensive understanding of the retail industry, customer dynamics, and shifting consumer preferences. Our Board benefits from Mr. Krishnan’s expertise in e-commerce and omni-channel strategy and execution and customer relationship management, all of which are directly relevant to the Company’s strategy.

Joined the Board: 2016 Age: 50
CEO / President Experience
Retail
Technology / E-Commerce	Board Committees	Other Current Company Directorships
Marketing / Brand Management	•Compensation	•None

Edna K. Morris Director

Biography

Ms. Morris serves as Chief Executive Officer of Range Restaurant Group since 2008 and as Senior Advisor to the Food Retail and Restaurants Group of PJ SOLOMON since 2018. Previously, Ms. Morris served as Managing Director of Axum Capital Partners from 2012 to 2019 and led various restaurant groups and organizations, serving as President of Blue Coral Seafood & Spirits, the James Beard Foundation, Red Lobster and Quincy’s from 1996 to 2006. Prior to that, Ms. Morris was Executive Vice President Human Resources for Hardee’s Food Systems and Advantica Restaurant Group from 1987 to 1997. Ms. Morris also worked with Cummins Engine Company for six years. Previous board experience includes Cosi Inc. (Compensation chair, Nominating/Governance member), Einstein Noah (Nominating /Governance chair; Compensation member), and as a member of the Board of Trustees for the Culinary Institute of America. Ms. Morris was the founding chair of the Women’s Foodservice Forum and participates in numerous programs with the National Association of Corporate Directors.

Skills & Expertise

Ms. Morris brings over 40 years of executive leadership experience in restaurant and investment organizations of various sizes and types, in different growth stages, and with wide ranging corporate cultures, business models, and leadership styles. In these roles, Ms. Morris has successfully led strategy and brand positioning work, process improvement initiatives, operational implementations, acquisition planning, enterprise wide cultural and change initiatives, effective succession/ development processes, and compensation philosophy and programs that align with strategy and are linked to performance. Her significant experience in leading multi-location, consumer-facing brands, human resources, executive compensation matters, and understanding of the relationship between high performance and respectful cultures provides unique insights and expertise to our Board.

Joined the Board: 2004 Age: 69
CEO / President Experience
Public Company Directorship
Retail
Marketing / Brand Management	Board Committees	Other Current Company Directorships
HR / Compensation	•Compensation (Chair)	•Wild Wing Cafe; January 2012 •Back Yard Burgers; July 2017 •Black Box Intelligence; February 2019

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Mark J. Weikel Director

Biography

Mr. Weikel served as President and Chief Executive Officer of Retail Optical North America at Luxottica Group SpA from January 2013 to March 2014 and Senior Business Advisor from March 2014 to December 2014. Mr. Weikel was President and General Manager for Lenscrafters at Luxottica Group SpA from January 2011 until January 2013. Mr. Weikel joined Luxottica in February 2010 as Senior Vice President and General Manager of Sunglass Hut North America. Prior to joining Luxottica, Mr. Weikel was Chief Operating Officer of Lord & Taylor from 2007 to 2008. He held a variety of leadership roles including Chief Operating Officer and President at Victoria's Secret, from 2003 to 2007. Before that, he held a variety of leadership roles with the May Department Stores Company, including Chief Financial Officer and Chairman for Foley's Department Stores. His past directorships include: The Gymboree Corporation from November 2014 to September 2017, 2020 On-site Optometry, Inc. from December 2015 to January 2017, and Visionworks, Inc. from December 2017 to November 2019.

Skills & Expertise

Mr. Weikel brings years of executive leadership and financial experience to our Board with expertise in corporate strategy development and execution. Additionally, his broad-based experience as a chairman, chief executive officer, president, and chief operating officer of various retailers gives him an in-depth understanding of the retail industry, including customer dynamics, shifting consumer preferences, and e-commerce. His extensive retail experience and financial expertise enhances the Board’s understanding of the retail industry and financial matters.

Joined the Board: 2014 Age: 65

CEO / President Experience
Retail
Technology / E-Commerce
Marketing / Brand Management	Board Committees	Other Current Company Directorships
Accounting / Finance	•Audit •Compensation	•None

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Harry A. Lawton III President, Chief Executive Officer, and Director

Biography

Mr. Lawton was appointed as President and Chief Executive Officer of the Company on January 13, 2020. Mr. Lawton served as President of Macy’s Inc. from September 2017 to December 2019. From May 2015 to September 2017, Mr. Lawton served as Senior Vice President, North America at eBay, Inc. Mr. Lawton previously held a number of leadership positions at Home Depot, Inc. from 2005 to 2015, including Senior Vice President of Merchandising and head of Home Depot’s online business. Since January 2019, Mr. Lawton has served as a director of Sealed Air Corporation and previously served as a director of Buffalo Wild Wings, Inc. from October 2016 to February 2018.

Skills & Expertise

Mr. Lawton brings to our Company proven experience and leadership developed across numerous disciplines within the retail industry. He has served as an executive for several of the world’s largest publicly-traded retail companies with an expertise in e-commerce, merchandising, marketing, operations, technology, and consumer insights and analytics. With over 15 years of experience in the retail industry, Mr. Lawton has previously served as President of Macy’s, Inc. where he was responsible for all aspects of the Macy’s brand, Senior Vice President, North America at eBay, Inc. where his responsibilities included merchandising, marketing, and operations, and a number of leadership positions at Home Depot, Inc., including Senior Vice President of Merchandising and head of their online business. With his expansive experience in the retail industry, Mr. Lawton has established himself as the appropriate leader to build on the Company’s success and lead the Company in its next stage of growth and development.

Joined the Board: 2020 Age: 46

CEO / President Experience
Public Company Directorship
Retail
Technology / E-Commerce
Marketing / Brand Management	Board Committees	Other Current Company Directorships
	•None	•Sealed Air Corp; January 2019

Director Resignation Policy

The Company has adopted a director resignation policy which provides that each director shall submit a conditional offer of resignation effective if, in an uncontested election, a director fails to receive a majority of shares voting in the election of directors.  Should that occur, the Corporate Governance Committee, or in certain circumstances the Board or a special committee thereof, will consider the resignation and will recommend to the Board whether to accept or reject the tendered resignation, considering factors deemed relevant by the Corporate Governance Committee including the reasons why stockholders withheld votes for election of the director, the qualifications of the director, and his or her contributions to the Company.  The Board will then consider the Corporate Governance Committee’s recommendation and all factors it deems relevant and make a decision whether to accept or reject such resignation effective within 60 days following receipt of the Corporate Governance Committee’s recommendation.  The Company will disclose the Board’s decision in a Current Report on Form 8-K filed with the SEC within 90 days following certification of the stockholder vote.

Vote Required

A nominee will be elected to the Board of Directors at the Meeting if he or she receives the affirmative vote of a majority of the votes cast by the shares present at the Meeting or represented by proxy at the Meeting and entitled to vote. If you abstain from voting on this proposal, your abstention will not affect the outcome of this proposal. Broker non-votes are not considered “present and entitled to vote,” and as such, broker non-votes will not affect the outcome of this proposal.

FOR	The Board unanimously recommends that the stockholders of the Company vote “FOR” the election of each of the nominees.

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Compensation of Directors

The Compensation Committee has the responsibility to review compensation for the Company’s directors periodically and recommend changes, as appropriate, to the full Board.  For the 2020-2021 term, the Board approved the following retainer fees for non-employee directors.

Independent Chairman (1)	$175,000
Board Retainer	85,000
Audit Committee Chair (2)	20,000
Audit Committee Member	17,000
Compensation Committee Chair (2)	15,000
Compensation Committee Member	10,000
Corporate Governance and Nominating Committee Chair (2)	10,000
Corporate Governance and Nominating Committee Member	10,000

(1) The Independent Chairman is entitled to a flat retainer and does not receive additional board or committee retainer fees.
(2) Committee Chair positions are entitled to both the Committee Chair retainer fee and the Committee Member retainer fee.

The annual retainers are due and paid quarterly in cash. Directors may elect for retainer fees to be paid in the form of shares of the Company’s Common Stock in lieu of cash, pursuant to the Company’s Directors Stock Election Plan, which is described below in further detail. The Company also reimburses all directors for out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.

Each of the directors participates in the Company’s stock incentive plan under which restricted stock units (“RSUs”) are granted to each non-employee director annually upon election or re-election.  Directors who are also employees of the Company, like Messrs. Lawton and Sandfort were in 2020, receive no additional compensation for serving on the Board or any committee thereof. In 2020, grants of RSUs valued on the date of grant at approximately $140,000 were made to non-employee directors other than the independent chairman, and the independent chairman was granted RSUs valued on the grant date at approximately $200,000. No stock options were granted.  All RSU awards granted to non-employee directors are made at the commencement of the new director term and vest on the one-year anniversary of the grant date.  Except to the extent necessary to comply with our director stock ownership guidelines, there are no holding period requirements after the RSUs are issued. See “Corporate Governance - Director Stock Ownership Guidelines” for more information about this requirement. Receipt of RSUs can be irrevocably deferred until the end of such director's service on the Board or such other date as the director elects.

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The following table provides compensation information for the fiscal year ended December 26, 2020, for each individual who served as a member of our Board during such period, other than Mr. Sandfort and Mr. Lawton, whose compensation is reflected in the “2020 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	All Other Compensation	Total
Ricardo Cardenas	$124,802	$139,998	$—	$264,800
Denise L. Jackson	$122,000	$139,998	$—	$261,998
Cynthia T. Jamison	$175,000	$199,938	$—	$374,938
Thomas A. Kingsbury	$105,000	$139,998	$—	$244,998
Ramkumar Krishnan	$95,000	$139,998	$—	$234,998
George MacKenzie (3)	$112,000	$139,998	$—	$251,998
Edna K. Morris	$110,000	$139,998	$—	$249,998
Mark J. Weikel	$112,000	$139,998	$—	$251,998

(1) Each of our directors that served in 2020 received an annual award of RSUs.  This column reflects the aggregate grant date fair value of those RSU awards.  Such awards vest on the one-year anniversary of the grant date, with the related expense recognized ratably.

(2) The aggregate number of underlying shares for stock awards outstanding at fiscal year-end for each director was as follows:

Name	Number of Vested Deferred RSU Awards	Number of Unvested RSU Awards
Ricardo Cardenas	—	1,350
Denise L. Jackson	3,326	1,350
Cynthia T. Jamison	17,841	1,928
Thomas A. Kingsbury	1,916	1,350
Ramkumar Krishnan	1,916	1,350
George MacKenzie	3,756	1,350
Edna K. Morris	4,996	1,350
Mark J. Weikel	—	1,350

(3) Mr. MacKenzie is not standing for re-election; as a result, his term on the Board will end on May 6, 2021.

In 2021, the Board adopted the Tractor Supply Company Directors Stock Election Plan to provide a mechanism for non-employee directors of the Company to elect to cause fifty-percent or all of the cash compensation otherwise payable by the Company to such non-employee directors to be paid in the form of shares of the Company’s Common Stock in lieu of cash, in accordance with the 2018 Plan. Additionally, the Tractor Supply Company Directors Stock Election Plan allows for non-employee directors who elect to receive Common Stock in lieu of cash to irrevocably elect to defer the payment of the Common Stock to either (i) the date of the non-employee director’s termination of service from the Company’s Board; or (ii) a date specified by the non-employee director.

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Board Meetings and Committees

The Board held four regular quarterly meetings and two additional meetings during 2020. During fiscal 2020, each incumbent director attended at least 75% of the aggregate of (i) the total number of Board meetings (held during the period for which he or she has been a director) and (ii) the total number of meetings held by all Board committees on which he or she served (during the period that he or she served).

Standing Committees of the Board
Committee	Members	Functions and Additional Information	Number of Meetings During Fiscal 2020
Audit	Ricardo Cardenas (1)(2) Joy Brown (3) George MacKenzie (4) Denise L. Jackson Mark J. Weikel	•Oversees financial reporting, policies, procedures and internal controls of the Company •Appoints the independent registered public accounting firm •Evaluates the general scope of the annual audit and approves all fees paid to the independent registered public accounting firm •Oversees and directs the scope of internal audit activities •Reviews the annual operating plan, capital budget and the multi-year strategic plan •Reviews capital structure and strategies and credit facilities •Oversees the Company’s cybersecurity and disaster recovery programs	12
Compensation	Edna K. Morris (1) Thomas A. Kingsbury Ramkumar Krishnan Mark J. Weikel	•Reviews and approves compensation of directors and executive officers •Reviews and approves grants of equity-based awards to officers pursuant to stock incentive plans •Reviews compensation and benefit plan changes •Reviews the Compensation Discussion and Analysis and compensation-related disclosures •Oversees and approves the succession planning process for executives •Oversees initiatives related to diversity, equality and inclusion	8
Corporate Governance and Nominating	Denise L. Jackson (1) Ricardo Cardenas Thomas A. Kingsbury	•Develops, sets and maintains corporate governance standards •Reviews and recommends committee chairpersons and members •Evaluates the effectiveness of the Board process and committee activities •Makes recommendations for nominees for director •Evaluates qualifications and recommends to the Board new candidates for director positions •Oversees the stockholder engagement program relating to corporate social responsibility, including governance, environmental stewardship and social issues	11
(1)  Committee chairperson.
(2) Mr. Cardenas was appointed as the Audit Committee chairperson on May 7, 2020.
(3) Ms. Brown was appointed to the Audit Committee on January 14, 2021.
(4) Mr. MacKenzie served as the Audit Committee chairperson until May 7, 2020.

The Board has determined that each member of the Company’s Audit Committee, Compensation Committee, and Corporate Governance Committee is an independent director within the meaning of the listing standards of Nasdaq. Further, there are no transactions in which any director nominee has an interest requiring disclosure under Item 404(a) of Regulation S-K.  In addition, the Board has determined that Mr. Cardenas, the chair of the Audit Committee, and Mr. Weikel are qualified as audit committee financial experts within the meaning of SEC regulations and the listing standards of Nasdaq.  The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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Responsibilities of the Compensation Committee

The Compensation Committee has been given the responsibility to assist the Board in the discharge of its fiduciary duties with respect to the compensation of the executives of the Company, including the executive officers named in the 2020 Summary Compensation Table in this Proxy Statement (the “Named Executive Officers”), as well as oversight of talent development and succession planning.  The Compensation Committee is also responsible for overseeing all of the Company’s equity-based plans as well as its retirement and other benefit plans.  It periodically reviews and approves compensation and equity-based plans and makes its recommendations to the Board with respect to these areas.

The Compensation Committee’s members are each (i) independent as defined under the listing standards of Nasdaq, and (ii) a non-employee director for purposes of Section 16b-3 of the Exchange Act.

As part of the duties set forth in its charter, the Compensation Committee, among other things, establishes compensation systems that support the Company’s business strategy. The Compensation Committee periodically reviews the Company’s philosophy regarding executive and director compensation. On an annual basis, the Compensation Committee reviews market data to assess the Company’s competitive position with respect to the elements of the Company’s compensation and policies relating to fair and equitable pay practices. The Compensation Committee reports to the Board on its activities.

To assist the Compensation Committee in establishing compensation for the Company’s executive management and directors for 2020, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) as an independent third-party consultant.  The Compensation Committee determined the scope of Pearl Meyer's assignment and worked directly with Pearl Meyer.  Pearl Meyer also worked with management on a limited basis under the Compensation Committee’s direction.  Pearl Meyer did not recommend any compensation programs or payment amounts; rather, they were engaged to provide data and analysis with respect to compensation paid by the Company and the companies in its peer group as discussed in “Compensation Discussion and Analysis.”  Pearl Meyer did not provide any services other than these executive and director compensation services for the Company in fiscal 2020.

The Compensation Committee sets performance goals and objectives for the Chief Executive Officer and the other executive officers. The Compensation Committee reviews the performance and compensation of the Chief Executive Officer and, with input from other advisors, if appropriate, establishes the Chief Executive Officer’s compensation level, including equity-based awards.  For the remaining Named Executive Officers, the Human Resources leader, who serves as the management liaison to the Compensation Committee, consults with the Chief Executive Officer and, using the data provided by the consultant, makes recommendations to the Committee as to each individual’s base compensation and equity-based awards.  All decisions with respect to executive and director compensation are approved by the Compensation Committee and reported to, or approved by, the full Board.

The agenda for meetings of the Compensation Committee is determined by its Chairperson with input from the Company’s General Counsel and Human Resources leadership.  Compensation Committee meetings are regularly attended by the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel and Human Resources leadership, but the Compensation Committee also meets in executive session at each meeting.  Pearl Meyer and the Company’s human resources department support the Compensation Committee in its duties, and certain officers, including the Chief Executive Officer, Chief Financial Officer, General Counsel and Human Resources leadership, may be delegated authority to fulfill certain administrative duties regarding compensation programs.

Corporate Governance
General

We believe that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders.  During the past year, we have continued to review our corporate governance policies and practices and compared them to those suggested by various authorities in corporate governance and the practices of other public companies.  We also consider the rules of the SEC and the listing standards of Nasdaq.

Our Board has adopted Corporate Governance Guidelines, which outline the composition, operations, and responsibilities of the Board.  Our Board also conducts an annual review of its charters for the Company’s Audit Committee, Compensation Committee, and Corporate Governance Committee. You may access our Corporate Governance Guidelines and current committee charters under the “Governance” tab of the Investor Relations section of our website at TractorSupply.com. Information provided on our website is not part of this proxy statement and is not intended to be incorporated by reference herein.

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Director Independence and Board Operations

Our Corporate Governance Guidelines require that a majority of our Board consists of independent directors within the meaning of the listing standards of Nasdaq.  The Board has determined that each of the following directors is an “independent director” within the meaning of the listing standards of Nasdaq:

Joy Brown	Cynthia T. Jamison	George MacKenzie (1)
Ricardo Cardenas	Thomas A. Kingsbury	Edna K. Morris
Denise L. Jackson	Ramkumar Krishnan	Mark J. Weikel

(1) Pursuant to the Company’s Director Retirement Policy, Mr. MacKenzie is not standing for re-election.
Effective January 1, 2014, Cynthia T. Jamison became the Chairman of the Board. Prior to this appointment, Ms. Jamison had served as the Board's Lead Independent Director since 2010, and she has served on the Company's Board since 2002. The Board determined it was in the best interest of the Company to appoint Ms. Jamison, an independent director, as Chairman due to her financial and senior leadership experience, her governance experience and her financial expertise.
Our Chairman, in consultation with the Chief Executive Officer and each of the committee chairpersons, proposes the agenda for the Board meetings. Directors receive the agenda and supporting information in advance of the meetings. Directors may raise other matters to be included in the agenda or at the meetings. Our Chief Executive Officer and other members of executive management make presentations on a variety of operational and strategic topics to the Board at the meetings, and a substantial portion of the meeting time is devoted to the Board’s discussion of these presentations. Executive sessions for independent directors are scheduled at each regularly scheduled Board meeting.
Directors have regular access to executive management. They may also seek independent, outside advice and shall have authority to appropriate funds to retain such advisors as such committees may deem appropriate. The Board has established three standing committees so that certain areas can be addressed in more depth than might be possible at a full Board meeting. Committee assignments are reassessed annually.

Board, Committee and Individual Director Assessment Process

The Corporate Governance Committee has the responsibility for administering an annual performance review process for the Board. The Corporate Governance Committee has established a rigorous and thorough annual assessment process that includes the completion of written assessments and one-on-one interviews of all directors by the Chairman of the Board. All directors complete a written assessment of the performance of the full Board and its committees, as well as a self/peer assessment in which directors are assessed individually. The directors also complete written assessments of the performance of the Chairman of the Board and the Chief Executive Officer. Additionally, senior management completes an annual written assessment of the Board. To encourage directors and senior management to be candid in their assessments, results are aggregated so that assessments and comments are not attributed to individuals. Each director receives a personalized assessment report that shows his or her individual performance compared with his or her peers as well as the full Board assessment results. The Chairman of the Board also reviews the assessment results with the full Board and meets individually with the Chief Executive Officer to review his performance. In addition, each committee conducts a self-assessment on an annual basis by having committee members complete a written assessment of the committee’s performance. The chair of each committee shares the results of this process with committee members. The Board also provides an orientation program for new directors and education opportunities for continuing directors.

Director Candidates

The Corporate Governance Committee, which is comprised solely of independent directors, considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders.  The Corporate Governance Committee may also utilize director search firms to identify potential director candidates. A stockholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary in writing with the supporting materials required pursuant to the provisions of our Bylaws relating to stockholder proposals as described in “Stockholder Nominations of Candidates for Board Membership,” below.

Once the Corporate Governance Committee has identified a prospective nominee, an initial determination is made as to whether to conduct a full evaluation of the candidate.  This initial determination is based on whatever information is provided to the Corporate Governance Committee with the recommendation of the prospective candidate, as well as the Corporate Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.  The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size

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of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below.  The Corporate Governance Committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, including:

•Personal characteristics:
–highest personal and professional ethics, integrity and values that align with our Company;
–an inquiring and independent mind; and
–practical wisdom and mature judgment.
•Expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained.
•Broad training and experience at the policy-making level in business, government, or education.
•Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership.
•Commitment to serve on the Board over a period of several years to develop knowledge about our principal operations.
•Willingness to represent the best interests of all stockholders and objectively appraise management performance.
•Involvement only in activities or interests that do not create a conflict with the director’s responsibilities to the Company and its stockholders.

The Corporate Governance Committee also considers diversity, such as diversity of gender, race and national origin, age, education, professional experience, and differences in viewpoints and skills. The Corporate Governance Committee is committed to actively seeking highly qualified women and individuals from minority groups to include in the pool from which Board nominees are selected. The Board and the Corporate Governance Committee believe that it is important that the Board members represent diverse viewpoints. In considering candidates for the Board, the Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. The Corporate Governance Committee implements these criteria, including diversity, by considering the information about the nominee provided by the proponent, the nominee, third parties and other sources. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered. In addition, the Board assesses the diversity of its members and nominees as part of an annual performance evaluation by considering, among other factors, diversity in gender, race and national origin, age, education, professional experience, and differences in viewpoints and skills.

The Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for specialized expertise and board leadership experience, and the evaluations of other prospective nominees.  In connection with this evaluation, the Corporate Governance Committee determines whether to interview the prospective nominee, and if warranted, prospective nominees are interviewed by members of the Corporate Governance Committee and other members of the Board. All members of the Board are given the opportunity to interview prospective nominees. After completing this evaluation and interview, the Corporate Governance Committee makes a recommendation to the full Board regarding the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Corporate Governance Committee.

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Corporate Governance Practices

Our corporate governance practices are currently in line with the Investor Stewardship Group Corporate Governance Principles for U.S. Listed Companies.

Principle 1: Boards are accountable to shareholders		Principle 2: Shareholders should be entitled to voting rights in proportion to their economic interest		Principle 3: Boards should be responsive to shareholders and be proactive in order to understand their perspectives
✓	Annual election of directors	✓	One-share, one-vote standard	✓	Proactive engagement with stockholders
✓
Majority voting standard for uncontested director elections – director nominees submit conditional resignations which will be effective and sent to the Board for consideration upon failure to receive the required majority vote at the annual meeting
				✓	Strong sustainability, stewardship and purpose-driven orientation of Board and management team towards creating value
				✓	Engaged and responsive Board
✓	Market-standard proxy access right for stockholders
✓	Comprehensive disclosure of corporate governance and Board practices

Principle 4: Boards should have strong, independent leadership structure		Principle 5: Boards should adopt structures and practices that enhance their effectiveness		Principle 6: Boards should develop management incentive structures that are aligned with the long-term strategy of the company
✓	Independent Chairman of the Board	✓	Directors have a diverse mix of direct industry experience and skills relevant to the Company’s strategy	✓	Compensation Committee identifies annual and long-term performance goals that underpin the Company’s long-term strategy
✓	Independent chairs of key Board committees
		✓	Robust board oversight of risk and strategy	✓	Compensation Committee actively reviews and evaluates compensation and benefit plans
		✓	Board committees are independent
		✓	9 of 10 directors are independent
		✓	4 of 10 directors are women
		✓	3 of 10 directors are minorities
		✓	Annual performance review process for the Board and committees
		✓	Board evaluation process and Director Retirement Policy promotes Board refreshment

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Risk Oversight and Management

The Board is actively engaged in overseeing the Company’s risk management process, which is designed to identify and assess strategic, financial, and operational risks with the potential to have sustained impact on the Company. The Board exercises its oversight, both as a whole Board and through its standing committees. The Board, Board committees, and management coordinate the risk oversight role in a manner that serves the long-term strategic interests of our Company and stockholders through periodic reporting and open lines of communication. Additionally, the Board reviews the Company’s long-term strategic initiatives and operating risks as a part of its regular discussion of the Company’s strategy and operating results.

The standing committees of the Board perform separate functions to support the overall risk oversight and assessment process of the Company. The Audit Committee focuses on financial and enterprise risk exposures, including internal controls and cybersecurity, and discusses with management, the internal auditors, and the independent registered public accounting firm, the Company’s policies with respect to risk assessment and risk management, including the risk of fraud. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance and ethics programs, including compliance with legal and regulatory requirements, and the Company’s Code of Ethics. The Corporate Governance Committee oversees the major risks and mitigation activities related to its area of responsibility, i.e., director elections and corporate governance practices, as well as corporate social responsibility including environmental stewardship and social issues. The Compensation Committee oversees executive compensation programs and policies, including the design, performance measures, and ranges in incentive plans and performs an annual risk assessment of existing compensation policies and programs. The Compensation Committee is also responsible for talent development and succession planning.

Company management is charged with adequately identifying material risks that the Company faces in a timely manner; implementing management strategies that are responsive to the Company’s risk profile and specific material risk exposures; evaluating risk and risk management with respect to business decision-making throughout the Company; and efficiently and promptly transmitting relevant risk-related information to the Board or appropriate committee, so as to enable them to conduct appropriate risk management oversight.

The Audit Committee maintains oversight of the Company’s cybersecurity risk through regular updates from management including the status of ongoing projects to strengthen our efforts against cybersecurity events. The Audit Committee reviews risks relevant to cybersecurity and existing controls in place to mitigate the risk of cybersecurity incidents. Additionally, in conjunction with the Company’s enterprise risk management process, management also maintains an information and operation technology risk management program, which analyzes emerging cybersecurity threats as well as the Company’s plans and strategies to address the related risks. The Company annually engages third-party experts to assess compliance with the PCI-DSS standard, for which the Company most recently received an attestation of compliance in October 2020. The Company also conducts a biennial independent security program audit. The most recently completed audit, from February through April 2019, audited the Company’s Cybersecurity and Data Privacy programs against the NIST Cybersecurity Framework and the EU General Data Protection Regulation. On schedule, an external auditor has been hired to perform a new audit beginning in April 2021. This audit will include an evaluation of the Company’s cloud security posture for the first time. The Company also has an established security awareness program, which includes mandatory annual training for employees with access to Company email as well as periodic testing to help ensure the training is effective. In addition, all employees have access to an array of training materials distributed throughout the Company and phishing simulation training is provided to employees throughout the year. The Company has a defined incident management and event monitoring program to continuously address threats to the environment and follows a structured plan to report issues of concern and ensure compliance with regulatory requirements and also consider opportunities for improvement. With respect to internal reporting and escalation protocols, incident severity levels are defined with applicable reporting steps including reporting to executive leadership and the Board.

Corporate Responsibility and Stewardship

Environmental, social, and governance (“ESG”) issues are important to the Company and are of increasing importance to many investors. The Company’s culture and mission support a commitment to giving back to the communities where our customers and team members live. Additionally, the Company recognizes the importance of being good stewards of the land and our natural resources so that our children and future generations will have the same opportunities we enjoy today. We call our sustainability program “Stewardship” and view our Stewardship Program as a process of continuous improvement as we look for ways to become more efficient, eliminate waste, and reduce our impact on the environment and otherwise have positive impacts (or reduce negative impacts) on our broader stakeholders.

With the goal of continuous improvement, our historical commitment to sustainability has expanded over time to focus on broader ESG issues. While combating the health and racial justice crises of 2020, the Company increased transparency and disclosure on its commitment to racial equality, community giving and governance practices for long-term stockholder value creation.

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On a periodic basis, the Company prepares and produces a report describing our Company’s progress and initiatives regarding sustainability and other ESG matters. In December 2018, we announced a goal to reduce carbon emissions from our facilities by 25% by 2025 from our 2015 baseline as part of the Company's Stewardship Program. In December 2020, we announced that we had reached this goal five years early. Additionally in 2020, we released our inaugural report in response to the Task Force on Climate-related Financial Disclosures (“TCFD”), and we announced our commitment to increasing our level of renewable energy purchased for electric consumption, and announced that the Company is partnering with various utility companies to purchase solar energy for select store locations and to participate in community solar programs. We intend to continue to review evolving practices, reporting and disclosure approaches to these matters. To view the most recent report regarding the Company’s stewardship efforts, please visit tscstewardshipreport.com. Information provided on our website is not part of this proxy statement and is not intended to be incorporated by reference herein.

Our Corporate Governance Committee is empowered to oversee the Company’s stockholder engagement program as it relates to corporate social responsibility matters, including governance, environmental stewardship and social issues, and to consider related feedback and recommendations on these matters that may be provided to us.

Human Capital

We have determined that a primary function of the Board includes oversight of policies and practices related to talent recruitment, retention, engagement and succession as well as diversity, equality and inclusion initiatives and have empowered our Compensation Committee to support the Board on such matters, including as to overseeing the Company’s people programs related to its diversity, equality and inclusion initiatives and other matters.

With respect to broader human capital management strategies and priorities, we believe that our team members are the foundation of our business and that their hard work drives our success. Our Mission and Values are included at the beginning of this proxy statement. As a result of our commitment to our team members, we were recognized by the Great Place to Work Institute as a "Great Place to Work-Certified" company. Our Board, including through its committees, oversees our corporate culture and team member-related matters, including our people programs, policies and practices as mentioned above. In addition to our diversity, equity and inclusion initiatives, some of our key human capital management-related actions in 2020 included placing the health and safety of our team members and customers as the highest priority; implementing a range of COVID-19 related actions and benefits; improving team member engagement and turnover metrics in the face of a challenging environment; creating a long-term human resources strategy, including the Team Member Experience, Growing our Talent, and Wellbeing and Performance programs, and the inaugural Diversity, Equity and Inclusion strategy and completing Organizational Effectiveness assessments to drive efficiencies and allow for investment in new capabilities.

As of December 26, 2020, we employed approximately 20,000 full-time and 21,000 part-time Tractor Supply team members. Our store operations are organized into regions, each of which is led by a regional vice president. The region is further organized into districts, each of which is led by a district manager. We have two internal advisory boards, one comprised of store managers and the other comprised of district managers. These groups bring a grassroots perspective to operational initiatives and generate chain-wide endorsement of proposed best-practice solutions. We encourage a promote-from-within environment when internal resources permit. We also provide internal leadership development programs designed to prepare our high-potential team members for greater responsibility. Our current team of district managers and store managers have an average tenure of approximately nine and six years, respectively. We believe internal promotions, coupled with the hiring of individuals with previous retail experience, will provide the management structure necessary to support our long-term strategic growth initiatives.

We seek to hire store team members who live and appreciate the "Out Here" lifestyle, including those with farming and ranching backgrounds, with particular emphasis on general maintenance, equine, and welding. We endeavor to staff our stores with courteous, highly motivated team members and devote considerable resources to training store team members, often in cooperation with our vendors. Our training programs include:

•A thorough on-boarding process to prepare new team members for their new role;
•Productive workplace environment training that is intended to educate team members on Company policies and procedures covering topics such as harassment, discrimination, and retaliation;
•Diversity and Inclusion training which is intended to advance a diverse and inclusive culture built on our core value of Respect, to foster different perspectives, ideas and innovative thinking;
•New store opening training that prepares our store managers to open new stores to Company standards;
•A management training program which covers all aspects of our store operations, delivering superior service, and managing the team member experience;
•Structured training on customer service and selling skills;
•Online product knowledge training produced in conjunction with key vendors;

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•Leadership development programs that prepare leaders to expand their current contributions; and
•An annual store manager meeting with vendor product presentations.

COVID-19 Response

The Company has been and continues to closely monitor the impact of the COVID-19 pandemic on all facets of our business. This includes the impact on our team members, customers, suppliers, vendors, business partners, and supply chain networks. The health and safety of our team members and customers are the primary concerns of our management team. We have taken and continue to take numerous actions to promote health and safety, including, providing personal protective equipment to our team members, establishing mask protocols in our facilities, rolling out additional functionality to support contactless shopping experiences, adding services for cleaning and sanitation in our stores and distribution centers, hiring additional team members to assist in promoting social distancing and cleaning actions in our stores, and implementing remote work plans at our store support center.

Additionally, we have taken significant actions to support our team members during this pandemic including COVID-19 paid medical leave, 100% coverage of COVID-19 testing and treatment under our medical plan, and the payment of incremental appreciation bonuses for frontline team members of approximately $44 million in fiscal 2020. Effective June 28, 2020, we implemented permanent wage increases for all of our hourly team members in our stores and distribution centers of a minimum of $1 per hour and are now providing a new benefit package for part-time team members, including medical, vision and dental coverage, behavioral health services, paid sick time and life insurance. As part of strengthening our culture and alignment to the broader workforce, we have also implemented annual restricted stock unit grants to more than 2,000 frontline salaried managers in our stores and distribution centers.

Diversity, Equity and Inclusion

The Company is committed to the principles of diversity, equity and inclusion. We have built a strong and diverse team by purposefully seeking highly qualified diverse candidates with different backgrounds, perspectives, ideas and skill sets. As we move forward, we are working to implement new diversity, equity and inclusion initiatives that will result in an even more diverse team across the entire company.

We are committed to providing a diverse and inclusive culture supported by our Mission and Values where we respectfully foster different perspectives, ideas and innovative thinking. We know that together we are better, and we believe in the authenticity our team members bring to work every day. By focusing on our team members, we know that our customers and communities will be well served. Diversity and inclusion play a key role in moving our business forward. Our workforce is approximately 51% male and 49% female. Minorities comprise approximately 17% of our workforce. Women serve in several key leadership roles including Executive Vice President, Chief Human Resources Officer, Senior Vice President, General Counsel and Corporate Secretary, Senior Vice President of Investor Relations and Public Relations, Senior Vice President of Marketing and Senior Vice President of E-Commerce. We have taken several steps over the past 18 months to further enhance our diversity including the hiring of a diversity, equity and inclusion officer, Company-wide training, formation of a diversity, equity and inclusion council composed of executive leaders and establishment of numerous team member engagement groups supporting the development, community involvement and allyship within our Company. We will continue to build on these initiatives to enhance our culture of respect and teamwork across our organization.

Communications with Members of the Board

Stockholders interested in communicating directly with members of our Board may do so by writing to our Corporate Secretary, c/o Tractor Supply Company, 5401 Virginia Way, Brentwood, Tennessee 37027, or by emailing board@tractorsupply.com.  As set forth in our Corporate Governance Guidelines, our Corporate Secretary reviews all such correspondence and regularly forwards correspondence that deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires their attention.  Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence.  Concerns relating to accounting, internal controls, or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Member Attendance at Annual Meeting

We strongly encourage each member of the Board to attend our Annual Meeting of Stockholders. All of our then current directors attended the 2020 Annual Meeting.

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Director Stock Ownership Guidelines

Each non-employee member of the Board is expected to acquire, within five years of joining the Board, and continue to hold, shares of the Company’s Common Stock having an aggregate market value which equals or exceeds a factor of 5x the director’s annual cash retainer.  Once the target beneficial ownership level is achieved by a director, that director will not be required to acquire any additional shares in the event the stock price decreases, provided the underlying number of shares remain held by the director.

The Compensation Committee evaluates compliance with this policy annually.  The Compensation Committee and the Board, in their sole discretion, may waive or extend the time for compliance with this policy.  Factors which may be considered include, but are not limited to, non-compliance due to limitations on ability to purchase resulting from blackout periods and the personal financial resources of the director. There is a five-year transition period to allow individuals to become compliant with the policy. All of the Company’s directors currently meet this standard or are within the period for initial compliance.

Director Retirement Policy

The Corporate Governance Committee reviews each director's continuation on the Board as his or her term approaches expiration in making its recommendation to the Board concerning his or her nomination for re-election as a director. Pursuant to the Company’s director retirement policy, a director may not stand for re-election after his or her 72nd birthday.

Compensation Committee Interlocks and Insider Participation

Ms. Morris, Mr. Kingsbury, Mr. Krishnan, and Mr. Weikel served on the Compensation Committee of the Board during 2020. There are no, and during 2020 there were no, interlocking relationships between any officers of the Company and any entity whose directors or officers serve on the Compensation Committee, nor did any of our current or past officers or employees serve on the Compensation Committee during 2020.

Political Contributions and Trade Associations

The Board has adopted a policy prohibiting the use of corporate resources to make direct or indirect contributions to political candidates, political parties or political committees.

The Company, like many businesses, belongs to industry or trade associations that may engage in lobbying activities to support initiatives relevant to our business and the retail industry. The aggregate amount of membership dues paid to industry or trade associations in 2020 was approximately $275,000, of which approximately 42 percent was used for non-deductible lobbying and political expenditures based on information obtained from these organizations. The total payments to these organizations represented approximately 0.003 percent of the Company’s fiscal 2020 annual sales.

A report on the Company’s memberships in, and contributions to, industry and trade associations is prepared and presented to the Company’s Corporate Governance Committee. The report is updated semi-annually and is available on the Company’s website.

Proxy Access

The Company’s Bylaws include proxy access provisions. These provisions permit a stockholder, or a group of up to twenty stockholders, owning continuously for at least three years at least three percent of the Company’s outstanding Common Stock, to nominate and include in the Company’s proxy materials, director nominees constituting the greater of two individuals or 20% of the Board, provided that the stockholder(s) and nominee(s) meet the requirements specified in our Bylaws.

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Item 2 – Ratification of Re-Appointment of Independent Registered Public Accounting Firm

General Information

The Audit Committee has re-appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for fiscal 2021 and audit internal controls at December 25, 2021.  Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2001 and served as such for fiscal 2020.  At the Meeting, the stockholders are being asked to ratify the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2021.

Stockholder ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by the Bylaws or otherwise; however, the Board is submitting the re-appointment of Ernst & Young LLP to the stockholders for ratification.  If the stockholders fail to ratify the Audit Committee’s re-appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP as the Company’s independent registered public accounting firm.  In addition, even if the stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.

Representatives of Ernst & Young LLP are expected to attend the Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

Fees Paid to Independent Registered Public Accounting Firm

Fees billed by the Company’s independent registered public accounting firm for the last two fiscal years were as follows:

	2020	2019
Audit fees	$1,321,864	$1,196,268
Audit related fees	—	—
Tax fees (1)	15,000	66,867
All other fees (2)	1,505	2,000

(1)Amounts reflect fees incurred for research, filing and other permissible tax services.
(2)Amounts reflect license fees for online research tools.

All services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm.  These policies provide that we will not engage our independent registered public accounting firm to render any services unless the service is specifically approved in advance by the Audit Committee.

From time to time, the Audit Committee may pre-approve specific types of services that are expected to be provided by our independent registered public accounting firm during the next 12 months.  Any such pre-approval is detailed as to the particular services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee’s practice is to consider for approval, at its regularly scheduled quarterly meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm.  In certain limited situations, the chairperson of the Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services or, if in the chairperson’s judgment it is considered appropriate, to call a special meeting of the Audit Committee for that purpose.

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Vote Required

The ratification of the re-appointment of Ernst & Young LLP as our independent registered public accounting firm will be approved if it receives the affirmative vote of a majority of the shares present, either in attendance or by proxy, at the Meeting and entitled to vote. If you abstain from voting on this proposal, your abstention will have the same effect as a vote against the proposal. Brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of shares on this proposal.

FOR

The Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to ratify the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

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Report of the Audit Committee

The Company’s Audit Committee consists of five directors.  The Board has adopted a charter that governs the Audit Committee.  The Audit Committee charter can be found in the Investor Relations section of the Company’s website at TractorSupply.com.  The members of the Audit Committee are Ricardo Cardenas (Chairperson), Joy Brown, Denise L. Jackson, George MacKenzie, and Mark J. Weikel, and each is “independent” as defined by the listing standards of Nasdaq and applicable SEC regulations.  In addition, the Board has determined that Mr. Cardenas and Mr. Weikel are qualified as audit committee financial experts within the meaning of SEC regulations and the listing standards of Nasdaq. Pursuant to the Company’s Director Retirement Policy, Mr. MacKenzie is not standing for re-election and his term on the Board will end on May 6, 2021.

Company management is primarily responsible for the Company’s financial statements and financial reporting process, including assessing the effectiveness of the Company’s internal control over financial reporting.  Ernst & Young LLP, the Company’s independent registered public accounting firm for fiscal 2020, is responsible for planning and carrying out annual audits and quarterly reviews of the Company’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board (United States), expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles, and auditing and reporting on the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee monitors and oversees these processes and is responsible for the appointment, compensation, and oversight of the Company’s independent registered public accounting firm.  The Company also has an internal audit department that is actively involved in examining and evaluating internal controls and the effectiveness of the Company’s budgeting, financial, operational, and information systems activities and reports functionally to the Chair of the Audit Committee and administratively to the Chief Financial Officer.

To fulfill our responsibilities, we did the following:
•We reviewed and discussed with Company management and the independent registered public accounting firm the Company’s consolidated financial statements for the fiscal year ended December 26, 2020, and all interim quarters in fiscal 2020.
•We discussed with our in-house counsel legal matters having an impact on financial statements.
•We reviewed management’s representations to us that those consolidated financial statements were prepared in accordance with United States generally accepted accounting principles.
•We met periodically with the Company’s Vice President of Internal Audit, with and without management present, to discuss the results of Internal Audit’s examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
•We reviewed and discussed with Company management the Company’s risk assessment process, policies, and procedures.
•We discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) and the SEC.
•We received written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and we have discussed with our independent registered public accounting firm its independence from the Company and its management.
•We considered whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with maintaining its independence from the Company and its management.
•We reviewed and discussed with Company management the annual operating plan, capital budget, and the multi-year strategic plan.
•We monitored and discussed with Company management the Company’s cash position, capital structure and strategies, and credit facilities.

The Audit Committee meets with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of the audit of the financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting, management’s progress in assessing the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of the Company’s financial reporting.

Based on the discussions we had with management and the independent registered public accounting firm, the independent registered public accounting firm’s disclosures and letter to us, the representations of management to us, the report of the independent registered public accounting firm, and our review of the Company’s audited consolidated financial statements for fiscal 2020, we recommended to the Board that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2020 for filing with the SEC.

The Audit Committee submits this report:

Ricardo Cardenas, Chairperson	Denise L. Jackson	Mark J. Weikel
Joy Brown	George MacKenzie

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Item 3 – Non-Binding, Advisory Vote on Approval of Executive Compensation

Background of the Proposal

As required by Section 14A of the Exchange Act, the Company is holding a separate non-binding, advisory stockholder vote to approve the compensation of executive officers as described in the “Compensation Discussion and Analysis,” the executive compensation tables and any related information in the Company’s Proxy Statement (commonly known as a “Say on Pay” proposal).

Executive Compensation

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Board believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our stockholders. Our Board also believes that our executive compensation programs provide our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation programs that are based on the Company’s financial performance and the performance of the Company’s stock price. These incentive programs are designed to reward our executive officers on both an annual and long-term basis if they attain specified target goals, without unreasonable risk taking.

The “Compensation Discussion and Analysis” section includes additional details about our executive compensation programs.  In light of this discussion, the Company believes that its compensation of the Named Executive Officers for fiscal 2020 was appropriate and reasonable, and that its compensation programs and practices are sound and in the best interests of the Company and its stockholders.  The Say on Pay proposal is set forth in the following resolution:

RESOLVED, that the stockholders of Tractor Supply Company approve, on an advisory basis, the compensation of its Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in the Proxy Statement of Tractor Supply Company.

Because your vote on this proposal is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

Approval of the advisory vote on executive compensation requires the affirmative vote of a majority of the shares present, either in attendance or by proxy, at the Meeting and entitled to vote. If you abstain from voting on this proposal, your abstention will have the same effect as a vote against the proposal. Broker non-votes are not considered “present and entitled to vote,” and as such, broker non-votes will not affect the outcome this proposal.

FOR
The Board unanimously recommends that the stockholders of the Company vote “FOR” the approval of executive compensation of our Named Executive Officers, as disclosed in this Proxy Statement, pursuant to the compensation disclosure rules of the SEC.

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Executive Compensation

Compensation Committee Report

The Compensation Committee seeks to establish a compensation program that supports our business strategy, and that aligns with and promotes the growth of long-term stockholder value by attracting, retaining and motivating executive leadership. We strongly believe in linking pay to performance. All components of the compensation program other than base salary are at-risk and based upon the achievement of performance goals or the performance of our stock.  In recent years, we believe we have enhanced the linkage between pay and performance through the introduction of performance-based restricted share units (“PSUs”) as an important component of our long-term incentive program. Additionally, in order to further enhance the linkage between pay and performance, in 2021 we included additional performance metrics in the annual cash incentive plan related to the achievement of strategic initiatives and we added a relative total stockholder return modifier to the PSUs.

Our Compensation Committee conducts a rigorous ongoing review of the executive compensation program. We generally seek to position the total target compensation of our executives within a competitive range of the market 50th percentile. The Compensation Committee engages an independent third-party compensation consultant to review and update our peer group and other market data to ensure it consists of comparable organizations, to compare each of the executive positions to relevant positions in the peer group and to gather and analyze compensation data from the peer group to provide an analysis of pay trends for the Company’s executive officers.

Our committee deliberations over the years have been thorough, robust and at times intense, as we consider the business we are building for tomorrow, making changes only when we believe it is clear how it will better align with our long-term strategy and meet the objectives outlined above. Our metrics are relatively simple and are embedded and understood in our culture. Most importantly, we believe our compensation program is effective in incenting, retaining and rewarding the people whose job it is to continuously and sustainably create stockholder value.

The following “Compensation Discussion and Analysis” (the “CD&A”) should be read in conjunction with the Summary Compensation Table, related tables and narrative disclosures. We have reviewed and discussed the CD&A contained in this Proxy Statement with management and have recommended to the Board that the CD&A be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

By the Compensation Committee of the Board of Directors:

Edna K. Morris, Chairperson	Thomas A. Kingsbury
Ramkumar Krishnan	Mark J. Weikel

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Compensation Discussion and Analysis

This CD&A describes our executive compensation programs for our fiscal year 2020 Named Executive Officers, who were:

•Harry A. Lawton III, our President, Chief Executive Officer and Director;
•Kurt D. Barton, our Executive Vice President - Chief Financial Officer and Treasurer;
•Benjamin F. Parrish, Jr., our former Executive Vice President - General Counsel and Corporate Secretary;
•Robert D. Mills, our Executive Vice President - Chief Technology, Digital Commerce, and Strategy Officer;
•Melissa D. Kersey, our Executive Vice President - Chief Human Resources Officer; and
•Gregory A. Sandfort, our former Chief Executive Officer and former Director.

Mr. Sandfort retired as the Company’s Chief Executive Officer on January 12, 2020. Mr. Sandfort’s departure was part of a planned leadership succession process, with Harry A. Lawton III being appointed as President and Chief Executive Officer effective January 13, 2020. Mr. Parrish retired as the Company’s General Counsel and Corporate Secretary effective January 10, 2021 with his successor, Noni L. Ellison, having been appointed on January 11, 2021.

Strategy Overview
We believe we can grow our business by being an integral part of our customers’ lives as the dependable supplier of “Out Here” lifestyle solutions, creating customer loyalty through personalized experiences, and providing convenience that our customers expect at anytime, anywhere, and in any way they choose. Our long-term growth strategy is to: (1) expand and deepen our customer base by providing personal, localized, and memorable customer engagements by leveraging content, social media, and digital shopping experiences, attracting new customers and driving loyalty, (2) evolve customer experiences by digitizing our business processes and furthering our omni-channel capabilities, (3) offer relevant assortments and services across all channels through exclusive and national brands and continue to introduce new products and services through our test and learn strategy, (4) drive operational excellence and productivity through continuous improvement, increasing space utilization, and implementing advanced supply chain capabilities to support growth, scale and agility, and (5) expand through selective acquisitions, as such opportunities arise, to add complementary businesses and to enhance penetration into new and existing markets to supplement organic growth.

Achieving this strategy will require a foundational focus on: (1) connecting, empowering and growing our team to enhance their lives and the communities they live in, enabling them to provide legendary service to our customers, and (2) allocating resources in a disciplined and efficient manner to drive profitable growth and build stockholder value, including leveraging technology and automation, to align our cost structure to support new business capabilities for driving revenue, margin improvement, and cost reductions.

The Company has developed compensation programs designed to encourage our executives to execute our growth strategy in line with our mission and values and without taking unreasonable risks. We believe these programs support and enable the achievement of the goals in the plan by holding our leaders accountable for building and maintaining a strong, performance-based culture.

Our Executive Compensation Philosophy and Framework

Our executive compensation programs are designed to support our business strategy and attract, retain and motivate the performance and continuity of the leadership team, with the ultimate goal of generating strong operating results and delivering solid, sustainable returns to our stockholders. On behalf of the Board, the Compensation Committee reviews our compensation philosophy and objectives on a regular basis to ensure that they are aligned with the Company’s strategic, organizational and cultural goals, and that the Company maintains a competitive position within the marketplace. At present, our compensation decisions are guided by the following principles and philosophies:

•Pay-for-Performance.  We link pay to performance. We accomplish this through the use of short-term and long-term incentives that align executive pay to our net sales, net income, earnings per diluted share, and stock price performance. Additionally, in order to further enhance the linkage between pay and performance, in 2021 we included additional performance metrics in the annual cash incentive plan related to the achievement of strategic initiatives and we added a relative total stockholder return modifier to the PSUs. By setting short-term and long-term financial targets that we believe will drive stock price performance, our annual and long-term incentive plans work together to align pay and performance.

•Stockholder Alignment.  Our executive compensation program includes both short-term and long-term incentives tied to performance factors that influence stockholder value. All components of the program, other than base salary, are at-risk and contingent upon the achievement of performance goals or the performance of our stock. We also maintain robust stock ownership guidelines and minimum holding period requirements for all executives.

•Strategic Business Plan Alignment.  The Company has developed a strategic business plan with both short-term and long-term goals, designed to encourage our executives to execute our growth strategy in line with our mission and values, and

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without taking unreasonable risks.  The Company’s compensation programs support and enable the achievement of the goals in the plan by holding our leaders accountable for building and maintaining a strong, performance-based culture.

•Cultural Alignment.  We believe our Company’s culture is unique and drives sustainable business results. Our mission and values are the foundation of our success.  We implement compensation practices we believe support the Company’s culture and values.  Our goal is to develop and benefit from long-term loyal relationships with our team members, customers, vendors, stockholders and other stakeholders.

•Competitive Compensation Based on Market Analysis. We believe it is important to be market competitive in order to attract talent and enable our people to build successful careers with our Company. To ensure the market competitiveness of compensation levels for the Company’s senior executives, the Compensation Committee reviews and considers a variety of information with the assistance of an independent compensation consultant, including an annual review of target pay levels for each executive using market data for a carefully chosen peer group and other comparable companies. The Compensation Committee generally seeks to position target pay opportunities within a competitive range of the market 50th percentile, except in cases where experience, tenure, performance, or other relevant factors suggest that pay should be positioned above or below the 50th percentile.

We currently maintain the following pay practices that we believe enhance our pay-for-performance philosophy and further align our executives' interests with those of our stockholders:

	We DO Have This Practice		We DO NOT Have This Practice
✓	Incentive award metrics that are objective and tied to Company performance	✗	Repricing of options without stockholder approval
✓	Performance-based restricted stock units contingent on the achievement of key performance metrics	✗	Hedging transactions or short sales by executive officers or directors
✓	Robust stock ownership guidelines and minimum holding requirements	✗	Tax gross-ups for Named Executive Officers
✓	Compensation recoupment “claw-back” policy	✗	Excessive perquisites
✓	Limited perquisites	✗	Excise tax gross-ups upon change in control
✓	Robust anti-hedging and anti-pledging policy	✗	Payout of dividends or dividend equivalents on unearned or unvested equity
✓	Minimum vesting requirements in equity plan for equity awards to promote retention	✗	Pension or defined benefit supplemental executive retirement plan (SERP)
✓	A significant portion of executive compensation is tied to stockholder return in the form of at-risk compensation	✗	High percentage of fixed compensation
✓	Double trigger change in control provision for severance and acceleration of equity awards	✗	Single trigger change in control provision for severance and acceleration of equity awards
✓	Annual “say-on-pay” advisory votes	✗	Liberal change in control definition in equity award or change in control agreements
✓	Annual executive compensation risk assessment by third party to ensure no excessive risk-taking
✓	Competitive pay for senior executives based on rigorous peer analysis as well as individual and overall Company performance

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Financial Performance

We delivered exceptional financial results again in fiscal 2020, as evidenced by the following highlights:

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Total Compensation Program Elements and Targets

Our financial results and stock performance are reflected in the compensation earned by our executive officers in fiscal 2020, which is indicative of the linkage between the Company’s business strategy and pay philosophy – to be a best-in-class performer driven by best-in-class talent that has a vested interest in our collective, sustainable success. To accomplish our compensation objectives, we use a mix of base salary, short-term incentives and long-term incentives that reward outstanding Company and individual performance and the creation of stockholder value.

The following chart highlights the target pay mix, excluding any sign-on incentives, for our Chief Executive Officer and the other Named Executive Officers as a group during fiscal 2020, excluding Mr. Sandfort who retired in January 2020:

Form of Compensation	CEO	Other NEOs (Aggregate)	Description
Base Salary			Fixed cash compensation that serves as the platform for our pay-for-performance programs. Base salary amounts are reviewed annually and adjusted when appropriate, including to reflect material changes to an executive’s role and to maintain market competitiveness.
Annual Cash Incentive	Our annual Cash Incentive Plan (“CIP”) is designed to motivate and reward our executives for successfully executing our short-term business plans and thereby achieving superior financial results.

CIP compensation consists of a cash bonus tied to the Company’s achievement of target net income.
Long-Term Incentives	Our long-term incentive (“LTI”) compensation program makes up the majority of our target pay mix and is designed to motivate and reward executives for successfully executing our long-term business plan and to further align executive and stockholder interests.

Grants are awarded in the form of stock options, RSUs and PSUs. Stock options and RSUs are subject to minimum vesting periods and the vesting of PSUs is subject to the achievement of targets for growth in net sales and earnings per diluted share. The value of all three forms of LTI compensation is based on the market value of our stock and, therefore, links our executive pay to our stock price performance.

We believe the relatively large proportion of long-term incentive compensation opportunities in our target pay mix serves to align our compensation program with our focus on long-term stockholder value creation.

Base Salary

Our base salaries are structured to provide a base-line level of fixed compensation necessary to recruit and retain top talent. Base salaries for fiscal 2020 for our Named Executive Officers (other than Mr. Sandfort) were set by our Compensation Committee after reviewing and considering (i) the experience, skills, and performance levels of individual executives, (ii) whether there were any material changes to the individual’s role and responsibilities during the year, (iii) each executive’s relative pay level against the market, (iv) internal equity among the team and with the entire Company (in terms of salary increase budgets for the Company), and (v) the Chief Executive Officer’s recommendations (for positions other than his or her own). Mr. Sandfort’s base salary was set pursuant to his transition agreement with the Company, which is described below in further detail.

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Annual Cash Incentive Compensation

In February 2020, the Compensation Committee approved the Company’s 2020 CIP, under which all executive officers were eligible to receive a cash bonus calculated as a specified percentage of the officer’s annual base salary dependent upon the Company’s net income for the year in comparison to a net income target set by the Board. The possible incentive amounts payable as a percentage of base salary for the Named Executive Officers were as indicated in the following table. For attainment of a net income amount within the range of each percentage referenced below, the Company interpolates the actual bonus amount payable.

Attainment of Target Net Income	Percentage of Base Salary Payable to President and CEO	Percentage of Base Salary Payable to Other NEOs
Less than 90%	—%	—%
At 90%	31.25	18.75
At 100%	125.00	75.00
At 105%	187.50	112.50
110% or more	250.00	150.00
Under the terms of the CIP, target net income is defined as budgeted net income, which is intended to be a challenging but attainable target. In determining budgeted net income for fiscal 2020, the Board considered a number of factors, including general economic conditions, performance trends in our business, growth rates of comparable retailers and investor expectations.

The Company’s net income target for fiscal 2020 under the CIP was $594.6 million, which represented a 5.7% increase over fiscal 2019 net income.

For fiscal 2020, we achieved record sales and operating performance. The COVID-19 pandemic had a significant, positive impact on consumer demand for our products in fiscal 2020 as customers focused on the care of their homes, land and animals. All major product categories and geographic regions of the Company had robust comparable store sales growth. We also experienced higher operating costs, including incremental costs incurred while navigating the COVID-19 pandemic, increased incentive compensation given the Company’s strong financial performance, investments in our team members through permanent wage and benefit increases for our store and distribution center team members, and costs associated with investments in strategic initiatives.

Net sales increased 27.2% to $10.62 billion in fiscal 2020 from $8.35 billion in fiscal 2019. Comparable store sales increased 23.1% in fiscal 2020 versus a 2.7% increase in fiscal 2019. Gross profit increased 31.0% to $3.76 billion in fiscal 2020 from $2.87 billion in fiscal 2019. Operating income increased 34.1% to $996.9 million in fiscal 2020 from $743.2 million in fiscal 2019. For fiscal 2020, net income was $749.0 million, or $6.38 per diluted share, compared to $562.4 million, or $4.66 per diluted share, in fiscal 2019.

Based on the $749.0 million in net income earned by the Company in fiscal 2020, the actual net income was greater than 110% of the target net income amount of $594.6 million and therefore the Compensation Committee determined that 200% of the target payout amount was achieved in fiscal 2020, which consisted of 240% of the CEO’s base salary in fiscal 2020, and 150% of the other NEOs’ base salaries in fiscal 2020. Under the terms of the CIP, the Compensation Committee may exclude any extraordinary or unusual items when determining whether the net income target is met. However, the Compensation Committee did not make any such adjustments in determining the percentage of the net income target achieved in fiscal 2020.

Similarly, the Compensation Committee has the discretion to withhold all or a portion of the bonuses based upon subjective factors such as individual executive performance, unusual and non-recurring factors, and strategic long-term decisions affecting Company performance during the year. The Compensation Committee did not make any such adjustments to the bonuses for fiscal 2020.

The following table shows the actual percentage of base salary attained as a result of the annual CIP:

Executive	2020	2019
Harry A. Lawton III (1)	240%	n/a (1)
Kurt D. Barton	150%	67%
Benjamin F. Parrish, Jr.	150%	67%
Robert D. Mills	150%	67%
Melissa D. Kersey (2)	150%	n/a (2)
Gregory A. Sandfort (3)	(3)	111%
(1)Mr. Lawton was not a Named Executive Officer in fiscal 2019
(2)Ms. Kersey was not a Named Executive Officer in fiscal 2019.

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(3)Mr. Sandfort retired in January 2020. Pursuant to his transition agreement with the Company, which is described below in further detail, he was entitled to receive a pro-rata bonus for fiscal 2020 which has been reflected in the “2020 Summary Compensation Table”.

The range of possible fiscal year 2020 bonus payments for each Named Executive Officer is shown in the 2020 Grants of Plan-Based Awards Table in the columns titled “Threshold,” “Target” and “Maximum” under the heading titled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” and the actual amount of bonus payments for each Named Executive Officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

Enhancements to the Company’s CIP in 2021

In 2021, in order to further enhance the linkage between pay and performance, we included additional performance metrics in the CIP related to the achievement of the Company’s strategic initiatives.

Long-Term Incentive Compensation

LTI awards are issued under the 2018 Omnibus Incentive Plan (the “2018 Plan”), which was approved by the Company’s stockholders on May 10, 2018 and replaced the 2009 Stock Incentive Plan (the “2009 Plan”). The awards granted under our LTI program serve to balance our short-term incentives by encouraging executives to work toward the creation of stockholder value over the longer term. The program is designed to directly align executive and stockholder interests, promote executive stock ownership, and attract and retain top performers. The 2018 Plan requires that all awards granted under the plan have a minimum vesting period of at least one year from the grant date, except in limited circumstances. In addition, our executives are required to comply with the Company’s stock ownership requirements. See “Stock Ownership Guidelines.”

Fiscal 2020
The long-term incentive compensation opportunity (“Target LTI Opportunity”) for fiscal 2020 was composed of the following three components: (a) stock options constituting approximately 30% of the Target LTI Opportunity (which vest ratably each year over a three-year period beginning on the grant date), (b) RSUs constituting approximately 35% of the Target LTI Opportunity (which vest ratably each year over a three-year period beginning on the grant date), and (c) PSUs constituting approximately 35% (which, if performance targets are met, vest on the third anniversary of the grant date). The balanced structure of the Target LTI Opportunity is focused on retaining our senior executives and motivating them to create sustainable stockholder value by driving both superior financial results and stock price performance.

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The value of the Target LTI Opportunity provided to each executive (including the Named Executive Officers) was consistent with the prior year, except for Mr. Sandfort, who retired in 2020 and was not granted any equity awards in 2020 pursuant to his transition agreement with the Company, and Mr. Lawton and Ms. Kersey who each joined the Company in fiscal 2020. In the future, the Compensation Committee will continue to review the appropriate percentage level of the components of the Target LTI Opportunity as part of the total equity value granted to senior executives.

In addition to the LTI awards described above, and as described in more detail below, Mr. Lawton and Ms. Kersey were each granted stock awards with collective grant date values of $4,000,000 and $1,200,000, respectively, at the first Compensation Committee meeting after their respective dates of hire and in connection with incentives to join the Company.

Timing of Long-Term Incentive Grants
As in prior years, the Compensation Committee granted equity awards in February 2020 after we announced our financial results for fiscal 2019 and the Compensation Committee had the opportunity to consider our expectations and projections for fiscal 2020.  The Compensation Committee’s fiscal 2020 regular meeting schedule was determined in the prior fiscal year and the proximity of any awards to other significant corporate events is coincidental.  If executive officers are hired or promoted during the year, they generally receive a grant at the first scheduled Compensation Committee meeting following their hire date or promotion date for an aggregate number of stock options, RSUs and PSUs based on position.

Total Equity Grants in Fiscal 2020
Total fiscal year 2020 equity grants (stock options, RSUs, and PSUs) to all employees were less than 1% of common shares outstanding, which is in line with historical peer group grant rates.

Stock Options

Philosophy
Our Target LTI Opportunity in fiscal 2020 included stock options, which were awarded under the 2018 Plan.  Because options only have value to the executive if the price of the Company’s Common Stock increases after the grant date, we believe these awards closely align executives’ interests with those of other stockholders by encouraging growth in financial results and other key performance metrics that can positively impact the Company's stock trading price.

All of the stock options granted in fiscal 2020 have minimum vesting periods. The options granted vest ratably each year over a three-year period that begins on the grant date, with the exception of approximately $350,000 of stock options granted to Ms. Kersey at the first Compensation Committee meeting after her date of hire in connection with incentives to join the Company, which vest ratably over a two-year term beginning on the grant date.

Our executive officers are required to hold 50% of net after-tax shares acquired upon exercise of stock options until stock ownership requirements are met. See “Stock Ownership Guidelines” below.

How Fiscal 2020 Option Grant Levels Were Determined
Approximately 30% of the Target LTI Opportunity for fiscal 2020 was composed of stock option grants. The Black-Scholes method was used to determine the value of the stock option portion of the Target LTI Opportunity. The Compensation Committee granted to each Named Executive Officer the number of options set forth in the 2020 Grants of Plan-Based Awards table under the heading, “All Other Option Awards: Number of Securities Underlying Options.” Grants were approved by the Compensation Committee in February 2020, with the exception of Ms. Kersey whose grants were approved in August 2020.

Restricted Stock Units (RSUs)

Philosophy
Our Target LTI Opportunity in fiscal 2020 included RSUs, which were awarded under the 2018 Plan.  We believe RSUs align stockholder and executive interest and serve as an effective retention tool.  Like stock options, grants of RSUs are designed to reward our executive officers for creating long-term stockholder value.  Unlike stock options, however, RSUs represent the full value of a share of the Company’s Common Stock and have value whether or not the price of the Company’s stock goes up. However, the value of RSUs can either increase or decrease based on the trading price of the Company’s stock.

All RSUs granted to the Named Executive Officers in fiscal 2020 vest ratably, subject to continued employment, each year over a three-year period that begins on the grant date, with the exception of approximately $1,500,000 of RSUs granted to Mr. Lawton and approximately $500,000 of RSUs granted to Ms. Kersey, each of which were granted at the first Compensation Committee meeting after their respective dates of hire in connection with incentives to join the Company, and each of which vest one year from the grant date.

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Our executive officers are required to hold 50% of net after-tax shares acquired on vesting of RSUs until stock ownership requirements are met. See “Stock Ownership Guidelines” below.

How Fiscal 2020 Restricted Stock Unit Grant Levels Were Determined
Approximately 35% of the Target LTI Opportunity for fiscal 2020 was composed of RSU grants. The market value of our Common Stock was used to determine the RSU portion of the Target LTI Opportunity.  The Compensation Committee granted to each Named Executive Officer the number of RSUs set forth in the 2020 Grants of Plan-Based Awards listed under the heading “All Other Stock Awards: Number of Shares of Stock or Units” below. Grants were approved by the Compensation Committee in February 2020, with the exception of Ms. Kersey whose grants were approved in August 2020.

Performance-Based Restricted Share Units (PSUs)

Philosophy
Our Target LTI Opportunity in fiscal 2020 included PSUs for senior executives, which were awarded under the 2018 Plan.  The number of PSUs that vest, if any, is based upon the achievement of the targeted performance metrics. The performance metrics for the PSUs are growth in net sales and growth in earnings per diluted share, with each of the metrics weighted 50%. Like stock options, grants of PSUs are designed to reward our executive officers for creating long-term stockholder value.  Unlike stock options, however, if the performance thresholds are not met, the PSUs do not vest and the executive does not receive compensation. If the performance thresholds and the service conditions are met, PSUs vest and a vested PSU represents the full value of a share of the Company’s Common Stock. The value of PSUs can either increase or decrease based on the trading price of the Company’s stock.

The achievement of the performance metrics for PSUs granted in fiscal 2020 is dependent upon the Company’s net sales and earnings per diluted share for the three-year performance period ending at the end of fiscal 2022 as compared to the target level of achievement set by the Board. The target level of achievement for PSUs is set by the Board in consideration of a number of factors, including general economic conditions, performance trends in our business, growth rates of comparable retailers and investor expectations. The earnings per share target also includes an assumption of share repurchase activity over the performance period. The potential range of PSU achievement for PSUs granted during 2020 is indicated in the following table. For attainment of an achievement amount within the range of each percentage referenced below, the Company will interpolate the actual achievement obtained.

		Fiscal 2022 Potential Achievement
PSU Performance Metrics		Threshold (50% Achievement)	Target (100% Achievement)	Maximum (200% Achievement)
Net Sales (in thousands)	50% Weight	$9,480,000	$10,106,000	$10,732,000
Earnings per Diluted Share	50% Weight	$5.83	$6.18	$6.53

The potential range of PSU achievement for awards granted during 2019, with a 2021 achievement date, is also indicated in the table below. For attainment of an achievement amount within the range of each percentage referenced below, the Company will interpolate the actual achievement obtained.

		Fiscal 2021 Potential Achievement
PSU Performance Metrics		Threshold (50% Achievement)	Target (100% Achievement)	Maximum (200% Achievement)
Net Sales (in thousands)	50% Weight	$8,900,000	$9,494,000	$10,087,000
Earnings per Diluted Share	50% Weight	$5.15	$5.47	$5.80

The value of the PSU grants reflects the grant date fair value of the awards assuming target level achievement. The actual achievement may be higher or lower than the target. Once the performance period ends, the Compensation Committee will consider all relevant factors, including the impact of share repurchases, in order to determine whether the targets were met and, if so, the corresponding level of achievement. If the performance targets are met, all PSUs granted to the Named Executive Officers in fiscal 2020 and 2019 vest 100% on the third anniversary of the grant date, subject to continued employment, with the exception of approximately $2,500,000 of awards granted to Mr. Lawton in February 2020 which will vest 100% on the second anniversary of the grant date, and approximately $350,000 of awards granted to Ms. Kersey in August 2020 which will vest 100% after approximately thirty months from the grant date, in each instance, as initial grant awards at the first Compensation Committee meeting after their date of hire and in connection with incentives to join the Company.

Our executive officers are required to hold 50% of net after-tax shares acquired on vesting of PSUs until stock ownership requirements are met. See “Stock Ownership Guidelines” below.

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How Fiscal 2020 PSU Grant Levels Were Determined

Approximately 35% of the Target LTI Opportunity for fiscal 2020 was composed of PSU grants. The market value of our Common Stock was used to determine the PSU portion of the Target LTI Opportunity.  The range of possible vesting of 2020 PSU grants for each Named Executive Officer is set forth under the headings “Threshold”, “Target” and “Maximum” in the 2020 Grants of Plan-Based Awards listed under the heading “Estimated Possible Payouts Under Equity Incentive Plan Awards” below. Grants were approved by the Compensation Committee in February 2020, with the exception of Ms. Kersey whose grant was approved in August 2020.

Enhancements to PSU Grants in 2021

In 2021, performance measures for the annual PSU grants were equally weighted between growth in net sales and earnings per share but also include a relative total stockholder return (“TSR”) modifier. The TSR modifier was included in order to continue to enhance the linkage between pay and performance. Both the performance measures and the TSR modifier of the PSUs granted in 2021 use a three-year performance period.

For grants in 2021, this TSR modifier may result in the number of shares earned from PSU awards being reduced or increased if TSR over the three-year performance period relative to the S&P 500 on the first day of the performance period (“comparator group”) falls outside of a defined range. Specifically, after the performance results are certified, the award will be modified up or down as follows, if applicable:

If TSR over the three-year performance period is:	Then:
At or above the 75th percentile of the comparator group	The award will be increased 25%
At or above the 25th and below the 75th percentile of the comparator group	No change to the award
Below the 25th percentile of the comparator group	The award will be decreased 25%

How the Company Makes Compensation Decisions

Stockholder Engagement and Advisory Vote on Executive Compensation

At our 2020 Annual Meeting of Stockholders, 89.6% of the shares represented at the meeting voted to approve, on an advisory basis, the compensation of our Named Executive Officers as described in our 2020 proxy statement. The Compensation Committee considered the results of the vote and concluded that the stockholders support the Company’s executive compensation policies and programs, which the Compensation Committee believes continue to provide a competitive pay-for-performance package that effectively incents our Named Executive Officers, encourages long-term retention and aligns the interests of our executives with our stockholders. The Company’s financial performance in fiscal year 2020 reinforces the Compensation Committee’s view that our executive compensation program is achieving its objectives. The Compensation Committee welcomes, and will continue to consider, stockholder views about our core compensation principles when determining executive compensation policies and programs.

Roles of the Compensation Committee, Executive Officers and Independent Consultant

The Compensation Committee works closely with key members of management and its independent compensation consultant to set the compensation for the Company’s executives. The roles played by each of these groups are as follows:

Compensation Committee – The Compensation Committee, in order to assist the Board in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of the executives of the Company:

• Reviews and approves the Company’s compensation philosophy;
• Reviews and approves the executive compensation programs, plans and awards;
• Reviews and approves the compensation of the Chief Executive Officer and all other executive management members;
• Administers the Company’s short- and long-term incentive plans and other stock or stock-based plans;
• Reviews and assesses senior level positions and evaluates performance; and
• Works with the Board and provides oversight of talent development and succession planning, diversity and inclusion.

Chief Executive Officer – The Chief Executive Officer regularly attends Compensation Committee meetings except as otherwise directed by the Compensation Committee. The Chief Executive Officer provides the Compensation Committee with his or her assessment of the performance of the executive management members. The Compensation Committee, with the Chief Executive Officer present, discusses this input, along with the market data provided by the Compensation Committee’s independent consultant. The Compensation Committee then approves or modifies the recommendations of the Chief Executive Officer with respect to compensation for the other executive management members. The Chief Executive Officer does not participate in the decision-making regarding his or her own compensation and is not present when his or her compensation is discussed.

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Other Management – The Company’s Human Resources leader assists the Chief Executive Officer and acts as a liaison to the Compensation Committee and its independent consultant. The Company’s Chief Financial Officer and General Counsel also attend meetings, as requested. No other members of management are regularly involved in the executive compensation process or in executive compensation decisions.

Independent Consultant – Pearl Meyer was engaged by the Compensation Committee for a tenth year to provide consulting services relating to executive compensation. Pearl Meyer reports directly to the Compensation Committee and provides no other services to the Company. An annual assessment of Pearl Meyer’s services is conducted and shared with them. In connection with its engagement of Pearl Meyer and in furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Compensation Committee conducted an independence assessment and determined that Pearl Meyer is independent. In making such determination, the Compensation Committee considered several factors including, but not limited to, the amount of fees received by Pearl Meyer from the Company as a percentage of Pearl Meyer’s total revenue, Pearl Meyer’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact Pearl Meyer's independence. The Compensation Committee is not aware of any, and has not had to address, any potential conflicts of interest that Pearl Meyer may have with Board members or Company management.

Each year, the Compensation Committee requests that its consultant provide an updated competitive market study. The market study focuses on a peer group that is reviewed and approved by the Compensation Committee and that is designed to (i) position Tractor Supply close to the median on key criteria such as revenue, growth, market value, enterprise value, price-to-earnings ratio, and total stockholder return, (ii) reduce the overall size dispersion (high to low) within the group, and (iii) focus on companies operating in similar retail categories and/or markets. Market data is also sourced from a variety of reputable compensation surveys that contain pay data for comparable executive positions at comparable companies. This data serves as a useful reference point and is used in conjunction with discussions regarding potential differences in the position at Tractor Supply, the performance and potential of the incumbent executive, and any internal equity considerations. Although market pay data is shown at the 25th, 50th, and 75th percentile market levels, the Committee generally focuses on positioning target pay opportunities within a competitive range of the market 50th percentile, except in cases where experience, tenure, performance, or other relevant factors suggest that pay should be positioned above or below the 50th percentile. The Compensation Committee generally considers a range of plus or minus 10% of the targeted compensation level to be competitive.

Peer Group

Pay data from the following peer group was used to make informed executive compensation decisions in fiscal 2020:

Advance Auto Parts, Inc.	Dick’s Sporting Goods, Inc.	Ross Stores, Inc.
AutoZone, Inc.	Dollar General Corporation	Tiffany & Co.
Burlington Stores, Inc.	Dollar Tree, Inc.	ULTA Beauty, Inc.
Carmax, Inc	L Brands, Inc.	Williams-Sonoma, Inc.
Casey’s General Stores, Inc.	O’Reilly Automotive, Inc.

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Harry A. Lawton III
President and CEO

The Board based its assessment of Mr. Lawton’s performance primarily upon its evaluation of the Company’s financial performance. The Company exceeded its financial goals and met its strategic goals under Mr. Lawton’s leadership.
In addition to the solid financial performance during 2020, the evaluation of Mr. Lawton’s performance is based on the following accomplishments:

•Placed the health and safety of our team members and customers as the highest priority.
•Introduced the Life Out Here Strategy – evolution of ONETractor Strategy.
•Reported strong financial performance across all indicators despite unprecedented and unpredictable factors.
•Reached record omni-channel sales with continued momentum in Q1 2021.
•Accelerated capabilities across all areas of the business to support customer needs and team member safety.
•Operated technology platforms and supply chain network with stability and scaled with no interruptions to service despite record volumes.
•Improved team member engagement and turnover metrics in the face of a challenging environment.
•Added 17 million new and re-acquired customers; shift in marketing mix which included our first television branded marketing campaign in 12 years resulting in 800 basis points unaided awareness improvement
•Maintained strong in-stock position and continued new product introductions despite pandemic challenges.

Target Compensation	Compensation Components and Considerations
$13.03 million

Base Salary:
Mr. Lawton’s base salary was $1,125,000 for fiscal 2020, effective January 13, 2020 when he joined the Company.

Annual CIP Bonus:
Mr. Lawton’s target award under the CIP was 125% of his base salary, however, the award can range from 0%, if the Company achieves less than 90% of target net income, to 250%, if the Company’s net income meets or exceeds 110% of the target. As a result of the Company attaining in excess of 110% of target net income, Mr. Lawton was awarded 250% of his base salary under the CIP, pro-rated for his start date with the Company.

Long-Term Incentive:
Mr. Lawton received long-term equity incentives at a target value of $5,500,000, comprised of 30% stock options, 35% RSUs and 35% PSUs.

Initial Sign-On Incentive:
In addition to the LTI awards, Mr. Lawton received stock awards at a target value of $4,000,000 as well as a $1,000,000 cash award in connection with incentives to join the Company.

Pay Element	Target Value	Awarded Value (1)
Base Salary	$1,125,000	$1,081,731
Annual CIP Bonus	$1,406,250	$2,696,600
Long-Term Incentive
Stock Options	$1,650,000	$1,649,994
RSUs	$1,925,000	$1,924,950
PSUs	$1,925,000	$1,924,952
Initial Sign-On Incentive
RSUs	$1,500,000	$1,499,934
PSUs	$2,500,000	$2,499,976
Cash Award	$1,000,000	$1,000,000
Total	$13,031,250	$14,278,137
(1) This amount matches the Summary Compensation Table with the exception of a portion of the all other compensation column.

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The Compensation Committee based its assessment of each of the other named executive officers upon its evaluation of the Company’s performance, the individual performance of each Named Executive Officer, and market pay considerations. Each of the Named Executive Officers contributed to the Company’s performance as a member of the Executive Committee and as a leader of a business or a function.

Kurt D. Barton
Executive Vice President - Chief Financial Officer and Treasurer

In addition to his contribution to our Company’s overall performance, Mr. Barton:
•Provided strong financial perspective and guidance and continued to help the Company build trust with investors and key stakeholders.
•Built financial strength throughout the pandemic by proactive capital allocation practices, an enhanced capital structure, a disciplined approach to capital investments, and debt restructuring, including inaugural public bond issuance.

•Enhanced the CFO organization through talent upgrades, process improvements and strengthened partnerships across the organization.

Target Compensation	Compensation Components and Considerations
$2.59 million

Base Salary:
Mr. Barton’s base salary was $620,000 for fiscal 2020, an increase of 12.7% from $550,000 in 2019. The increase was based on his performance and a desire to strengthen his overall compensation in comparison to the market.

Annual CIP Bonus:
Mr. Barton’s target award under the CIP was 75% of his base salary, however, the award can range from 0%, if the Company achieves less than 90% of target net income, to 150%, if the Company’s net income meets or exceeds 110% of the target. As a result of the Company attaining in excess of 110% of target net income, Mr. Barton was awarded 150% of his base salary under the CIP.

Long-Term Incentive:
Mr. Barton received long-term equity incentives at a target value of $1,500,000, comprised of 30% stock options, 35% RSUs and 35% PSUs.

Pay Element	Target Value	Awarded Value (1)
Base Salary	$620,000	$611,923
Annual CIP Bonus	$465,000	$930,000
Long-Term Incentive
Stock Options	$450,000	$449,997
RSUs	$525,000	$524,970
PSUs	$525,000	$524,963
Total	$2,585,000	$3,041,853
(1) This amount matches the Summary Compensation Table with the exception of the all other compensation column.

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Benjamin F. Parrish, Jr.
Former Executive Vice President - General Counsel and Corporate Secretary

In addition to his contribution to our Company’s overall performance, Mr. Parrish:
•Supported our pandemic response with legal advice and government relations support to be recognized as an essential retailer.
•Enhanced General Counsel organization through improved focus on compliance, quality, digital efficiencies and contract negotiations.
•Formed ESG Committee to lead ESG efforts in 2021.

Target Compensation	Compensation Components and Considerations
$2.20 million

Base Salary:
Mr. Parrish’s base salary was $630,000 for fiscal 2020, an increase of 3.3% from $610,000 in 2019.

Annual CIP Bonus:
Mr. Parrish’s target award under the CIP was 75% of his base salary, however, the award can range from 0%, if the Company achieves less than 90% of target net income, to 150%, if the Company’s net income meets or exceeds 110% of the target. As a result of the Company attaining in excess of 110% of target net income, Mr. Parrish was awarded 150% of his base salary under the CIP.

Long-Term Incentive:
Mr. Parrish received long-term equity incentives at a target value of $1,100,000, comprised of 30% stock options, 35% RSUs and 35% PSUs.

Pay Element	Target Value	Awarded Value (1)
Base Salary	$630,000	$627,692
Annual CIP Bonus	$472,500	$945,000
Long-Term Incentive
Stock Options	$330,000	$329,984
RSUs	$385,000	$384,955
PSUs	$385,000	$384,990
Total	$2,202,500	$2,672,621
(1) This amount matches the Summary Compensation Table with the exception of the all other compensation column.

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Robert D. Mills
Executive Vice President - Chief Technology, Digital Commerce and Strategy Officer

In addition to his contribution to our Company’s overall performance, Mr. Mills:
•Accelerated and advanced the ONETractor strategy, introducing the customer mobile app, mobile point-of-sale, and new wireless infrastructure.
•Developed and rolled out our Life Out Here Strategy - evolving ONETractor to a broader, business results-oriented strategy.
•Helped produce record breaking omni channel sales performance.

Target Compensation	Compensation Components and Considerations
$2.11 million

Base Salary:
Mr. Mills’ base salary was $575,000 for fiscal 2020, an increase of 9.5% from $525,000 in 2019. The increase was based on his performance and a desire to strengthen his overall compensation in comparison to the market.

Annual CIP Bonus:
Mr. Mills’ target award under the CIP was 75% of his base salary, however, the award can range from 0%, if the Company achieves less than 90% of target net income, to 150%, if the Company’s net income meets or exceeds 110% of the target. As a result of the Company attaining in excess of 110% of target net income, Mr. Mills was awarded 150% of his base salary under the CIP.

Long-Term Incentive:
Mr. Mills received long-term equity incentives at a target value of $1,100,000, comprised of 30% stock options, 35% RSUs and 35% PSUs.

Pay Element	Target Value	Awarded Value (1)
Base Salary	$575,000	$569,231
Annual CIP Bonus	$431,250	$862,500
Long-Term Incentive
Stock Options	$330,000	$329,984
RSUs	$385,000	$384,955
PSUs	$385,000	$384,990
Total	$2,106,250	$2,531,660
(1) This amount matches the Summary Compensation Table with the exception of the all other compensation column.

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Melissa D. Kersey
Executive Vice President - Chief Human Resources Officer

In addition to her contribution to our Company’s overall performance, Ms. Kersey:
•Kept our team members safe with COVID-19 related actions.
•Created long term strategy for HR, including Team Member Experience, Growing our Talent, Wellbeing and Performance, and the inaugural Diversity, Equity and Inclusion strategy.
•Completed organizational effectiveness assessments to drive efficiencies and allow for investment in new capabilities.

Target Compensation	Compensation Components and Considerations
$3.01 million

Base Salary:
Ms. Kersey’s base salary was $550,000 for fiscal 2020, effective July 20, 2020 when she joined the Company.

Annual CIP Bonus:
Ms. Kersey’s target award under the CIP was 75% of her base salary, however, the award can range from 0%, if the Company achieves less than 90% of target net income, to 150%, if the Company’s net income meets or exceeds 110% of the target. As a result of the Company attaining in excess of 110% of target net income, Ms. Kersey was awarded 150% of her base salary under the CIP. As an incentive to join the Company, the CIP award for Ms. Kersey was not pro-rated based on her start date.

Long-Term Incentive:
Ms. Kersey received long-term equity incentives at a target value of $350,000, comprised of 30% stock options, 35% RSUs and 35% PSUs.

Initial Sign-On Incentive:
In addition to the LTI awards, Ms. Kersey received stock awards at a target value of $1,200,000 as well as a $500,000 cash award in connection with incentives to join the Company.

Pay Element	Target Value	Awarded Value (1)
Base Salary	$550,000	$243,269
Annual CIP Bonus	$412,500	$825,000
Long-Term Incentive
Stock Options	$105,000	$104,994
RSUs	$122,500	$122,436
PSUs	$122,500	$122,392
Initial Sign-On Incentive
Stock Options	$350,000	$349,981
RSUs	$500,000	$499,989
PSUs	$350,000	$349,916
Cash Award	$500,000	$500,000
Total	$3,012,500	$3,117,977
(1) This amount matches the Summary Compensation Table with the exception of a portion of the all other compensation column.

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Gregory A. Sandfort
Former Chief Executive Officer and Director

In addition to his contribution to our Company’s overall performance, Mr. Sandfort:
•Successfully transitioned CEO responsibilities to Mr. Lawton.
•Served in an advisor role to the current CEO and Executive Committee.

Stock Ownership Guidelines

Executives of the Company are expected to acquire and continue to hold shares of the Company’s Common Stock having an aggregate market value from time to time which equals or exceeds a multiple of base compensation as outlined below within five years of initial appointment.

Title	Ownership Guideline
Chief Executive Officer	6x base compensation
President	4x base compensation
Executive Vice President and Chief Financial Officer	3x base compensation
Senior Vice President	2x base compensation
Vice President	1x base compensation

If an executive holds multiple positions with different ownership requirements, the executive must comply with the highest applicable requirement. Each executive is required to retain 50% of net after-tax shares acquired on exercise of stock options or vesting of RSUs or PSUs until the stock ownership requirements are met. Once the target ownership level is achieved by an executive, that executive will not be required to acquire any additional shares in the event the stock price decreases, provided the underlying number of shares are held by the executive.

The Compensation Committee evaluates executive officer compliance with this policy annually.  The Compensation Committee and the Board, in their sole discretion, may waive or extend the time for compliance with this policy.  Factors which may be considered include, but are not limited to, limitations on ability to purchase resulting from blackout periods and the personal financial resources of the employee. The Compensation Committee has not granted any waivers or extended the time for compliance with this policy within the last five years. There is a five-year transition period to allow individuals to become compliant with the policy. All of the Company’s executive officers currently meet this standard or are within the period for initial compliance.

Additional Compensation Information

Deferred Compensation

The Company’s officers may elect to participate in the Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan enhances the Company’s ability to attract and retain the services of qualified persons by providing highly compensated employees a vehicle to contribute additional amounts to tax-deferred savings above the amounts they can contribute to the Company’s 401(k) Plan, which are limited by the United States Internal Revenue Service (“IRS”).  For additional information about the Executive Deferred Compensation Plan, please see the discussion under the heading “2020 Non-Qualified Deferred Compensation.”

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Employment Agreements, Transition Agreements and Severance Benefits

On November 6, 2019, the Company adopted a severance plan, which terminates 18 months after Mr. Lawton’s start date, for certain employees, which is designed to compensate eligible employees in the event of a termination without cause. If an eligible employee is terminated without cause, and such employee agrees to certain covenants regarding the confidentiality of the Company’s trade secrets and non-solicitation of Company employees and non-competition with the Company, then the terminated employee will be entitled to certain payments and benefits, as further described under the heading, “Potential Payments Upon Termination or Change in Control.”

The Company does not typically enter into employment agreements with employees, and no executive is party to an employment agreement with the Company with the exception of the Company’s former Chief Executive Officer, Gregory A. Sandfort, and the Company's Chief Executive Officer, Harry A. Lawton III.

Mr. Sandfort retired as Chief Executive Officer on January 12, 2020, and as an employee on February 29, 2020. In connection with his retirement, the Company and Mr. Sandfort entered into a transition agreement. The transition agreement and the payments and benefits received by Mr. Sandfort upon retirement, as well as payments that would have been received by Mr. Sandfort under a hypothetical termination or change in control, are further described under the headings “Potential Payments Upon Termination or Change in Control.”

Mr. Lawton's employment agreement sets forth the obligations of the Company to Mr. Lawton and certain rights, responsibilities and duties of Mr. Lawton. The employment agreement has a term of three (3) years commencing on January 13, 2020 (the “Effective Date”). Mr. Lawton is entitled to an initial base salary of $1,125,000 per year, is eligible to participate in such bonus plans as the Board may determine appropriate for executive officers of the Company (Mr. Lawton’s annual target bonus shall be no less than 125% of the Minimum Base Salary as defined in the employment agreement) and is eligible to participate in such equity incentive plans as the Company’s Compensation Committee may determine appropriate for executive officers of the Company beginning in 2021. At the first Board meeting following the Effective Date, Mr. Lawton was granted the following equity awards: (i) RSUs with a fair value, as determined by the Board, of $1,500,000 (such restricted stock unit award vested on the first anniversary of the grant date); (ii) PSUs having a fair value, as determined by the Board, of $2,500,000 (the performance targets for the PSUs are the same as the targets included in the Company’s PSU awards granted in 2019 and have the same performance period as those awards); (iii) RSUs, having a fair value, as determined by the Board, of $1,925,000; (iv) PSUs having a fair value, as determined by the Board, of $1,925,000; and (v) stock options having a fair value, as determined by the Board, of $1,650,000. Mr. Lawton was paid a signing bonus in cash in the amount of $1,000,000, which vests on the second anniversary of the Effective Date. The Company also agreed to reimburse Mr. Lawton for reasonable relocation costs and temporary housing costs for a period not to exceed eight (8) months in accordance with Company policy.

The employment agreement with Mr. Lawton contains covenants regarding the confidentiality of the Company’s trade secrets and non-solicitation of Company employees and non-competition with the Company for a period of 24 months following any termination of employment. The severance pay that would be provided to Mr. Lawton by the agreement has been deemed by the Compensation Committee to be commensurate with the value to the Company of the restrictive covenants under which Mr. Lawton would operate after a separation of employment. Certain provisions of Mr. Lawton’s employment agreement and certain payments that would be due to Mr. Lawton upon termination of his employment are described in more detail under the heading, “Potential Payments Upon Termination or Change in Control.”

On October 14, 2020, the Company entered into a transition agreement with its former Executive Vice President, General Counsel and Corporate Secretary, Mr. Parrish. The transition agreement provides that Mr. Parrish shall assist the Company in the transition of the responsibilities of his position to his successor. The transition agreement and the payments and benefits received by Mr. Parrish in connection with his transition services are further described under the headings “Potential Payments Upon Termination or Change in Control.”

Change in Control Benefits

It is our belief that reasonable change in control protections are necessary for select positions in order to recruit and retain effective executive management.  Furthermore, providing change in control benefits should increase the cooperation of executive management with respect to potential change in control transactions that would be in the best interests of stockholders.  We also believe the requirement for each Named Executive Officer currently employed by the Company to continue employment for six months after a change in control should allow the Company sufficient time to find other qualified persons to serve in these positions, if desired, as well as provide an adequate transition period and allow for business continuity.

For those reasons, each of the Named Executive Officers (other than Mr. Sandfort, whose change in control protections were contained in his employment agreement, and other than Mr. Parrish, whose change in control agreement was terminated by his transition agreement entered into in 2020 in connection with his planned retirement in 2021) is party to an agreement with the Company whereby, in the event the employment of such executive officer is terminated during the term of the agreement following a

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change of control of the Company other than (i) by the Company for cause, (ii) by reason of death, disability or retirement or (iii) by the executive officer without good reason (as such terms are defined in the agreement), certain severance benefits will be paid to such executive officer.  Each Named Executive Officer party to a change in control agreement must execute and not revoke a general waiver and release of claims. In addition, each Named Executive Officer party to a change in control agreement must commit to be employed with the Company for six months following such change in control.  Each Named Executive Officer party to a change in control agreement has agreed not to compete with the Company during their employment and for an 18-month period (24-month period for Mr. Lawton) after termination of employment following a change in control.

Our agreements with Mr. Lawton and our executive officers do not allow for the gross-up of change in control payments and include double trigger change in control provisions for severance benefits and for acceleration of equity awards. The change in control benefits are described in more detail under the heading “Potential Payments Upon Termination or Change in Control.”

Other Benefits

Executive management participates in the Company’s other benefit plans on the same terms as other employees.  These plans include medical, dental and vision benefits, extended sick pay, long-term disability, the Company’s Employee Stock Purchase Plan, 401(k) Plan and a 15% employee discount on merchandise purchased in the Company’s stores or website.  Additionally, officers participate in the Executive Life Insurance Plan which provides for basic term life insurance coverage up to a maximum of $1,000,000, and the Company sponsored Executive Supplemental Individual Disability Insurance program, which provides for additional disability insurance coverage above the limits of the group long-term disability plan not to exceed 60% of monthly income. No other significant benefits are provided.

Compensation Risk Assessment

In November 2020, the Company completed an assessment of its compensation policies, programs, and practices and the Compensation Committee’s independent consultant completed an assessment of the executive compensation program to determine whether there were any risks related to the design or operation of these plans and programs that were reasonably likely to have a material adverse effect on the Company.  The Compensation Committee reviewed and discussed these assessments and concluded that the Company’s compensation practices and programs do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on the Company.  In reaching this conclusion, the following mitigating factors were also identified and considered:

•Oversight by an independent and active compensation committee operating under a clearly defined charter with a detailed annual calendar and meeting schedule;
•Robust analytics to support compensation decisions (including market pay data, relative performance comparisons, executive compensation tally sheets, etc.);
•Target pay mix consistent with industry peers and that appropriately balances fixed vs. variable, short-term vs. long-term, and cash vs. equity-based compensation;
•Appropriate caps on short-term cash incentives;
•Balanced equity grants that include stock options, RSUs and PSUs;
•Multi-year vesting on stock-based compensation awards;
•Minimum stock ownership requirements and mandatory holding periods for executives; and
•Executive compensation recoupment clawback policy.

Executive Compensation Recoupment Clawback Policy

The Compensation Committee has an executive compensation recovery policy that requires the Company to seek to recover incentive compensation as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other applicable law or regulation or the listing standards of Nasdaq.

No Hedging/No Pledging Policy

In addition to insider trading restrictions, the Company has a policy that prohibits all employees and Board members from engaging in any of the following transactions in the Company’s securities:

•Short sales;
•Buying or selling put or call options or other derivative securities; and
•Hedging or monetization transactions such as zero-cost collars and forward sale contracts.

In addition, the Company’s policy prohibits holding securities in a margin account or otherwise pledging securities as collateral for a loan, unless approved in advance by the Compensation Committee. The Compensation Committee has not granted any such approvals

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within the last five years and there are currently no instances of securities being held in a margin account or otherwise pledged in any capacity by the Company’s Directors or officers.

Executive Compensation Tax Deductibility

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation for certain executive officers that is more than $1 million. Prior to the enactment of the Tax Cuts and Jobs Act in December 2017, Section 162(m) provided an exemption from this deduction limitation for compensation that qualified as “performance-based compensation.” The exemption for performance-based compensation was repealed, however, effective for taxable years beginning after December 31, 2017 and subject to transition relief for certain arrangements in place as of November 2, 2017. These changes will cause more of the compensation paid by the Company to be non-deductible under Section 162(m) in the future and will eliminate the Company's ability to structure performance-based awards to be exempt from Section 162(m).

In designing the Company’s executive compensation program and determining the compensation of its executive officers, including the named executive officers, the Compensation Committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. The Compensation Committee will not necessarily limit executive compensation, however, to that which is or may be deductible under Section 162(m). Interpretations of and changes in the tax laws, and other factors beyond the Compensation Committee’s control can also affect the deductibility of compensation. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation goals and will continue to monitor developments under Section 162(m). The Compensation Committee believes that the stockholders' interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense.

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2020 Summary Compensation Table

The following table summarizes information concerning cash and non-cash compensation paid to or accrued for the benefit of the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers of the Company who served as executive officers at the end of the fiscal year ended December 26, 2020, as well as our former Chief Executive Officer, for all services rendered in all capacities to the Company for the fiscal year ended December 26, 2020.  This table is presented as required by SEC rules. However, it includes amounts that were not realized by the executives in fiscal 2020 and may be realized in completely different amounts in the future depending on a variety of factors such as performance of the business, fluctuations in share price, etc.  For example, the table is required to reflect the aggregate grant date fair value of equity awards according to accounting for share-based payments, rather than amounts realized by executives as a result of the exercise of stock options or the vesting of RSUs or PSUs.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Stock Awards ($) (2) (3)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Harry A. Lawton III (6) President, Chief Executive Officer and Director	2020	$1,081,731	$7,849,812	$1,649,994	$2,696,600	$2,533,936	$15,812,073

Kurt D. Barton Executive Vice President – Chief Financial Officer and Treasurer	2020	$611,923	$1,049,933	$449,997	$930,000	$39,970	$3,081,823
	2019	$538,462	$1,049,918	$449,991	$366,094	$38,474	$2,442,939
	2018	$468,846	$960,571	$749,821	$497,574	$39,357	$2,716,169
Benjamin F. Parrish, Jr. (7) Former Executive Vice President – General Counsel and Corporate Secretary	2020	$627,692	$769,945	$329,984	$945,000	$2,111,859	$4,784,480
	2019	$606,923	$769,881	$329,999	$406,031	$37,601	$2,150,435
	2018	$586,923	$704,398	$549,865	$618,040	$40,120	$2,499,346
Robert D. Mills Executive Vice President – Chief Technology, Digital Commerce and Strategy Officer	2020	$569,231	$769,945	$329,984	$862,500	$36,607	$2,568,267
	2019	$521,154	$769,881	$329,999	$349,453	$34,981	$2,005,468
	2018	$468,269	$704,287	$549,922	$437,812	$36,570	$2,196,860
Melissa D. Kersey (8) Executive Vice President – Chief Human Resources Officer	2020	$243,269	$1,094,733	$454,975	$825,000	$689,939	$3,307,916

Gregory A. Sandfort (9) Former Chief Executive Officer and former Director	2020	$216,346	$—	$—	$120,192	$351,083	$687,621
	2019	$1,226,923	$4,199,926	$1,799,984	$1,386,719	$41,806	$8,655,358
	2018	$1,090,769	$3,522,303	$2,749,382	$1,920,463	$46,100	$9,329,017
(1)Amounts reflect base compensation earned by the Named Executive Officers during the period indicated and not such officer’s approved base salary for the indicated year.  Amounts differ due to the timing of annual salary adjustments.
(2)The amounts in the columns captioned “Stock Awards” and “Option Awards” reflect the aggregate grant date fair value of awards according to accounting for share-based payments. For a description of the assumptions used by the Company in valuing these awards for fiscal 2020, please see Note 2 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2020 filed with the SEC on February 18, 2021.
(3)The stock awards for all years presented include the value of RSUs and PSUs. As the performance period for the 2019 PSU grants will end in fiscal 2021 and the performance period for the 2020 PSU grants will end in fiscal 2022, the award value included in the table above is based on the grant date fair value of the awards assuming target level achievement, which we have determined, in accordance with share-based compensation accounting rules, to be the probable level of achievement of the performance metrics related to those awards as of the grant date. The actual achievement may be higher or lower than the target. As previously disclosed, the 2018 PSU grants had a one-year performance period measured on fiscal 2018 net sales and diluted earnings per share. As the performance period has concluded, the indicated award value in the table above is based on the grant date fair value of the awards using actual achievement of approximately 170% for the one-year performance period. The table below shows the grant date fair value of the PSUs granted to each NEO during fiscal 2020, assuming that: (i) our performance with respect to those performance measures will be at target levels (i.e., probable performance); and (ii) our performance with respect to those performance measures will be at levels that would result in a maximum payout.

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Name	Fiscal Year of Grant	Grant Date Fair Value (Probable Performance)	Grant Date Fair Value (Maximum Performance)
Harry A. Lawton III	2020	$4,424,928	$8,849,856
Kurt D. Barton	2020	$524,963	$1,049,926
Benjamin F. Parrish, Jr. (7)	2020	$384,990	$769,980
Robert D. Mills	2020	$384,990	$769,980
Melissa D. Kersey	2020	$472,308	$944,616
Gregory A. Sandfort	2020	$—	$—
(4)Amounts reflect incentives earned under the Company’s CIP, but not yet paid, in each case calculated based on the Company’s financial performance for the indicated period.
(5)Amounts for fiscal 2020 are comprised of the following:

Name	Company Contribution to 401(k) Plan	Company Contribution to Deferred Compensation Plan	Group Term Life Insurance and Disability Premiums	Perquisites and Other Personal Benefits (10)	Employer Paid Healthcare	Other	Total
Harry A. Lawton III (11)	$—	$4,500	$5,638	$916	$11,744	$2,511,138	$2,533,936
Kurt D. Barton	$12,600	$4,500	$9,527	$1,000	$12,343	$—	$39,970
Benjamin F. Parrish, Jr. (12)	$12,600	$4,500	$13,471	$1,000	$7,694	$2,072,594	$2,111,859
Robert D. Mills	$12,600	$4,500	$6,433	$1,000	$12,074	$—	$36,607
Melissa D. Kersey (13)	$—	$4,356	$1,660	$417	$6,347	$677,159	$689,939
Gregory A. Sandfort (14)	$12,600	$—	$16,953	$500	$8,532	$312,498	$351,083
(6)Mr. Lawton was not a Named Executive Officer prior to fiscal 2020.
(7)Mr. Parrish retired from his position in January 2021. As part of his transition agreement with the Company, Mr. Parrish forfeited the third tranche of the 2020 RSU award, which would have vested in February 2023, the third tranche of the 2020 option award, which would have vested and become exercisable in February 2023, and all of his 2020 PSU award, which could have vested in February 2023. The transition agreement between Mr. Parrish and the Company is filed as Exhibit 10.1 to Current Report on Form 8-K, as filed with the Commission on October 16, 2020, Commission File No. 000-23314, and is discussed in more detail below.
(8)Ms. Kersey was not a Named Executive Officer prior to fiscal 2020.
(9)Mr. Sandfort retired from his position in January 2020 and retired from the Company on February 29, 2020. Pursuant to his transition agreement with the Company, which is described below in further detail, he was entitled to receive a pro-rata bonus for fiscal 2020 but did not receive any equity grants.
(10)Other personal benefits paid to the executive officers included Company-paid contributions to individual Health Savings Accounts (“HSA”) as part of the high deductible health insurance plan.
(11)Mr. Lawton joined the Company effective January 13, 2020. As part of his hiring, Mr. Lawton received a $1,000,000 cash sign-on bonus which vests on January 13, 2022, $1,507,928 in relocation benefits, $2,710 in day-one medical benefits, and $500 of other miscellaneous benefits.
(12)Mr. Parrish retired from his position in January 2021. Pursuant to Mr. Parrish’s transition agreement with the Company, those RSU and option awards that would have vested in February 2022 will vest on Mr. Parrish’s employment termination date (as defined in his transition agreement), and his 2019 PSU awards will continue to vest in accordance with the terms of the award agreement. Accordingly, on the date of Mr. Parrish’s transition agreement, which was October 14, 2020, the Company modified 2,944 RSU awards, 11,188 option awards, and 4,527 PSU awards at target value in accordance with the share-based compensation accounting rules, resulting in incremental fair value and compensation cost of $2,072,594.
(13)Ms. Kersey joined the Company effective July 20, 2020. As part of her hiring, Ms. Kersey received a $500,000 cash sign-on bonus, $173,741 in relocation benefits, and $3,418 in day-one medical benefits.
(14)Pursuant to Mr. Sandfort’s transition agreement with the Company, which is described below in further detail, Mr. Sandfort provided consulting services from March 1, 2020 through August 31, 2020 for consulting fees totaling $312,498. Additionally, Mr. Sandfort’s transition agreement provided that all unvested RSU and option awards as of his employment termination date of February 29, 2020 were accelerated and became fully vested. The acceleration of these awards did not result in the Company recognizing any incremental compensation costs. The corresponding RSU and option awards for which vesting was accelerated as of the employment termination date of February 29, 2020 had an intrinsic value of $6,951,004 based on the closing price of our Common Stock on February 28, 2020 (the last trading day prior to Mr. Sandfort’s employment termination date) of $88.51. The grant date fair value of these awards of $7,065,751 was previously reported in Summary Compensation Tables in prior year proxy statements. As a result, the table above does not reflect incremental compensation provided to Mr. Sandfort.

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2020 Grants of Plan-Based Awards

The following table reflects certain information with respect to awards to the Named Executive Officers to acquire shares of the Company’s Common Stock granted under the 2018 Plan and to receive a cash incentive under the Company’s CIP for fiscal 2020.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2) (4)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (4) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Harry A. Lawton III (7)	2/5/2020	$351,563	$1,406,250	$2,812,500	12,725	50,901	101,802	38,690	88,994	$9,499,806
Kurt D. Barton	2/5/2020	$116,250	$465,000	$930,000	1,529	6,117	12,234	5,984	24,271	$1,499,930
Benjamin F. Parrish, Jr. (8)	2/5/2020	$118,125	$472,500	$945,000	1,122	4,486	8,972	4,388	17,798	$1,099,929
	10/14/2020	$—	$—	$—	1,132	4,527	9,054	2,944	11,188	$2,072,594
Robert D. Mills	2/5/2020	$107,813	$431,250	$862,500	1,122	4,486	8,972	4,388	17,798	$1,099,929
Melissa D. Kersey (9)	8/4/2020	$103,125	$412,500	$825,000	828	3,311	6,622	4,280	14,625	$1,549,708
Gregory A. Sandfort (10)	—	$15,024	$60,096	$120,192	—	—	—	—	—	$—
(1)The Company’s CIP provides for various potential threshold, target and maximum payouts, as discussed in “Compensation Discussion and Analysis - Annual Cash Incentive Compensation.”
(2)The amounts in these columns represent the threshold, target, and maximum number of shares that may vest with respect to PSUs granted during fiscal 2020. The PSUs granted to our executives in fiscal 2020 will vest, subject to continued employment, at the end of a three year period that begins on the date of grant, if the performance objectives are achieved, with the exception of the PSU awards granted to Ms. Kersey in August 2020 which will vest 100% after approximately thirty months from the grant date. The performance metrics for the PSUs are growth in net sales and growth in earnings per diluted share through fiscal 2022 (i.e. - a three year performance period), each of which is weighted 50% in determining achievement, as further discussed in “Compensation Discussion and Analysis - Long-Term Incentive Compensation: Performance-Based Restricted Share Units”. Additionally, Mr. Lawton was granted 28,471 PSUs valued at approximately $2,500,000 in February 2020 at the first Compensation Committee meeting after his hire date which will vest 100% on the second anniversary of the grant date subject to continued employment and achievement of the performance metrics which are growth in net sales and growth in earnings per diluted share through fiscal 2021, each of which is weighted 50% in determining achievement. Mr. Parrish retired from his position in January 2021. As part of his transition agreement with the Company, Mr. Parrish forfeited all of his 2020 PSU awards. Accordingly, Mr. Parrish will not receive any of the 2020 PSU award grants described in this column.
(3)Reflects awards of RSUs which vest ratably, subject to continued employment, each year over a three year period from the date of the grant, with the exception of 16,748 RSUs valued at approximately $1,500,000 granted to Mr. Lawton and approximately 3,429 RSUs valued at approximately $500,000 granted to Ms. Kersey, as grants at the first Compensation Committee meeting after their date of hire in connection with incentives to join the Company, each of which vests one year from the grant date. Additionally, as a part of Mr. Parrish’s transition agreement with the Company, 1/3 of the 2020 RSUs, which would have vested in February 2022, will vest on Mr. Parrish’s employment termination date (as defined in his transition agreement), and 1/3 of the 2020 RSUs, which would have vested in February 2023, were forfeited.
(4)Each Named Executive Officer is required to retain 50% of net after-tax shares acquired on exercise of stock options or vesting of stock awards until stock ownership requirements are met.
(5)Options are awarded by the Compensation Committee of the Board and the exercise price is equal to the closing price of the Company’s Common Stock on the day preceding the day of the corresponding Committee meeting at which such awards are authorized.  Options awarded to the Named Executive Officers vest ratably each year over a three year period and have a ten year life. For the February 5, 2020 grant date, the exercise or base price of option awards was $91.10 and the closing market price on the date of grant was $93.97. For the August 4, 2020 grant date, the exercise or base price of option awards was $147.42 and the closing market price on the date of grant was $148.23. Additionally, as a part of Mr. Parrish’s transition agreement with the Company 1/3 of the 2020 option award, which would have vested in February 2022, will vest on Mr. Parrish’s employment termination date (as defined in his transition agreement), and 1/3 of the 2020 option award, which would have vested in February 2023, was forfeited.
(6)The grant date fair value of equity awards is computed in accordance with the share-based compensation accounting rules as further described in Note 2 to our Annual Report on Form 10-K that was filed with the SEC on February 18, 2021, excluding the effect of any estimated forfeitures. The grant date fair value of PSU awards as included in the table above reflect target achievement.

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(7)Mr. Lawton joined the Company effective January 13, 2020. At the first Compensation Committee meeting after his hire date, which was on February 5, 2020, he was granted 22,430 PSUs at target value, 21,942 RSUs and 88,994 stock options; along with 28,471 PSUs at target value and 16,748 RSUs in connection with incentives to join the Company.
(8)Pursuant to Mr. Parrish’s transition agreement with the Company, those RSU and option awards that would have vested in February 2022 will vest on Mr. Parrish’s employment termination date (as defined in his transition agreement), and his 2019 PSU awards will continue to vest in accordance with the terms of the award agreement. Accordingly, on the date of Mr. Parrish’s transition agreement, which was October 14, 2020, the Company modified 2,944 RSU awards, 11,188 option awards, and 4,527 PSU awards at target value in accordance with the share-based compensation accounting rules, resulting in incremental fair value and compensation cost of $2,072,594.
(9)Ms. Kersey joined the Company effective July 20, 2020. At the first Compensation Committee meeting after her hire date, which was on August 4, 2020, she was granted a pro-rata award of 858 PSUs at target value, 851 RSUs and 3,375 stock options; along with 2,453 PSUs at target value, 3,429 RSUs, and 11,250 stock options in connection with incentives to join the Company.
(10)Pursuant to Mr. Sandfort’s transition agreement with the Company, which is described below in further detail, Mr. Sandfort was eligible to receive, and did receive, a pro rated portion of the bonus earned under the Company’s CIP through January 12, 2020, and Mr. Sandfort was not granted any equity-based awards during fiscal 2020. Mr. Sandfort was paid $120,192 under the Company’s CIP, which represents 250% of Mr. Sandfort’s base salary, pro rated through January 12, 2020.

Outstanding Equity Awards at Fiscal 2020 Year-End

The following table reflects all equity awards held by the Named Executive Officers at the end of fiscal 2020:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (#) (4)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
Harry A. Lawton III (7)	—	88,994	—	$91.10	2/5/2030	38,690	$5,682,787	50,901	$7,476,339
Kurt D. Barton	11,712	—	—	$73.18	2/8/2027	—	$—	—	$—
	33,639	16,820	—	$67.28	2/7/2028	9,801	$1,439,571	—	$—
	7,165	14,331	—	$89.59	2/6/2029	4,038	$593,101	6,173	$906,690
	—	24,271	—	$91.10	2/5/2030	5,984	$878,930	6,117	$898,465
Benjamin F. Parrish, Jr.	—	12,335	—	$67.28	2/7/2028	7,186	$1,055,480	—	$—
	—	10,510	—	$89.59	2/6/2029	2,961	$434,912	4,527	$664,926
	—	17,798		$91.10	2/5/2030	4,388	$644,509	4,486	$658,904
Robert D. Mills	10,010	—	—	$73.18	2/8/2027	—	$—	—	$—
	4,000	5,607	—	$67.28	2/7/2028	3,268	$480,004	—	$—
	3,000	5,501	—	$78.98	8/8/2028	3,276	$481,179	—	$—
	3,000	10,510	—	$89.59	2/6/2029	2,961	$434,912	4,527	$664,926
	—	17,798		$91.10	2/5/2030	4,388	$644,509	4,486	$658,904
Melissa D. Kersey (8)	—	14,625	—	$147.42	8/4/2030	4,280	$628,646	3,311	$486,320
Gregory A. Sandfort	107,143	—	—	$86.08	3/1/2023	—	$—	—	$—
	156,705	—	—	$73.18	3/1/2023	—	$—	—	$—
	185,019	—	—	$67.28	3/1/2023	—	$—	—	$—
	85,985	—	—	$89.59	3/1/2023	—	$—	24,694	$3,627,055
(1)Reflects awards of options. Option awards vest one-third annually over the first three years following grant. Mr. Parrish retired from his position in January 2021. As part of his transition agreement with the Company, all of the outstanding options that would have vested in February 2022 will vest on Mr. Parrish’s employment termination date (as defined in his transition agreement), and 1/3 of the 2020 option award, which would have vested in February 2023, was forfeited.
(2)Options are awarded by the Compensation Committee of the Board and the exercise price is equal to the closing price of the Company’s Common Stock on the day preceding the corresponding Compensation Committee meeting at which such awards are authorized.

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(3)Options awarded by the Compensation Committee are granted with a ten-year life. Pursuant to a transition agreement with the Company, as described below in further detail, Mr. Sandfort’s options have an expiration date of March 1, 2023. Pursuant to Mr. Parrish’s transition agreement, on his employment termination date (as defined in his transition agreement), all outstanding options granted to Mr. Parrish shall be exercisable until the earlier of (i) one year from his employment termination date (as defined in his transition agreement) and (ii) the date on which such option expires in accordance with the provisions of the applicable award agreement.
(4)The amounts in this column represent RSUs as well as PSUs granted in 2018 for which the performance conditions have been satisfied. RSU awards granted prior to 2019 cliff vest in full on the third anniversary of the date of grant. RSU awards granted in 2019 and after vest one-third annually over the first three years following the grant date. The 2018 PSU awards included in this column vest one-third annually over the first three years following the date of grant. Mr. Lawton has 16,748 RSUs granted on February 5, 2020 which vest one year from the grant date. Ms. Kersey has 3,429 RSUs granted on August 4, 2020 which vest one year from the grant date. Additionally, as a part of Mr. Parrish’s transition agreement with the Company, 1/3 of the 2020 RSUs and 1/3 of the 2019 RSUs, which would have each vested in February 2022, will each vest on Mr. Parrish’s employment termination date (as defined in his transition agreement), and 1/3 of the 2020 RSUs, which would have vested in February 2023, were forfeited.
(5)Market value of unvested stock awards was determined based on the closing price of a share of our Common Stock on December 24, 2020 (the last trading day of fiscal 2020), which was $146.88 per share.
(6)The amounts in this column represent PSUs for which the performance conditions have not yet been satisfied. The PSU amounts included assume a target level achievement. The actual number of shares issued, if any, may be higher or lower than the target based on actual achievement levels relative to the performance objectives. If the performance and service conditions are met, the PSU awards granted in 2019 and after will cliff vest on the third anniversary of the grant date, with the exception of 28,471 PSUs granted to Mr. Lawton on February 5, 2020 which will cliff vest on the second anniversary of the grant date and 3,311 PSUs granted to Ms. Kersey on August 4, 2020 which will cliff vest after approximately thirty months from the grant date. Additionally, as a part of Mr. Parrish’s transition agreement with the Company, on the employment termination date (as defined in his transition agreement), Mr. Parrish will become vested in the 2019 target grant of 4,527 PSUs, which will vest in accordance with the actual achievement of the performance metrics applicable thereto, which shall be distributed to Mr. Parrish following the end of the performance period when distributed to other participants in the equity plan. Further, as part of his transition agreement with the Company, Mr. Parrish forfeited all of his 2020 PSU awards. Refer to “Compensation Discussion and Analysis - Long-Term Incentive Compensation: Performance-Based Restricted Share Units” for additional information regarding our PSU grants.
(7)Mr. Lawton joined the Company effective January 13, 2020.
(8)Ms. Kersey joined the Company effective July 20, 2020.

2020 Option Exercises and Stock Vested

The following table reflects certain information with respect to options exercised by the Named Executive Officers during the 2020 fiscal year as well as stock awards that vested during fiscal 2020:

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Harry A. Lawton III (4)	—	$—	—	$—
Kurt D. Barton	60,421	$3,040,763	9,467	$900,866
Benjamin F. Parrish, Jr.	120,619	$8,591,467	8,212	$782,512
Robert D. Mills	34,293	$1,590,037	5,437	$564,093
Melissa D. Kersey (5)	—	$—	—	$—
Gregory A. Sandfort	454,874	$21,712,166	91,658	$8,374,064
(1)The value realized equals the difference between the option exercise price and the sales price, multiplied by the number of shares to which the exercise relates.
(2)Represents the gross number of shares acquired upon vesting of stock awards, without deduction for shares that may have been withheld to satisfy applicable tax withholding obligations.
(3)The value realized equals the average of the high and low market price on the business day immediately preceding the vesting date, multiplied by the number of shares vested.
(4)Mr. Lawton joined the Company effective January 13, 2020.
(5)Ms. Kersey joined the Company effective July 20, 2020.

2020 Non-Qualified Deferred Compensation

The Executive Deferred Compensation Plan provides that designated participants may elect to defer up to 40% of their annual base salary and up to 92% of their annual incentive compensation under the CIP.  Under the Executive Deferred Compensation Plan, the participants’ salary deferral is matched by the Company, 100% on the first $3,000 of base salary contributed and 50% on the next $3,000 of base salary contributed limited to a maximum annual matching contribution of $4,500.  Effective January 1, 2013, each participant

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has a choice of deemed investments for their plan account. Each participant is “deemed to be invested” in these investment options for the purposes of determining the amount of earnings or losses to be credited to their account. Contributions made to the plan before January 1, 2013 earn simple annual interest at the prime rate in effect on January 1st of each year which is credited quarterly; however, those assets are not available for transfer into the new investment options.  Each participant is fully vested in all amounts credited to their deferred compensation account.  Payments under the Executive Deferred Compensation Plan are made in cash in a single lump sum payment on a date elected by the participant with the exception of installment payments effective prior to January 1, 2011. Payments are made no earlier than six months following the earlier of the participant’s (i) death, (ii) retirement, (iii) total and permanent disability, (iv) termination of employment with the Company or (v) some other date designated by the participant at the time of the initial deferral.

The following table sets forth certain information about each Named Executive Officer’s participation in the Executive Deferred Compensation Plan in fiscal 2020:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Company Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
Harry A. Lawton III	$10,385	$4,500	$3,528	$—	$18,413
Kurt D. Barton	$18,277	$4,500	$8,841	$—	$54,828
Benjamin F. Parrish, Jr.	$12,539	$4,500	$105,069	$—	$688,800
Robert D. Mills	$20,514	$4,500	$15,855	$(65,940)	$111,760
Melissa D. Kersey	$5,712	$4,356	$83	$—	$10,151
Gregory A. Sandfort	$—	$—	$23,039	$(504,531)	$42,379
(1)The amounts reported in this column are included in the “2020 Summary Compensation Table” under the heading “Salary.”
(2)The amounts reported in this column are included in the “2020 Summary Compensation Table” under the heading “All Other Compensation.”
(3)The Company does not provide above-market or preferential earnings on Executive Deferred Compensation Plan contributions, so these amounts were not reported in the Summary Compensation Table.
(4)Of these balances, the following amounts were reported in Summary Compensation Tables in prior year proxy statements: Mr. Barton - $23,210; Mr. Parrish - $566,692; Mr. Mills - $136,831; Mr. Sandfort - $523,871.

Chief Executive Officer (“CEO”) Compensation Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of the median employee’s annual compensation (Section 953 (b)) to the annual compensation of the CEO.

The median employee was identified from all full-time, part-time, seasonal and temporary employees, excluding the CEO, who were employed by the Company as of October 7, 2020. This date reflects the completion of the Company’s first payroll period following the selection period lapse of three years after initial selection of the median employee. A total of 40,590 employees were employed on that date.  Compensation was measured over the 12-month period beginning on January 1, 2020 and ending on December 30, 2020. The median employee identified is a team member located in Topeka, Kansas. The Company’s workforce is comprised of approximately 50% full-time and 50% part-time employees with the use of seasonal employees during the spring and fall selling seasons.

To determine the median total annual compensation for our employees (other than our CEO) in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, we included total gross earnings and employer paid healthcare costs which were calculated using internal payroll records. In making this determination, we annualized compensation for full-time and part-time permanent employees who were employed on October 7, 2020, but did not work for us the entire fiscal year. No full-time equivalent adjustments were made for part-time temporary or seasonal employees.

Our CEO pay ratio has been determined for Mr. Lawton, who was the CEO on the date that the median employee was selected. Mr. Lawton had fiscal 2020 annual total compensation of $15,812,073, as reflected in the Summary Compensation Table included in this Proxy Statement. Annualizing for Mr. Lawton’s start date of January 12, 2020, his total annual compensation in fiscal 2020 would have been $15,971,242.  The median employee’s annual total compensation for 2020 that would be reportable in the Summary Compensation Table was $24,437.  As a result, the CEO pay ratio is 654:1. We note that a substantial portion of Mr. Lawton’s total compensation for fiscal 2020 was composed of sign-on equity and cash awards, which he received, in accordance with his employment agreement, as incentives to join the Company. Excluding the approximately $4,000,000 aggregate grant date fair value sign-on equity award and $1,000,000 cash award, the ratio would have been 449:1.

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Potential Payments Upon Termination or Change in Control

Retirement and Transition Agreement with Mr. Sandfort

On December 17, 2019, the Company entered into a transition agreement (the "Sandfort Transition Agreement") with Mr. Sandfort. Pursuant to the terms of the Sandfort Transition Agreement, Mr. Sandfort continued to serve as Chief Executive Officer until January 12, 2020, at which time he began serving the Company in the capacity of Strategic Advisor during the period (the "Employment Transition Period") from January 13, 2020 until February 29, 2020 (the "Employment Termination Date"), and then began serving as a Consultant to the Company during the period (the "Consultation Transition Period") from March 1, 2020 to August 31, 2020 (the "Consulting Termination Date") in order to assist in the orderly transition of his responsibilities to his successor, Mr. Lawton.

During the Employment Transition Period, Mr. Sandfort received the following: (i) any unpaid Base Salary and benefits through the Employment Termination Date; (ii) a lump sum payment, in cash, equal to the estimated cost of procuring for Mr. Sandfort and his dependents: life, disability, accident and health insurance benefits for a period of two (2) years following the Employment Termination Date; (iii) any other unpaid benefits to which Mr. Sandfort was otherwise entitled under any other plan, policy or program of the Company (including any retirement plan) applicable to Mr. Sandfort as of the Employment Termination Date, in accordance with the terms of such plan, policy or program; (iv) all then outstanding options to acquire stock of the Company and all then outstanding restricted shares of stock and restricted stock units of the Company held by Mr. Sandfort were fully vested, and all performance share units, performance-based restricted stock and performance-based restricted stock units vested according to the terms of the applicable award agreement; and (v) any vested options held by Mr. Sandfort shall remain exercisable until the earlier of (a) the third anniversary of the Employment Termination Date (except in the case of Mr. Sandfort’s death during such period, in which event the options shall be exercisable until the earlier of the second anniversary of the date of Mr. Sandfort’s death and the third anniversary of the Employment Termination Date) and (b) the otherwise applicable normal expiration date of such option. During the Consultation Transition Period, Mr. Sandfort received a monthly consulting fee of $52,083.

Mr. Sandfort has retired from the Company and has fulfilled his duties as a Strategic Advisor and as a Consultant under the terms of the Sandfort Transition Agreement. Accordingly, Mr. Sandfort is not entitled to any of the benefits or potential payments identified under the headings “Payments Made Upon Death or Disability,” “Payments Upon Certain Termination Events,” or “Payments to Be Made Upon a Change in Control,” and as a result, any references under such headings to “Named Executive Officers,” “executive officers” or any similar term shall not include Mr. Sandfort. The actual payments received by Mr. Sandfort under the Sandfort Transition Agreement are discussed under the heading “Termination and Other Payments Assuming December 26, 2020 Trigger Date.”

Retirement and Transition Agreement with Mr. Parrish

On October 14, 2020, the Company entered into a transition agreement (the “Parrish Transition Agreement”) with Benjamin F. Parrish, Jr., the Company’s former Executive Vice President, General Counsel and Corporate Secretary. Pursuant to the Parrish Transition Agreement, Mr. Parrish agreed to continue in his role until his successor was found and assist the Company in the transition of his duties for a period of thirty (30) days after his successor became employed by the Company (the “Initial Transition Period”). Mr. Parrish also agreed, if requested by the Company, to continue to assist in the transition of his duties to his successor until the later of March 31, 2021 and ninety (90) days following the Initial Transition Period (the “Additional Transition Period”). Mr. Parrish also agreed to be bound by certain non-disparagement, non-competition, non-solicitation and confidentiality provisions, in each case as set forth in the Parrish Transition Agreement, and has agreed to execute a general release of claims against the Company. In exchange for the release, the restrictive covenants and his agreement to provide transition services, Mr. Parrish is entitled to the following: (i) continuation of his base salary through the Initial Transition Period and $10,000 per month during any Additional Transition Period; (ii) payment of his earned bonus for full-year fiscal 2020; (iii) any earned bonus for fiscal 2021 pro rated based on the number of days worked from the beginning of the fiscal year until the date of his successor’s employment; (iv) a lump sum payment equal to four weeks of vacation time; and (v) on Mr. Parrish’s employment termination date, (a) all options and time-based restricted stock units that are scheduled to vest in 2021 (if not previously vested) and in 2022 shall become vested and (b) all unvested performance share units or performance-based restricted share units that are scheduled to vest through February 2021 (if not previously vested) and February 2022 shall become vested in accordance with the actual achievement of the performance metrics of each grant and shall be distributed to Mr. Parrish following the end of the performance period when distributed to other participants in the equity plan. In addition, all outstanding options granted to Mr. Parrish shall be exercisable until the earlier of (i) one year from his employment termination date and (ii) the date on which such option expires in accordance with the provisions of the applicable award agreement. In the event that Mr. Parrish elects to continue his participation in the Company’s group medical, dental and vision plans under applicable COBRA regulations, the Company will pay the applicable COBRA premiums for a period of up to 18 months following Mr. Parrish’s employment termination date. The benefits available under this agreement were less favorable than those included in the Company’s Severance Plan (as defined and discussed below).

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Mr. Parrish has retired from the Company, and his successor began her employment with the Company effective January 11, 2021. As such, the Initial Transition Period ended on February 10, 2021, and the Additional Transition Period will end on May 31, 2021. During the entirety of fiscal 2020, Mr. Parrish was entitled to the same benefits and potential payments identified below as the other Named Executive Officers currently employed by the Company (except for those only applicable to Mr. Lawton). However, pursuant to the terms of the Parrish Transition Agreement, Mr. Parrish is no longer entitled to any of the benefits or potential payments identified under the headings “Payments Made Upon Death or Disability,” “Payments Upon Certain Termination Events,” or “Payments to Be Made Upon a Change in Control,” and as a result, any references under such headings to “Named Executive Officers,” “executive officers” or any similar term shall not include Mr. Parrish. The hypothetical payments that would have been received by Mr. Parrish, assuming a triggering event on December 26, 2020, as well as the actual payments received by Mr. Parrish under the Parrish Transition Agreement are discussed under the heading “Termination and Other Payments Assuming December 26, 2020 Trigger Date.”

Payments Made Upon Death or Disability

Pursuant to the terms of the Sandfort Transition Agreement and the Parrish Transition Agreement, Messrs. Sandfort and Parrish are not entitled to the benefits and payments discussed under this heading, and any references to “Named Executive Officers,” “executive officers” or any similar term shall not include Messrs. Sandfort and Parrish.

If the employment of any of the Named Executive Officers (other than Mr. Lawton, whose rights are described below under “Payments to Mr. Lawton”) is terminated by death or disability, the Named Executive Officer will be fully vested in all then-outstanding stock options and all then-outstanding RSUs of the Company and all such options shall remain exercisable until the earlier of (i) one year after the date of termination and (ii) the otherwise applicable normal expiration date of the option.

Pursuant to the award agreements under which the Named Executive Officers were granted PSUs, in the event that a Named Executive Officer's employment is terminated as a result of his or her death or disability, the Named Executive Officer will be fully vested in all PSUs, provided that if termination occurs prior to the end of the performance period, any PSUs will not be settled until the Compensation Committee determines the number of PSUs that should vest based on the extent to which the performance targets will have been achieved.

Under the terms of the Company’s disability plan, the Named Executive Officers are eligible for a disability benefit that is equal to a maximum of $10,000 per month.  The definition of disability is the same as that used for the disability plan covering all employees except that a Named Executive Officer’s disability must preclude the subject officer’s ability to carry out only his or her executive function.  The disability benefit would be reduced by any benefits payable under Social Security or worker’s compensation.  The payments continue based on age and various Social Security qualifications.  Additionally, the Named Executive Officers are eligible for a supplemental disability benefit under the Company-sponsored Executive Supplemental Individual Disability Insurance program, which provides for additional coverage above the $10,000 per month limit of the group long-term disability plan not to exceed 60% of monthly income.

Payments Upon Certain Termination Events

Payments to Mr. Lawton

In the event that Mr. Lawton's employment is terminated by the Company without cause or by Mr. Lawton for good reason (each as defined in his employment agreement), and if Mr. Lawton signs a customary release of all claims in favor of the Company, Mr. Lawton would be entitled to payment of his base salary for a period of two (2) years, an amount equal to two (2) times his target cash bonus for such year multiplied by the average of the bonus percentage applied to other executive officers’ target cash bonuses for the prior three (3) fiscal years pursuant to any cash bonus plan maintained by the Company in respect of the fiscal years preceding the date of termination and a lump sum payment equal to the estimated cost of life, disability, accident and health insurance benefits for Mr. Lawton and his dependents for two (2) years. The Company's obligation to make such payments will be reduced dollar-for-dollar by the amount of compensation earned by Mr. Lawton from other employment during the period the Company is required to make any severance payments. In the event of termination due to death or disability, Mr. Lawton would be entitled to base salary and benefits earned through the date of termination and an amount equal to the pro rata portion of the actual cash bonus earned for the year in which the date of termination occurs. In the event of a termination by the Company for cause or by Mr. Lawton without good reason, Mr. Lawton would receive only base salary and benefits earned through the date of termination.

Mr. Lawton's employment agreement also provides that upon termination due to death or disability, Mr. Lawton will be fully vested in all then-outstanding stock options and all then-outstanding RSUs of the Company and all such options shall remain exercisable until the earlier of (i) the second anniversary of the date of termination and (ii) the otherwise applicable normal expiration date of such option. In the event of termination of Mr. Lawton's employment by the Company without cause or by Mr. Lawton for good reason, the vesting of

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all of the outstanding stock options and restricted shares of stock and RSUs held by Mr. Lawton scheduled to vest in the twelve (12) month period following the date of termination will be accelerated and any such options shall remain exercisable until the earlier of (i) the second anniversary of the date of termination and (ii) the otherwise applicable normal expiration date of such option. The vesting of any PSUs or performance-based restricted stock or performance-based restricted stock unit awards shall vest according to the terms of the applicable award agreement in the case of Mr. Lawton’s termination due to death or disability or as a result of termination without cause by the Company or by Mr. Lawton for good reason.

Payments to Certain Other Named Executive Officers

Pursuant to the terms of the Sandfort Transition Agreement and the Parrish Transition Agreement, Messrs. Sandfort and Parrish are not entitled to the benefits and payments discussed under this heading, and any references to “Named Executive Officers,” “executive officers” or any similar term shall not include Messrs. Sandfort and Parrish.

If the employment of any of the Named Executive Officers (other than Mr. Lawton, whose rights and obligations are described above) is voluntarily or involuntarily terminated, except pursuant to the Severance Plan described below, no additional payments or benefits will accrue or be paid other than what has accrued and is vested under the benefit plans discussed above in this Proxy Statement included under the headings “Compensation Discussion and Analysis” and “2020 Non-Qualified Deferred Compensation.”

On November 6, 2019, the Board adopted and approved the Tractor Supply Company Severance Plan (the “Severance Plan”). The Severance Plan will expire on June 13, 2021 (the date that is eighteen (18) months after the date Mr. Lawton succeeded Mr. Sandfort as CEO). The purpose of the Severance Plan is to provide severance benefits in connection with an involuntary termination without cause to the President of Petsense, LLC and any person who qualifies as a Senior Vice President or an Executive Vice President of the Company and designated by the Board on the effective date of the Severance Plan as an employee eligible to receive benefits under the Severance Plan (individually, an “Eligible Employee” and collectively, the “Eligible Employees”). Each of Messrs. Barton and Mills, as well as Ms. Kersey, are eligible employees.

In order to be eligible to receive any of the severance benefits under the Severance Plan, the Eligible Employee must (a) execute a general release of claims against the Company within 45 days following the date of such Eligible Employee’s involuntary separation of service with the Company without Cause (such date, the “Date of Separation”) and (b) agree to not (i) use or disclose any confidential information pertaining to the business of the Company or its affiliates for twenty-four (24) months following the Date of Separation, (ii) operate or perform any services for any retailer in the farm and ranch, pet or animal products and services sectors for twelve (12) months following the Date of Separation, (iii) solicit or offer, for a period of twenty-four (24) months, employment to any person who is or has been employed by the Company or its affiliates at any time during the twelve (12) months immediately preceding such solicitation, or (iv) make any public disparaging or derogatory statements regarding the Company or its affiliates for twenty-four (24) months following the Date of Separation (each of (a) and (b) above, a “Condition” and together, the “Conditions”).

Cause is defined in the Severance Plan as the Eligible Employee’s:
•material failure to perform, or negligence in the performance of, reasonably assigned duties of the Eligible Employee’s position, which failure such Eligible Employee does not cure within fifteen (15) days of the Company providing written notice of such failure;
•material personal dishonesty or willful misconduct in the performance of duties or with respect to the Company or its affiliates;
•misappropriation of funds or fraud with respect to the Company or its affiliates;
•conviction of, or a plea of guilty or nolo contendere to, a felony or other crime involving dishonesty or moral turpitude; or
•(i) any breach by the Eligible Employee of, or any act by the Eligible Employee causing the Company or its affiliates to breach, applicable laws or regulations relating to securities of the Company or its affiliates or other material laws or regulations relating to the Company or its affiliates, or (ii) any willful or grossly negligent act by the Eligible Employee resulting in an investigation by the Securities and Exchange Commission, which, in each of cases (i) and (ii), materially adversely affects the Company or its affiliates or such Eligible Employee’s ability to perform his or her duties to his or her employer.

Following the Date of Separation and subject to the Eligible Employee’s fulfillment of the Conditions, the Eligible Employee is entitled to the following severance benefits:

•Severance Pay. Cash severance in an amount equal to (i) the Eligible Employee’s base salary in effect immediately prior to the Date of Separation, plus (ii) the average of the annual cash bonus earned by the Eligible Employee under the Company’s applicable annual cash incentive bonus plan in each of the last three (3) fiscal years (both (i) and (ii), the “Cash Compensation”).

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•Pro-Rata Bonus. Payment of any annual performance bonus for the fiscal year in which the Date of Separation occurs and pro-rated through the Date of Separation, provided the Eligible Employee meets the applicable performance goals for such bonus (the “Pro-Rata Bonus”), payable in cash at the same time as bonuses are paid to other executives.
•Medical and Dental Insurance. Eligibility to elect COBRA continuation coverage and receive medical and dental insurance coverages through COBRA for one (1) year following the Date of Separation and to receive reimbursements from the Company (on an after-tax basis) for the total amount of the monthly COBRA medical and dental insurance premiums payable by the Eligible Employee for such continued benefits (on a monthly premium basis) immediately prior to the Date of Separation, provided, however, that if, within one (1) year following the Date of Separation, the Eligible Employee becomes employed by a new employer that provides medical and dental coverage, the Company’s obligation to pay or reimburse the Eligible Employee for medical and dental coverage under COBRA shall cease.
•Equity Vesting. The accelerated vesting of (i) any unvested stock options and restricted stock units that are scheduled to vest within twelve (12) months from the Date of Separation and (ii) any unvested performance share units and performance-based restricted stock units for which the performance period has ended as of the Date of Separation.
•Additional Benefits. Any earned but unpaid base salary, earned but unpaid bonus payments from the prior fiscal year and a cash payment equal to the earned but unused vacation days through the Date of Separation. The Eligible Employee shall also be entitled to prompt reimbursement of any unreimbursed expenses properly incurred in accordance with the Company’s policies prior to the Date of Separation, in addition to any other benefits to which such Eligible Employee may be entitled pursuant to the terms and conditions of (i) the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy, and (ii) the indemnification and directors and officers insurance plans, policies or programs of the Company.

The Cash Compensation shall be paid to an Eligible Employee over a twelve (12) month period on the Company’s regular payroll cycle. In the event than an Eligible Employee would be entitled to both severance payments or benefits pursuant to the Severance Plan and severance payments or benefits pursuant to a Change in Control Agreement, then the Eligible Employee shall not be entitled to payments or benefits pursuant to the Severance Plan, and shall instead be entitled only to payments or benefits pursuant to a Change in Control Agreement.

Payments to Be Made Upon a Change in Control

Pursuant to the terms of the Sandfort Transition Agreement and the Parrish Transition Agreement, Messrs. Sandfort and Parrish are not entitled to the benefits and payments discussed under this heading, and any references to “Named Executive Officers,” “executive officers” or any similar term shall not include Messrs. Sandfort and Parrish.

On March 9, 2021, Mr. Lawton and the Company entered into a Change in Control Agreement effective as of March 1, 2021 (the “Lawton Change in Control Agreement”). Pursuant to the Lawton Change in Control Agreement, if Mr. Lawton’s employment is terminated during the term of the agreement following a change in control of the Company other than (i) by the Company for cause, (ii) by reason of death, disability or retirement or (iii) by Mr. Lawton without good reason (as such terms are defined in the agreement), Mr. Lawton will receive: (a) an amount equal to two (2) times the sum of (x) Mr. Lawton’s base salary as in effect immediately prior to the date of termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting good reason (as defined in the Lawton Change in Control Agreement), and (y) the average of Mr. Lawton’s annual bonus(es) or award(s) for the three (3) fiscal years (or such shorter number of full fiscal years during which he was employed by the Company or its successor) pursuant to any cash bonus plan maintained by the Company in respect of the fiscal years preceding the date of termination or, if higher, in respect of the fiscal years preceding the change in control (or, if he has not been employed for a full fiscal year as of the date of termination, the amount of his applicable annual bonus in effect as of the date of termination, or if greater, the date of the change in control, that would have been earned if results for that portion of the fiscal year in which the date of termination or change of control, as applicable, occurs were annualized); (b) an amount equal to the estimated cost of procuring for Mr. Lawton and his dependents life, disability, accident and health insurance benefits for a period of two (2) years following the date of termination payable in a lump sum, in cash; (c) outplacement services capped at $40,000; (d) a lump sum cash payment equal to the average of the actual annual bonus(es) or award(s) received by Mr. Lawton pursuant to any cash bonus plan maintained by the Company in respect of the three (3) most recent fiscal years which occurred immediately prior to the date of termination (or such shorter number of full fiscal years during which Mr. Lawton was employed by the Company or its successor (or, if he has not been employed for a full fiscal year as of the date of termination, the amount of his applicable annual bonus in effect as of the date of termination, or if greater, the date of the change in control, that would have been earned if results for that portion of the fiscal year in which the date of termination or change of control, as applicable, occurs were annualized), multiplied by a fraction, the numerator of which is the number of days in the then-current fiscal year through and including the date of termination, and the denominator of which is 365; (e) the stock options outstanding at the date of termination will become fully vested and continue to be exercisable until the earlier of (i) the second anniversary of the date of termination or (ii) the otherwise applicable expiration date of the term of such option, or, at the Company’s election, may be canceled upon lump sum payment of the cash equivalent of the excess of the fair market value of the related options; and (f) all restricted stock units and other equity-based

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awards outstanding at the date of termination will become fully vested (including restricted stock units of the Company and, except as otherwise provided in the applicable award agreement, any awards subject to performance-vesting conditions shall be settled assuming the “target” level of performance shall have been achieved) or, at the Company’s election may be canceled upon lump sum payment of the cash equivalent of the fair market value of the related stock. The Lawton Change in Control Agreement expires in February 2023.

The Company is also a party to Change in Control Agreements with each Named Executive Officer (other than Mr. Lawton, who has a different change in control agreement than the other Named Executive Officers and is described above). Pursuant to these Change in Control Agreements, if an executive’s employment is terminated following a change in control (other than termination by the Company for cause or by reason of death or disability) or if the executive retires or terminates his employment in certain circumstances defined in the agreement which constitute “good reason,” the executive will receive:

•the equivalent of 1.5x the annual base salary and average annual bonus(es) or award(s) pursuant to any cash bonus plan for the three (3) prior fiscal years preceding the date of termination or, if higher, the three (3) prior fiscal years preceding the change in control, payable in a lump sum, in cash;

•a lump sum payment, in cash, equal to the estimated cost of existing life, disability and medical benefits for the executive and his or her dependents for a period of two (2) years beyond the date of termination;

•outplacement services not to exceed $40,000; and

•a pro-rata portion of the executive's average annual bonus(es) or award(s) under any cash bonus plan for the three (3) prior fiscal years preceding the date of termination payable in a lump sum, in cash.

The Change in Control Agreements also provide that:

•the stock options outstanding at the date of termination will become fully vested and continue to be exercisable until the earlier of (i) the second anniversary of the date of termination or (ii) the otherwise applicable expiration date of the term of such option, or, at the Company’s election, may be canceled upon lump sum payment of the cash equivalent of the excess of the fair market value of the related options;

•the RSUs outstanding at the date of termination will become fully vested or, at the Company’s election may be canceled upon lump sum payment of the cash equivalent of the fair market value of the related stock; and

•except as otherwise provided in an applicable award agreement, any awards subject to performance-vesting conditions shall be settled assuming a “target” level of performance shall have been achieved or, at the Company’s election, such awards may be canceled upon lump sum payment of the cash equivalent of the fair market value of the related stock.

In the Change in Control Agreements, the Named Executive Officers have agreed to remain in the employ of the Company for at least six (6) months following a change in control unless the Named Executive Officer resigns for good reason, dies, becomes disabled, retires or is terminated by the Company. In addition, the Named Executive Officers (other than Mr. Lawton) have agreed, during their employment with the Company and for a period of 18 months, following termination of employment by the Company after a change in control, not to compete with the Company’s business, solicit or hire any of the Company’s employees, disparage the Company or disclose any confidential information or trade secrets of the Company. Pursuant to the terms of the Lawton Change in Control Agreement, Mr. Lawton has agreed, for a period of 24 months following termination of employment by the Company after a change in control, not to compete with the Company’s business, solicit or hire any of the Company’s employees, disparage the Company or disclose any confidential information or trade secrets of the Company.

Other than as noted above, the Change in Control Agreements for each of the Named Executive Officers (other than Mr. Lawton) are substantially similar and expire in February 2023.

Pursuant to the Change in Control Agreements for each of the Named Executive Officers and the Lawton Change in Control Agreement, a change in control is deemed to occur upon (i) any person acquiring ownership of the securities of the Company representing more than 35% of the combined voting power of the Company; or (ii) any change in the majority of the Board of Directors during any 12 month period during the term; or (iii) consummation of a reorganization, merger or consolidation of the Company whereby 50% or more of the combined voting power of the then outstanding shares of the Company changes; or (iv) a sale or disposition of all or substantially all of the assets of the Company (unless such sales do not result in a change in the proportional ownership existing immediately prior to such sale or disposition).

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Pursuant to the award agreements under which the Named Executive Officers have been granted PSUs, if the entity surviving a change in control of the Company assumes the PSUs, the PSUs shall be eligible to vest at the target amount on the applicable vesting date(s) if the change in control occurs prior to the end of the performance period or the remaining number of PSUs shall continue to vest on the applicable vesting date(s) if the change in control occurs after the end of the performance period, provided that if the Named Executive Officer's employment is terminated without cause by the successor, by the Named Executive Officer for good reason or as a result of the Named Executive Officer's death, disability, retirement or early retirement (each as defined in the award agreement) within one year following the change in control, all such PSUs shall vest and be released to the Named Executive Officer. In the event that the successor does not assume the award, a number of PSUs equal to the target award in the event the performance period has not ended, or the actual number of PSUs that would have vested on each vesting date following the performance period if the change in control occurs after the performance period has ended, shall vest as of the effective date of the change in control.

Termination and Other Payments Assuming December 26, 2020 Trigger Date

The table immediately following shows potential payments to our Named Executive Officers (and in the case of Mr. Sandfort, payments actually received) for various scenarios involving a change in control or termination of employment, assuming a December 26, 2020 termination date.

Executive Payments Upon Termination	Voluntary Termination	Retirement		Voluntary Termination for Good Reason or Involuntary Termination Without Cause (1)		Involuntary Termination With Cause	Change in Control (2)		Death or Disability
Harry A. Lawton III
Base salary (3)	$—	$—		$2,250,000		$—	$2,250,000		$—
Non-equity incentive	—	—		4,016,719	(4)	—	8,089,800	(5)	2,696,600	(6)
Stock options, RSUs, and PSUs (vesting accelerated)	—	—		5,188,884	(7)	—	18,123,211	(8)	18,123,211	(8)
Health and welfare benefits (9)	—	—		35,408		—	35,408		—
Life insurance benefits (10)	—	—		2,592		—	2,592		—
Outplacement services (11)	—	—		—		—	40,000		—
	$—	$—		$11,493,603		$—	$28,541,011		$20,819,811
Kurt D. Barton
Base salary (3)	$—	$—		$620,000		$—	$930,000		$—
Non-equity incentive	—	—		1,527,889	(4)	—	1,494,723	(5)	—
Stock options, RSUs, and PSUs (vesting accelerated)	—	—		4,229,615	(7)	—	8,230,489	(8)	8,230,489	(8)
Health and welfare benefits (9)	—	—		13,735		—	37,909		—
Life insurance benefits (10)	—	—		—		—	2,592		—
Outplacement services (11)	—	—		—		—	40,000		—
	$—	$—		$6,391,239		$—	$10,735,713		$8,230,489
Benjamin F. Parrish, Jr.
Base salary	$—	$126,346	(12)	$630,000	(3)	$—	$945,000	(3)	$—
Non-equity incentive	—	964,418	(12)	1,601,357	(4)	—	1,640,893	(5)	—
Stock options, RSUs, and PSUs (vesting accelerated)	—	2,072,594	(12)	3,101,413	(7)	—	6,035,487	(8)	6,035,487	(8)
Health and welfare benefits	—	12,381	(12)	8,118	(9)	—	32,989	(9)	—
Life insurance benefits	—	—		—		—	2,592	(10)	—
Outplacement services	—	—		—		—	40,000	(11)	—
	$—	$3,175,739		$5,340,888		$—	$8,696,961		$6,035,487

This table continues on the following page.

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Executive Payments Upon Termination	Voluntary Termination	Retirement		Voluntary Termination for Good Reason or Involuntary Termination Without Cause (1)		Involuntary Termination With Cause	Change in Control (2)		Death or Disability
Robert D. Mills
Base salary (3)	$—	$—		$575,000		$—	$862,500		$—
Non-equity incentive	—	—		1,412,422	(4)	—	1,374,804	(5)	—
Stock options, RSUs, and PSUs (vesting accelerated)	—	—		2,845,085	(7)	—	5,779,159	(8)	5,779,159	(8)
Health and welfare benefits (9)	—	—		12,785		—	35,408		—
Life insurance benefits (10)	—	—		—		—	2,592		—
Outplacement services (11)	—	—		—		—	40,000		—
	$—	$—		$4,845,292		$—	$8,094,463		$5,779,159
Melissa D. Kersey
Base salary (3)	$—	$—		$550,000		$—	$825,000		$—
Non-equity incentive	—	—		1,100,000	(4)	—	2,062,500	(5)	—
Stock options, RSUs, and PSUs (vesting accelerated)	—	—		545,219	(7)	—	1,114,966	(8)	1,114,966	(8)
Health and welfare benefits (9)	—	—		13,735		—	37,909		—
Life insurance benefits (10)	—	—		—		—	2,592		—
Outplacement services (11)	—	—		—		—	40,000		—
	$—	$—		$2,208,954		$—	$4,082,967		$1,114,966
Gregory A. Sandfort
Base salary	$—	$216,346	(13)	$—		$—	$—		$—
Non-equity incentive	—	120,192	(13)	—		—	—		—
Stock options, RSUs, and PSUs (vesting accelerated)	—	6,951,004	(13)	—		—	—		—
Health and welfare benefits	—	41,359	(13)	—		—	—		—
Life insurance benefits	—	—		—		—	—		—
Consulting services	—	312,498	(13)	—		—	—		—
	$—	$7,641,399		$—		$—	$—		$—

(1)These termination provisions reflect the potential payouts for Mr. Lawton based on his employment agreement, and for Messrs. Barton, Parrish and Mills, and Ms. Kersey, based upon the executive severance plan, as described above in further detail, adopted on November 6, 2019 and in effect until June 13, 2021. Pursuant to his transition agreement, Mr. Parrish was not eligible to participate in the severance plan on December 26, 2020. However, the payments that he would have received had he not retired are reflected in this table.
(2)These severance provisions are only applicable upon termination of employment other than for cause, by reason of death, disability or retirement, or by the executive without good reason following a change in control. The change in control agreements in place as of December 26, 2020 expired on February 28, 2021 and were superseded by change in control agreements described above which are effective from March 1, 2021 until February 28, 2023. The severance payment provisions are the same under the change in control agreements in place as of December 26, 2020 and those which became effective on March 1, 2021, with the exception of the non-equity incentive payment provision for Mr. Lawton. The non-equity incentive amount shown in the table above for Mr. Lawton reflects the calculation under the change in control agreement which became effective on March 1, 2021 since that provision superseded the previous change in control agreement. The amount of non-equity incentive determined pursuant to Mr. Lawton’s previous change in control agreement, which expired on February 28, 2021, would have been $6,713,319. Additionally, Mr. Parrish’s change in control agreement was terminated prior to December 26, 2020 pursuant to his transition agreement. However, the payments that he would have received had he not retired are reflected in this table.
(3)Amounts reflect the contractual multiple of base salary based on the corresponding scenario.  Mr. Lawton is entitled to 2.0 times base salary by his employment agreement and by his change in control agreement. The other Named Executive Officers are entitled to 1.0 time base salary under the executive severance plan and 1.5 times base salary under the respective change in control agreements.
(4)Amounts reflect (i) for Mr. Lawton, two times his cash bonus target for fiscal 2020, multiplied by the average bonus percentage applied to the other executive officers’ target bonuses for the prior three fiscal years as set forth in the CIP and (ii) for the other Named Executive Officers, the sum of (a) the average annual cash bonus paid for the prior three fiscal years as set forth in the CIP and (b) the fiscal 2020 cash bonus payable under the fiscal 2020 CIP, prorated based on termination date, which is assumed herein to be December 26, 2020 (the last day of the fiscal year).

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(5)Amounts reflect the sum of (a) the contractual multiple (2.0 for Mr. Lawton and 1.5 for the other Named Executive Officers) times the average annual cash bonus paid for the prior three fiscal years (or such shorter number of full fiscal years during which the Named Executive Officer was employed by the Company) as set forth in the CIP and (b) the average annual cash bonus paid for the prior three fiscal years (or such shorter number of full fiscal years during which the Named Executive Officer was employed by the Company) as set forth in the CIP, prorated based on termination date, which is assumed herein to be December 26, 2020 (the last day of the fiscal year).
(6)Amount reflects Mr. Lawton’s fiscal 2020 cash bonus payable under the fiscal 2020 CIP, prorated based on termination date, which is assumed herein to be December 26, 2020 (the last day of the fiscal year).
(7)Amount includes the value of unvested options that would have vested within twelve months of December 26, 2020 computed by multiplying (i) the difference between (a) $146.88, the closing price of a share of our Common Stock on December 24, 2020, the last trading day of fiscal 2020 and (b) the exercise price per share for each option grant by (ii) the number of unvested shares subject to that option grant.  Amount also includes unvested RSUs and PSUs that would have vested within twelve months of December 26, 2020 valued at $146.88, the closing price of a share of our Common Stock on December 24, 2020, the last trading day of fiscal 2020. The amounts in this column include PSUs for which the performance conditions have been satisfied, and for which the performance period has been completed. The PSU amounts included reflect the actual achievement of 170% of target value for the third tranche of PSUs granted in fiscal 2018. Refer to “Compensation Discussion and Analysis - Long-Term Incentive Compensation: Performance-based Restricted Share Units” for additional information regarding our PSU grants.
(8)Amount includes the value of unvested options computed by multiplying (i) the difference between (a) $146.88, the closing price of a share of our Common Stock on December 24, 2020, the last trading day of fiscal 2020 and (b) the exercise price per share for each option grant by (ii) the number of unvested shares subject to that option grant. Amount also includes unvested RSUs and PSUs valued at $146.88, the closing price of a share of our Common Stock on December 24, 2020, the last trading day of fiscal 2020. The amounts in this column include PSUs for which the performance conditions have not been satisfied, and for which the performance period has not been completed. In such instance, the PSU amounts included reflect the target value. The actual number of shares issued, if any, may be higher or lower than the target based on actual achievement levels relative to the performance objectives. Refer to “Compensation Discussion and Analysis - Long-Term Incentive Compensation: Performance-based Restricted Share Units” for additional information regarding our PSU grants.
(9)Amount reflects the Company's current aggregate total cost for continuation of insurance benefits (e.g. medical, dental, vision and disability) for the contractual duration of the respective agreements.
(10)Amount reflects the Company's current aggregate total cost for continuation of insurance benefits (e.g. life, AD&D) for the contractual duration of the respective agreements.
(11)Amount assumes the maximum for outplacement services allowed under the respective change in control agreements.
(12)Pursuant to his transition agreement with the Company, which is described in further detail above, Mr. Parrish would be entitled to the following: (i) continuation of his base salary through the initial transition period of 30 days after his successor’s start date then $10,000 per month through any additional transition period; (ii) payment of his earned bonus for full-year fiscal 2020; (iii) any earned bonus for fiscal 2021 pro rated based on the number of days worked from the beginning of the fiscal year until the date of his successor’s employment; (iv) a lump sum payment equal to four weeks of vacation time; and (v) on Mr. Parrish’s employment termination date, (a) all options and time-based restricted stock units that are scheduled to vest in 2021 (if not previously vested) and in 2022 shall become vested and (b) all unvested performance share units or performance-based restricted share units that are scheduled to vest through February 2021 (if not previously vested) and February 2022 shall become vested in accordance with the actual achievement of the performance metrics of each grant and shall be distributed to Mr. Parrish following the end of the performance period when distributed to other participants in the equity plan. On the date of Mr. Parrish’s transition agreement, which was October 14, 2020, the Company modified 2,944 RSU awards, 11,188 option awards, and 4,527 PSU awards at target value in accordance with the share-based compensation accounting rules, resulting in incremental fair value and compensation cost of $2,072,594. In the event that Mr. Parrish elects to continue his participation in the Company’s group medical, dental and vision plans under applicable COBRA regulations, the Company will pay the applicable COBRA premiums for a period of up to 18 months following Mr. Parrish’s employment termination date.
(13)Pursuant to Mr. Sandfort’s transition agreement with the Company, which is described above in further detail, Mr. Sandfort was entitled to receive salary continuation through his employment termination date as well as a prorated bonus through the last day as CEO, which was January 12, 2020. Mr. Sandfort also provided consulting services from March 1, 2020 through August 31, 2020 for consulting fees totaling $312,498. Additionally, Mr. Sandfort’s transition agreement provided that all unvested RSU and option awards as of his employment termination date of February 29, 2020 were accelerated and became fully vested. The acceleration of these awards did not result in the Company recognizing any incremental compensation cost. The corresponding RSU and option awards, for which vesting was accelerated as of the employment termination date of February 29, 2020, had an intrinsic value of $6,951,004 based on the closing price of our Common Stock on February 28, 2020 (the last trading day prior to Mr. Sandfort’s employment termination date) of $88.51.

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Related-Party and Beneficial Ownership Information

Related-Party Transactions

Since the beginning of the Company’s last fiscal year, we are aware of no related party transactions between us and any of our directors or director nominees, executive officers, 5% stockholders or their family members which require disclosure under Item 404 of Regulation S-K under the Exchange Act.

The Board of Directors of the Company has adopted a written policy which provides that any transaction between the Company and any of its directors, officers, or principal stockholders or affiliates thereof, must be on terms no less favorable to the Company than could be obtained from unaffiliated parties and must be approved by vote of a majority of the appropriate committee of the Board of Directors, each of which is comprised solely of independent directors of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC.  Based solely on a review of the copies of such reports furnished to us during fiscal 2020 and written representations that no other reports were required, all Directors, executive officers and greater than 10% beneficial owners filed on a timely basis all reports required by Section 16(a) of the Exchange Act during the 2020 fiscal year.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to the beneficial ownership of each person who is known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, as of December 31, 2020, except as otherwise noted below. The information in the table and the related notes are based on statements filed by the respective beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) under the Exchange Act.

Name of Beneficial Owner	Number of Shares	Percent of Class (1)
The Vanguard Group (2)	12,561,933	10.8%
BlackRock, Inc. (3)	11,001,045	9.4%

(1)Percentages calculated are based upon the Company’s Common Stock outstanding as set forth in the statements on Schedule 13G or 13G/A filed with the SEC by the respective beneficial owners.
(2)Based solely on information set forth in Schedule 13G/A filed with the SEC on February 10, 2021, these shares are owned by accounts for which The Vanguard Group serves as investment advisor. Such Schedule 13G/A indicated that The Vanguard Group had sole power to vote zero shares, shared voting power for 201,805 shares, sole dispositive power for 12,040,540 shares and shared dispositive power for 521,393 shares. The Vanguard Group's address is 100 Vanguard Blvd., Malvern, PA 19355.
(3)Based solely on information set forth in Schedule 13G/A filed with the SEC on February 1, 2021, BlackRock, Inc. had sole power to vote 9,664,956 shares and sole dispositive power for 11,001,045 shares. BlackRock, Inc.'s address is 55 East 52nd Street, New York, NY 10055.

Security Ownership of Directors and Management

The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 9, 2021, except as otherwise footnoted, by (i) each director or person nominated to be a director; (ii) each Named Executive Officer; and (iii) all directors and executive officers of the Company as a group.  The determinations of “beneficial ownership” of the

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Common Stock are based upon responses to Company inquiries that cited Rule 13d-3 under the Exchange Act.  Such rule provides that shares shall be deemed to be “beneficially owned” where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition, of shares; or where a person has the right to acquire any such beneficial ownership within 60 days after the date of determination.  Except as disclosed in the notes to the table, each named person has sole voting and investment power with respect to the number of shares shown as beneficially owned by such person.  Unless otherwise indicated, the address of each beneficial owner in the table below is care of Tractor Supply Company 5401 Virginia Way, Brentwood, TN 37027. There were 116,200,561 shares of Common Stock issued and outstanding on March 9, 2021.

Name of Beneficial Owner	Number of Shares	Number of Option Shares, PSUs, and RSUs (1)	Number of Vested Deferred RSUs (2)	Total Shares, Option Shares, PSUs, and RSUs	Percent of Class (3)
Joy Brown	100	—	—	100	*
Ricardo Cardenas	1,510	1,350	—	2,860	*
Denise L. Jackson	100	1,350	3,326	4,776	*
Cynthia T. Jamison	29,480	1,928	17,841	49,249	*
Thomas A. Kingsbury	1,510	1,350	1,916	4,776	*
Ramkumar Krishnan	3,668	1,350	1,916	6,934	*
George MacKenzie	9,698	1,350	3,756	14,804	*
Edna K. Morris	60,753	1,350	4,996	67,099	*
Mark J. Weikel	11,111	1,350	—	12,461	*
Harry A. Lawton III	24,098	—	—	24,098	*
Gregory A. Sandfort	291,431	—	—	291,431	*
Kurt D. Barton	28,013	84,591	—	112,604	*
Benjamin F. Parrish, Jr.	34,124	23,522	—	57,646	*
Robert D. Mills	8,670	36,804	—	45,474	*
Melissa D. Kersey	—	—	—	—	*
All directors and executive officers as a group (21 persons)	535,785	268,637	35,018	839,440	0.7%
*       Less than 1% of outstanding Common Stock.
(1)Reflects the number of shares that could be purchased by exercise of options exercisable on March 9, 2021 or within 60 days of March 9, 2021 and the number of shares underlying RSUs and PSUs which vest within 60 days of March 9, 2021.
(2)Reflects the number of RSUs that have satisfied the related vesting requirements, but the receipt of the shares has been deferred to a later date.
(3)Pursuant to the rules of the SEC, shares of Common Stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options or vesting of RSUs and PSUs are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.

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Stockholder Information
Stockholder Proposal

Item 4 – Transition to Public Benefit Corporation

We will provide the name, address, and share ownership of the stockholder who submitted the following proposal upon receiving a stockholder’s oral or written request. The stockholder proponent is responsible for the content of the proposal, for which we and the Board accept no responsibility, and the Board recommends a vote AGAINST the following stockholder proposal for the reasons stated in Tractor Supply Company’s statements in opposition following the stockholder proposal.

ITEM 4 - Transition to Public Benefit Corporation

RESOLVED: Tractor Supply Company (“Company”) stockholders request our Board of Directors take steps necessary to amend our certificate of incorporation and, if necessary, bylaws (including presenting such amendments to the stockholders for approval) to become a public benefit corporation (a “PBC”) in light of its adoption of the Business Roundtable Statement of the Purpose of a Corporation (the “Statement”). 1

SUPPORTING STATEMENT: The Company signed the Statement, which proclaims “we share a fundamental commitment to all of our stakeholders. . . . We commit to deliver value to all of them, for the future success of our companies, our communities and our country.”

However, the Company is a conventional Delaware corporation, so that directors’ fiduciary duties emphasize the company and its stockholders, but not stakeholders (except to the extent they create value for stockholders over time). Accordingly, when the interests of stockholders and stakeholders such as workers or customers clash, the Company’s legal duty excludes all but stockholders.

As one Delaware law firm reported to another signatory considering conversion, directors may consider stakeholder interests only if “any decisions made with respect to such stakeholders are in the best interests of the corporation and its stockholders.”2 That contradicts the commitment made in the Statement.

In contrast, directors of a PBC must “balance” the interests of stockholders, stakeholders and a specified benefit,3 giving legal status to the Statement’s empty promise.

This matters. A recent study determined that listed companies create annual social and environmental costs of $2.2 trillion.4 These costs have many sources, including pollution, climate change and employee stress.5 A company required to balance stakeholder interests could prioritize lowering these costs, even if doing so sacrificed higher return. That matters to our stockholders, the majority of whom are beneficial owners with broadly diversified interests. As of the 2020 proxy statement, the Company’s top two holders were Vanguard and BlackRock, which are generally indexed or otherwise broadly diversified.

Such stockholders and beneficial owners are unalterably harmed when companies follow Delaware’s “stockholder primacy” model and impose costs on the economy that lower GDP, which reduces equity value.6 While the Company may profit by ignoring costs it externalizes, diversified stockholders will ultimately pay these costs. As a PBC, our Company could prioritize reducing these costs. Stockholders are entitled to vote on a change that would serve their interests and ensure the commitment made to stakeholders is authentic and lasting.

1 https://s3.amazonaws.com/brt.org/BRT-StatementonthePurposeofaCorporationOctober2020.pdf
2 https://www.sec.gov/divisions/corpfin/cf-noaction/14a-8/2020/harringtonwellsfargo021220-14a8.pdf
3 8 Del C, §365
4 https://www.schroders.com/en/sysglobalassets/digital/insights/2019/pdfs/sustainability/sustainex/sustainex-short.pdf
5 Id
6 See, e.g., https://www.advisorperspectives.com/dshort/updates/2020/11/05/market-cap-to-gdp-anupdated-look-at-the-buffett-valuation-indicator (total market capitalization to GDP “is probably the best single measure of where valuations stand at any given moment”) (quoting Warren Buffet).

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Please vote for: Transition to Public Benefit Corporation – Item 4

Statement of the Board in Opposition to the Stockholder Proposal

Our Board has considered the proponent’s proposal that the Company take the necessary steps to convert into a public benefit corporation (“PBC”). After a thorough review of the proposal, the Board has concluded not to recommend that stockholders approve this proposal and that this proposal would not be in the best interests of the Company and our stockholders at this time.

Tractor Supply believes that a healthy environment, properly managed resources and vibrant communities are keys to a secure and prosperous future. In creating sustainable value, delivering on our commitments and achieving our potential as a purpose-driven company, we know the importance of prioritizing the relationships we have with our team members, our customers and the communities we call home. We recognize the importance of being good stewards of the land and our natural resources so that our children and future generations will have the same opportunities we enjoy today, and we call our sustainability program “Stewardship.” We are committed to the principles of diversity, equity and inclusion and committed to providing a diverse and inclusive culture supported by our Mission and Values where we respectfully foster different perspectives, ideas and innovative thinking. We also continue to evaluate and consider our own reporting, performance, priorities and opportunities for leadership and further action with respect to such matters, both at an individual company and industry-wide level. We are also pleased that institutional and other investors are increasingly supportive of – and expecting – companies to prioritize and take action in these kinds of areas and are evaluating how investors are even raising their expectations of the companies in which they invest regarding such matters.

We understand that PBCs are being assessed by marketplace participants, including publicly traded companies, investors and stakeholders as a potentially feasible alternative legal structure and form of governance to conventional corporations. We also understand that one driver of proposals that public companies generally convert into PBCs arise from a concern that there can be activities in any industry that may (or will) improve a company’s financial value or stock price (whether in the short, medium or longer-term), but at some cost to important social, economic or environmental systems and accordingly drive systemic negative externalities. We also appreciate the concern that actions taken to enhance the sustainability profile and long-term success of a company, including those that would benefit key stakeholders, may require investments and business decisions that do not maximize share price in the shorter term and may have adverse financial impacts even if in the longer-term interest of a company.

We expect to continue to monitor developments in this area and evolving perspectives, both as to PBCs and the broader set of considerations and potential solutions and actions that may be responsive to stakeholder concerns as they relate to financial markets, publicly traded and privately held corporations and various constituencies, including institutional investors, diversified shareholders and asset owners, as well as non-investor constituencies. With respect to this immediate proposal, the following is a summary of the reasons the Board believes that converting to a public benefit corporation at this time would not be in the best interests of the Company and our stockholders:

•The Company currently takes into account its stakeholders when making decisions that are intended to be in the best interests of the Company and its stockholders and is committed to continuing to do so.
•As of early 2021, there are no legal decisions providing caselaw guidance interpreting the statutory provisions and governance requirements specific to publicly-traded PBCs, including regarding the required balancing of interests that PBC boards are required to undertake.
•If the Company converts to a PBC, our Board could lawfully make business decisions that are not necessarily prioritizing or maximizing financial return to our stockholders (or solely in furtherance of their best interests, including as measured by the Company’s financial return).
•The impact on our Company’s stock price from converting to a PBC is unknown, and the costs of converting to, and operating as, a PBC would require further assessment.
•As this stockholder proposal does not indicate which public benefit(s) the Company should be required to focus on achieving if it converts to a PBC, stockholders will be voting on this proposal without knowing which specific public benefits would be proposed for a PBC conversion and different stockholders may wish to promote different (potentially competing) public benefits (or no such benefits).

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Background on Delaware Public Benefit Corporations

Beginning in 2013, the General Corporation Law of the State of Delaware (the “DGCL”) allowed for the organization of PBCs, which is defined in DGCL § 362(a) as “a for-profit corporation … that is intended to produce a public benefit or public benefits and to operate in a responsible and sustainable manner.” (emphasis added). The DGCL defines “public benefit” as “a positive effect (or reduction of negative effects) on 1 or more categories of persons, entities, communities or interests (other than stockholders in their capacities as stockholders) including, but not limited to, effects of an artistic, charitable, cultural, economic, educational, environmental, literary, medical, religious, scientific or technological nature.”

To become a PBC, the Company would have to amend its Certificate of Incorporation. An amendment of the Certificate of Incorporation to implement the conversion of a PBC requires a determination by the Board to approve and adopt such an amendment as advisable and in the best interests of the Company and our stockholders, the Board submitting such amendment to our stockholders for their approval and such amendment receiving the approval of a majority of the outstanding shares of the Company’s Common Stock entitled to vote thereon. To lawfully convert to a PBC under the DGCL, our amended Certificate of Incorporation, as approved by stockholders, would have to expressly identify one or more specific public benefits to be promoted by the Company as a PBC.

One of the main differences between conventional Delaware corporations and PBCs is that directors of a PBC must manage the PBC in a manner that balances the stockholders’ pecuniary interests, the best interests of those materially affected by the PBC’s conduct, and the specific public benefit or benefits identified in the PBC’s certificate of incorporation. Accordingly, particularly if and when the interests of stockholders and other stakeholders conflict, the directors of a PBC must balance the competing interests. As a result, decisions made by a PBC’s board of directors may not necessarily be designed to prioritize or maximize the Company’s financial return to stockholders. In particular, as a PBC, the board of directors is permitted to choose an alternative that is in the best interests of the corporation when balancing the interests of the corporation’s various constituencies, even if it is not the best one from the standpoint of the pecuniary interests of the stockholders. We understand and respect that views may reasonably differ as to whether the foregoing would be a beneficial improvement over the current status quo for publicly traded companies.

Relevant Considerations Regarding Converting to a PBC

At this early stage of the evolution of PBCs as an alternative legal structure and governance model that would be appropriate for publicly traded companies, the Company would face logistical, regulatory and practical issues if it converted to a PBC at this time, including, but not limited to, the following considerations.

Lack of Precedent Interpreting PBC-Specific Statutory Provisions and the Governance of Publicly Traded PBCs

Most PBCs are privately-held companies, and as of February 22, 2021, we are aware of only a handful of PBC conversions by existing publicly traded companies and of only several publicly traded companies who implemented their initial public offerings as PBCs in the U.S. Thus, in that sense, PBCs are relatively untested for publicly traded companies of our size and conversion into a PBC at this time may be viewed as premature, though views on this may reasonably differ. Because the Company is organized as a conventional Delaware corporation, our Board’s duties are well-defined by ample case law, which serves as a guiding post for our Board to rely on when making decisions. In contrast, while much of the general requirements and caselaw applying to Delaware incorporated corporations would remain relevant, the duties of a PBC’s board of directors are defined by statute, and to the Company’s knowledge, as of February 22, 2021, there is no case law interpreting or applying the PBC-specific provisions of DGCL §365 in any decision-making context, including case law adjudicating how the board of a PBC may legally balance the interests of the stockholders’ pecuniary interests, the best interests of those materially affected by the PBC’s conduct, and the specific public benefit or benefits. Accordingly, as of early 2021, if the Company converted to a PBC, our Board would have no caselaw precedent regarding these PBC-specific provisions to rely on, and could experience uncertainty with its decision making notwithstanding the statutory provisions, especially in situations where the interests of the Company’s stockholders and other stakeholders diverge. This uncertainty surrounding the governance of a PBC could also increase the chance of stockholder litigation.

If the Company Converts to a PBC, our Board is Not Required to Act Solely in Furtherance of Stockholder Interests (Including as May be Measured by Financial Return) and Business Decisions May Not Prioritize or Maximize our Financial Returns to our Stockholders

As noted above, because the Company is organized as a conventional Delaware corporation, our Board owes fiduciary duties solely to the Company and our stockholders. As a result, our Board makes decisions through the lens of what it reasonably believes is in the best interests of the Company and our stockholders and takes into account stakeholder interests and potential public benefits through that lens. In contrast, the directors of a PBC are required to manage the PBC in a manner that balances the stockholders’ pecuniary interests, the best interests of those materially affected by the PBC’s conduct, and the specific public benefit or benefits identified in the PBC’s certificate of incorporation. Accordingly, if the Company converts to a PBC, our Board could lawfully make business decisions that are

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not necessarily in furtherance of the best interests of our stockholders (or designed or intended to prioritize or maximize such interests) and could have even greater flexibility than is currently the case to balance various interests in ways that do not further stockholder returns or stockholder financial interests.

The DGCL currently permits our Board to consider the interests of the Company’s stakeholders when making business decisions but does not require the balancing set forth above, such as where the interests of our stakeholders would not be aligned with those of the Company and our stockholders. At the foundation of the Company’s business and its relationship with its stakeholders are its Mission and Values, including ethics, respect and accountability. In furtherance of this fundamental viewpoint, our President and Chief Executive Officer signed the Business Roundtable Statement of the Purpose of a Corporation (the “Statement”), which provides in part that the Company commits to (i) delivering value to its customers; (ii) investing in its employees; (iii) dealing fairly and ethically with its suppliers; (iv) supporting the communities in which it works; (v) generating long-term value for its shareholders; and (vi) delivering value to all of its stakeholders. As such, while each Board and management decision and deliberation is analyzed through the lens of the Company’s Mission and Values, and the interests of each of the stakeholders identified in the Statement are considered, actions ultimately taken are required to be made in the best interests of the Company and our stockholders, as determined by our Board in the exercise of its fiduciary duties. Should the Company convert to a PBC, the outcome of such deliberation may result in actions that are not necessarily in the best interests of our stockholders.

Converting to a PBC Could Have an Uncertain Impact on the Value of our Common Stock and Have Certain Costs

There is currently a lack of substantial precedent for a publicly traded company of our size converting to a PBC, and a small number of publicly traded PBCs generally. It is difficult to predict with any certainty the impact that converting to a PBC would have on the short- and long-term price of the Company’s Common Stock, market capitalization and overall operational and financial performance. In addition, the Company cannot predict how the failure to achieve (or the perceived failure to achieve) the specific public benefit (which would be required to be named in our amended Certificate of Incorporation upon converting to a PBC) could impact the Company’s reputation, overall operational and financial performance and stock price. Converting into and operating as a PBC could also have a range of costs to be further considered against any potential benefits or hypothetical cost savings, such as, among others, (i) costs of legal and other advisors in connection with researching relevant issues and any other issues identified in connection with the conversion and management of the Company as a PBC; (ii) costs incurred in connection with any stockholder litigation relating to the conversion or subsequent litigation that may arise regarding balancing of stockholder, stakeholder and public benefit interests; (iii) the costs of preparing the biennial statement to stockholders (which the DGCL requires PBCs to prepare) and (iv) if the Company determined to obtain a third-party certification of PBC status to further support such conversion or the operation, accountability and performance as a PBC, the costs of obtaining and maintaining any such third party certification.

Identification of a Public Benefit

As noted above, a PBC must identify in its certificate of incorporation one or more specific public benefits that it will pursue. Currently, the Company is involved in a large number of initiatives that advance public (as well as corporate) benefits, including advancing racial equity, investing in its employees, customers and communities and promoting sustainability, as described in further detail below. This shareholder proposal does not identify a specific public benefit for the Company to identify in its amended Certificate of Incorporation, and such public benefit is required to lawfully convert to a PBC under the DGCL. As previously discussed, the range of potential “public benefits” is sweeping in scope, and different stockholders may wish to promote different (potentially competing) public benefits (or not promote any such benefits). Because the proposal does not designate one or more of an unlimited number of specific public benefits, the Company cannot know in advance what specific benefit(s) its stockholders wish to promote if they voted in favor of this proposal and the lack of such a specified benefit would put the Board in a position to speculate which specific benefit(s) its stockholders wish to promote. While the Company would pursue continued stockholder engagement in such a situation and stockholders would subsequently have the opportunity to assess the public benefit(s) identified in a proposed PBC-conversion amendment to the Certificate, any particular public benefit so specified may be different than what some stockholders envisioned when voting in favor of this proposal. This lack of upfront clarity in the text of this shareholder proposal regarding the benefit(s) to be pursued in a PBC-conversion for the Company creates ambiguity and uncertainty.

The Company Currently Takes Into Account its Stakeholders When Making Business Decisions Intended to Be in the Best Interests of the Company and its Stockholders – And is Committed to Continuing to Do So

The Company’s commitment to its Mission and Values and to each of the stakeholders referred to in the Statement is clear from the Company’s public disclosures (including disclosures on its website), its Environmental, Social and Governance (“ESG”) reporting and numerous public statements from the Company’s President and Chief Executive Officer. In 2020 alone, the Company took numerous steps that demonstrated its commitment to these stakeholders, including the steps discussed below.

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The table below provides a list of the commitments set forth in the Statement and a sample of some of the Company’s procedures, policies, guidelines and actions which align with the Statement, demonstrating that the Company already considers its stakeholders when making business decisions. The Company does not believe that converting to a PBC is required in order to advance these particular interests in the way that the Company has done to date.

Statement Commitments	Company Procedures, Policies, Guidelines and Actions Addressing Statement Commitments
1.Deliver value to customers.
•During the COVID-19 pandemic, the Company has taken, and continues to take, countless measures to promote the safety of, and enhance convenience for, its customers during unprecedented times.
•In the spring of 2020, the Company implemented curbside pickup at all of its stores and became the first general merchandise retailer to offer same day delivery from all of its stores.
•The Company maintains an everyday low price policy and continually aims to reduce operating costs so it can provide value to its customers.
•The Company knows and celebrates its diverse customers and creates a welcoming and inclusive experience for them.
•The Company fosters customer loyalty through personalized experiences and by providing convenience that its customers expect anytime, anywhere and any way.
•The Company expends significant resources to deliver legendary customer service and improve the customer experience, including the Company’s ONETractor strategy of leveraging physical and digital assets to deliver personalized, convenient shopping experiences.

2.Invest in employees by providing fair compensation, important benefits and training and fostering diversity, inclusion, dignity and respect.
•The Company was designated by the Great Place to Work Institute in October 2020 as a “Great Place to Work-Certified™” company and was recognized by Forbes as one of “America’s Best Employers for New Graduates”.
•In December 2020, the Company granted Special Appreciation Bonuses to all of its team members who work in its stores and distribution centers -- $300 to full-time and $150 to part-time team members. These bonuses were in addition to Special Appreciation Bonuses granted earlier in the year of $2 per hour for all store and distribution center team members.
•Effective June 28, 2020, the Company implemented permanent wage increases for all of its hourly team members in its stores and distribution centers of a minimum of $1 per hour and is now providing a new benefit package for part-time team members, including medical, vision and dental coverage, paid sick time and life insurance.
•All of our team members are eligible for performance-based bonus payments.
•The Company maintains an employee stock purchase plan which gives eligible employees the opportunity to purchase, through payroll deductions, shares of our Common Stock at a 15% discount.
•The Company has also implemented annual restricted stock unit grants to more than 2,000 frontline salaried managers in its stores and distribution centers.
•The Company recently announced that it will offer six consecutive weeks of paid parental leave for team members to care for new family members entering the home (the paid parental leave is available to full-time team members regardless of gender or the manner a new family member enters the home).
•The Company provides many additional resources for working parents, including paid disability leave for maternity, adoption expense reimbursement, counseling and support through its Employee Assistance Program and nursing rooms at its Store Support Center.
•The Company recently announced that it will continue paid sick leave in 2021 for all team members affected by COVID-19.

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Statement Commitments	Company Procedures, Policies, Guidelines and Actions Addressing Statement Commitments

•To alleviate the barriers to receiving a COVID-19 vaccine, the Company has partnered with a third-party provider to facilitate onsite vaccination clinics at its eight distribution centers and Store Support Center upon approval and availability, and will provide a one-time payment of $50 and allow time off as needed for all team members who elect to receive a COVID-19 vaccine.
•In 2020, the Company expanded its existing diversity and inclusion efforts, including (i) the launch of a Diversity, Equity and Inclusion (“DEI”) Council chaired by the CEO and composed of senior executives of the Company to promote programs focused on team members, welcoming environments, customers and communities; (ii) the hiring of a full-time director of diversity and inclusion; and (iii) the addition of four Team Member Engagement Groups (bringing the total number to six), including groups supporting African Americans, Hispanics and women, which are designed to help foster a diverse and inclusive culture where different perspectives, ideas and innovative thinking are encouraged.
•Conducted unconscious bias training for all team members in 2020.
•Established a DEI Committee composed of team members from across the Company, including stores, distribution centers and the store support center.
•The Company’s work force is comprised of 49% females and approximately 15% minorities.
•During 2019 and 2020, over 400,000 and 475,000 hours, respectively, of talent development and training were invested in Company team members.

3.Deal fairly and ethically with suppliers and dedicate to serve as good partners to other companies.
•All prospective Company vendors (suppliers) are required to review and sign a Vendor Agreement (“VA”), which incorporates by reference a Vendor Requirements Manual (“VRM”). Both the VA and the VRM place obligations on the vendor to help ensure that the entire supply chain is performed in a legally compliant, uniform and ethical manner that respects human rights.
•At the foundation of the Company’s business and its relationship with its stakeholders are its Mission and Values, including ethics, respect and accountability. The overarching message is to ‘always do the right thing’. The VRM states that the Company “expects our Vendors to understand and uphold the same.” The VRM contains a Vendor Code of Conduct and Ethical Business Standards which vendors (suppliers) are expected to follow. A portion of the Code focuses on fair labor practice.
•The terms and conditions of the VA require the vendors to follow the Company’s human rights policies which are in accordance with numerous laws and regulations. The Company has a strict policy prohibiting the use of forced or child labor in the manufacturing of the merchandise that it purchases and seeks vendors who share the Company’s commitment to the promotion of best practices and continuous improvements and who, at a minimum, meet the Company’s standards of conduct in areas such as Forced Labor; Child Labor; Human Slavery/Human Trafficking; Compensation; Benefits; Hours of Work/Overtime; Health and Safety; Environmental Regulations; Equal Opportunity and following all applicable laws.
•All of the facilities from which the Company procures product and where the Company is the importer of record are subject to Social and Security audits, which are conducted by an independent third party on behalf of the Company.
•The Company conducts training where its vendors (suppliers) are provided the tools to help address issues that may be discovered during audits.
•The Company utilizes internal staff and third-party social responsibility firms to monitor and prevent human rights abuse in its supply chain.
•The Company’s vendors are provided a hotline to report any violations of the Company’s Mission and Values or its policies or procedures.

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Statement Commitments	Company Procedures, Policies, Guidelines and Actions Addressing Statement Commitments
4.Support the surrounding communities, respect the people in those communities and protect the environment by embracing sustainable practices.
•The Company has had a long history of supporting the communities surrounding its stores, with a focus on supporting Agriculture, Pets and Animals, Community, and Veterans Causes.
•In 2020, the Company established the Tractor Supply Company Foundation with an initial donation of $1.5 million. The foundation is committed to the growth and development of rural areas with an initial focus on COVID-19 recovery efforts.
•Total charitable giving in 2020 totaled $12 million, including total funding to the Tractor Supply Company Foundation of $4 million.
•In 2020, the Company joined the American Connection Project Broadband Coalition (“Coalition”) to bring high-speed internet infrastructure to rural areas with a pledge to donate $1 million to the Coalition.
•During 2019, Company team members volunteered over 117,000 hours in their local communities.
•During 2019, the Company gave over $8.5 million to community organizations through direct giving, sponsorships, fundraisers and more, including donations of $125,000 to organizations advancing opportunities for minorities in the agriculture, education and civic fields.
•The Company supports and sponsors causes that are important to its customers and team members, including innovative 4-H programs, which touch more than six million youths across the country, and Future Farmers of America, a youth organization that promotes and supports agricultural education in middle and high school classes.
•Since launching its Stewardship Program in 2008, the Company has been focused on becoming more environmentally sustainable while simultaneously helping its neighbors in need. The Company views its Stewardship Program as a process of continuous improvement as it looks for ways to become more efficient, eliminate waste and reduce its impact on the environment.
•The Company has been recognized twice (in 2018 and 2019) by Barron’s magazine as one of the 100 Most Sustainable Companies in America.
•The Company recently announced it has reduced carbon emissions from its facilities by 29% (compared to 2015 baseline). This surpasses the Company’s original target of 25% reduction in scope 1 and 2 emissions on a per square foot intensity basis by 2025, established in December 2018, five years ahead of plan.
•The Company launched its inaugural ESG report in 2020 and released its inaugural report in response to the Task Force on Climate-related Financial Disclosures, an organization established by the Financial Stability Board to promote more informed financial decisions and to improve understanding of exposure to climate-related risk.
•The Company has set a goal to substitute 80 million kWh of existing electric consumption with verifiable, renewable electric power, setting the base year at 2019 with the goal to achieve this by 2022, and announced three new contracts for renewable energy.
•The Company is also partnering with various utility companies in the United States to purchase solar energy for select store locations and to participate in community solar programs.

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Statement Commitments	Company Procedures, Policies, Guidelines and Actions Addressing Statement Commitments
5.Generate long-term value for shareholders and commit to transparency and effective engagement with shareholders.
•The Company’s Mission provides that “we are a growth company that delivers a strong total return for our stockholders, as well as for our vendors and partners.”
•The Company is focused on generating strong and sustainable total stockholder return as evidenced in its public statements and filings.
•For the 10 fiscal years ended December 26, 2020, the Company’s net sales, net income and diluted earnings per share grew by 192%, 346% and 470%, respectively. In addition, the Company returned over $4.1 billion to stockholders over the same period through dividends and share repurchases.
•The Company is committed to transparency and good corporate governance practices as evidenced by the Company’s Institutional Shareholder Services Overall QualityScore of 1 (top 10%), the Company’s Institutional Shareholder Services Environmental and Social Disclosure QualityScore of 3 (top 30%), each as of early 2021.
•The Company maintains a robust stockholder engagement program.

6.Deliver value to stakeholders.
•The Company’s goal is to develop and benefit from long-term loyal relationships with its team members, customers, vendors (suppliers), stockholders and other stakeholders, and the Company believes that the items outlined in this table, as well as numerous other initiatives, allow it to continue to deliver value to its stakeholders.

As of Early 2021, None of the Companies that Signed the Statement Have Converted to a PBC

Over 180 companies have signed the Statement, including some of the United States’ biggest and best-known companies. Many of these companies are well-known for their progressive corporate governance policies and commitments to their customers, employees, suppliers and communities. To the Company’s knowledge, as of early 2021, none of these companies have converted to a PBC – a clear indication that, like the Company, none of these companies believes that converting to a PBC is required to operate their businesses in a way that considers stakeholders other than stockholders in an appropriate manner that also conforms with the requirements of Delaware law. The Company expects to continue to monitor the actions taken by other public companies, including as to whether other publicly traded companies do choose to convert to a PBC, the reaction of stockholders and other constituencies to any such decision and the public benefit(s) sought to be pursued by such converting companies.

Based on a review of the foregoing and the Company’s public benefit activities, among other considerations, the Board concluded that the Company’s existing corporate governance structure provides our management team and Board with appropriate flexibility to promote the interests of our various stakeholders and to manage important environmental, social, and governance matters effectively without converting to a PBC. Accordingly, the Board is not recommending voting for this proposal calling for the Company to convert to a PBC.

Vote Required

The stockholder proposal will be approved if it receives the affirmative vote of a majority of the shares present, either in attendance or by proxy at the Meeting and entitled to vote. If you abstain from voting on this proposal, your abstention will have the same effect as a vote against the proposal. Broker non-votes are not considered “present and entitled to vote,” and as such, broker non-votes will not affect the outcome of this proposal.

AGAINST	The Board unanimously recommends that the stockholders of the Company vote “AGAINST” Item 4.

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Stockholder Proposals for the 2022 Annual Meeting of Stockholders

Stockholders who desire to submit to the Company proposals for possible inclusion in the Company’s proxy materials for the 2022 Annual Meeting of Stockholders must submit such proposals in writing by November 25, 2021 to the Corporate Secretary of the Company at 5401 Virginia Way, Brentwood, Tennessee 37027.

For a stockholder proposal that is not intended to be included in the Company's proxy materials but is intended to be raised by the stockholder from the floor at the 2022 Annual Meeting of Stockholders, the stockholder must provide timely advance notice in accordance with the Company’s Bylaws.  The Company's Bylaws contain an advance notice provision which provides that, to be timely, a stockholder's notice of intention to bring business before a meeting must be received by the Corporate Secretary of the Company at the above address not later than ninety (90) nor earlier than one hundred twenty (120) calendar days prior to the anniversary date of the Company’s prior year's annual meeting (no later than February 5, 2022, and no earlier than January 6, 2022, for the Company’s 2022 Annual Meeting of Stockholders).  In the event, however, that the date of the annual meeting is changed by more than thirty (30) calendar days from the anniversary date of the prior year’s annual meeting, such notice and supporting documentation must be received by the Corporate Secretary of the Company not later than the later of (i) the ninetieth day prior to such annual meeting or (ii) the tenth day following the date on which the Company provides notice of the date of such annual meeting but in no event later than the fifth business day preceding the date of such annual meeting.

Proxy Access Nominations

In order to be properly brought before the 2022 Annual Meeting, a stockholder’s notice of nomination of one or more director candidates to be included in the Company’s proxy statement and ballot pursuant to Section 1.2 of our Bylaws (a “proxy access nomination”) must be received by the Corporate Secretary of the Company in writing at the above address no earlier than October 26, 2021 and not later than November 25, 2021 (i.e., not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date the definitive proxy statement was first provided or made available to stockholders in connection with the preceding year’s annual meeting of stockholders). If the 2022 Annual Meeting is not scheduled to be held within 30 days before or after the anniversary date of the prior year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the 180th day prior to the 2022 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2022 Annual Meeting is first made by the Company.

Stockholder Nominations of Candidates for Board Membership

A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary in writing with whatever supporting material the stockholder considers appropriate. The Corporate Governance and Nominating Committee will consider whether to nominate any person nominated by a stockholder who is a stockholder of record on the date of the giving of the notice of nomination and who is entitled to vote at the Meeting, and who delivers timely notice of the nomination in proper written form as provided by the Company’s Bylaws. The notice must include certain biographical information regarding the proposed nominee, a completed written questionnaire with respect to each proposed nominee setting forth the background and qualifications of such proposed nominee (which questionnaire will be provided by the Secretary of the Company upon written request), the proposed nominee’s written consent to nomination, and certain additional information as set forth in the Company’s Bylaws.

For a stockholder’s notice to the Company’s Secretary to be timely, it must be delivered to or mailed and received at the principal executive offices of the Company by February 5, 2022 but not before January 6, 2022 (or, if the annual meeting is changed by more than thirty (30) calendar days from the anniversary of the prior year's annual meeting, the notice must be received not later than the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which notice containing the date of the annual meeting is provided by the Company; provided further, however, that any such notice which is received later than the fifth business day prior to the meeting may be disregarded). If the presiding person at the meeting determines that a nomination was not properly made in accordance with the procedures set forth in the Company’s Bylaws, then the presiding person will declare to the meeting that such nomination was defective and such defective nomination shall be disregarded.

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Availability of Form 10-K and Annual Report to Stockholders

A copy of the Company's Annual Report on Form 10-K for fiscal 2020 has been posted online, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice.  The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting materials.

The Company filed its Annual Report on Form 10-K with the SEC on February 18, 2021.  We will mail, without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal 2020, without exhibits.  Please send a written request to Investor Relations, Tractor Supply Company, 5401 Virginia Way, Brentwood, Tennessee 37027, or complete the request form on the investor relations page of our website at TractorSupply.com.

Other Matters

The Board does not intend to present any business at the Meeting other than the items stated in the “Notice of Annual Meeting of Stockholders” and knows of no other business to be presented for action at the meeting.  If, however, any other business should properly come before the meeting or any continuations or adjournments thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment and discretion of the persons named in the proxy.

In addition to solicitation by mail, certain of the Company’s directors, officers and regular employees, without additional compensation, may also solicit proxies personally or by telephone.  The costs of such solicitation will be borne by the Company.  The Company will also make arrangements with brokerage houses, custodians and other nominees to send proxy materials to the beneficial owners of shares of the Company's Common Stock held in their names, and the Company will reimburse them for their related postage and clerical expenses.

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TractorSupply.com

VOTE

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Online
Go to **www.envisionreports.com/TSCO** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas.

X

2021 Annual Stockholders' Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed on Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposal 4.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Cynthia T. Jamison	☐	☐	02 - Joy Brown	☐	☐	03 - Ricardo Cardenas	☐	☐
04 - Denise L. Jackson	☐	☐	05 - Thomas A. Kingsbury	☐	☐	06 - Ramkumar Krishnan	☐	☐
07 - Edna K. Morris	☐	☐	08 - Mark J. Weikel	☐	☐	09 - Harry A. Lawton III	☐	☐

	For	Against	Abstain
2. To ratify the re-appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2021	☐	☐	☐
3. Say on Pay - An advisory vote to approve executive compensation	☐	☐	☐
4. Stockholder Proposal titled "Transition to Public Benefit Corporation"	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 P C F

03ES1D

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The 2021 Annual Meeting of Stockholders of Tractor Supply Company will be held on May 6, 2021 at 10:00 a.m. Central Time, virtually via the internet at www.meetingcenter.io/215031089

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is TSCO2021.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/TSCO

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Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/TSCO

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

TSC TRACTOR SUPPLY CO
TractorSupply.com

Proxy - Tractor Supply Company

Notice of 2021 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 6, 2021

Noni L. Ellison and Kristopher S. Bybee, and each of them, as proxy and attorney-in-fact, with full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess, if personally present, at the Annual Meeting of Stockholders of Tractor Supply Company to be held on May 6, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3 and AGAINST item 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.